   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 1997



                                                      REGISTRATION NO. 333-41015

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                        RUTHERFORD-MORAN OIL CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                          1311                         76-0499690
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             ---------------------

                          5 GREENWAY PLAZA, SUITE 220
                              HOUSTON, TEXAS 77046
                                 (713) 622-5555
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                               DAVID F. CHAVENSON
                        RUTHERFORD-MORAN OIL CORPORATION
                                5 GREENWAY PLAZA
                              HOUSTON, TEXAS 77046
                                 (713) 622-5555
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                With a Copy to:
                                ALAN J. BOGDANOW
                             HUGHES & LUCE, L.L.P.
                          1717 MAIN STREET, SUITE 2800
                              DALLAS, TEXAS 75201
                                 (214) 939-5500

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]


     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                        TABLE OF ADDITIONAL REGISTRANTS

(EACH OF THE FOLLOWING SUBSIDIARIES OF RUTHERFORD-MORAN OIL CORPORATION, AND EACH OTHER SUBSIDIARY THAT IS OR BECOMES A GUARANTOR OF THE SECURITIES REGISTERED HEREBY, IS HEREBY DEEMED TO BE A REGISTRANT).

                                                                      PRIMARY
                                                                      STANDARD
                                              STATE OR OTHER         INDUSTRIAL      I.R.S. EMPLOYER
                                              JURISDICTION OF      CLASSIFICATION    IDENTIFICATION
                   NAME                        INCORPORATION           NUMBER            NUMBER
                   ----                     -------------------    --------------    ---------------
Thai Romo Limited.........................  Kingdom of Thailand         1311            76-0435668
Thai Romo Holdings, Inc...................       Delaware               1311            76-0511017
Rutherford-Moran Exploration Company......       Delaware               1311            76-0321674

                        RUTHERFORD-MORAN OIL CORPORATION

     Cross Reference Sheet Pursuant to Rule 404(a) and Item 501 of Regulation S-K, showing the location in the prospectus of the information required to be included therein in accordance with Part I of Form S-4.

                         FORM S-4                                  LOCATION OR HEADING
                 ITEM NUMBER AND CAPTION                            IN THE PROSPECTUS
                 -----------------------                           -------------------
 1.   Forepart of Registration Statement and Outside
        Front Cover Page of Prospectus..............  Forepart of Registration Statement; Outside
                                                      Front Cover Page of Prospectus
 2.   Inside Front and Outside Back Cover Pages of
        Prospectus..................................  Inside Front and Outside Back Cover Pages of
                                                        Prospectus
 3.   Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information...............  Forepart of Prospectus; Prospectus Summary;
                                                        Risk Factors; Selected Financial Data
 4.   Terms of the Transaction......................  Prospectus Summary; The Exchange Offer;
                                                        Description of The Notes; Certain Federal
                                                        Income Tax Considerations; Risk Factors
 5.   Pro Forma Financial Information...............  Selected Financial Data
 6.   Material Contracts with Company Being
        Acquired....................................  *
 7.   Additional Information Required for Reoffering
        by Persons and Parties Deemed to be
        Underwriters................................  *
 8.   Interests of Named Experts and Counsel........  *
 9.   Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities.................................  *
10.   Information with Respect to S-3 Registrants...  *
11.   Incorporation of Certain Information by
        Reference...................................  *
12.   Information with Respect to S-2 or S-3
        Registrants.................................  *
13.   Incorporation of Certain Information by
        Reference...................................  *
14.   Information with Respect to Registrants Other
        Than S-3 or S-2 Registrants.................  Prospectus Summary; Selected Financial Data;
                                                        Management's Discussion and Analysis of
                                                        Financial Condition and Results of
                                                        Operations; Business and Properties
15.   Information with Respect to S-3 Companies.....  *
16.   Information with Respect to S-2 or S-3
        Companies...................................  *
17.   Information with Respect to Companies Other
        Than S-3 or S-2 Companies...................  *
18.   Information if Proxies, Consents or
        Authorizations are to be Solicited..........  *
19.   Information if Proxies, Consents or
        Authorizations are not to be Solicited or in
        an
        Exchange Offer..............................  *

---------------

* Item is omitted because the answer is negative or the item is inapplicable.

                               OFFER TO EXCHANGE


                   10 3/4% SENIOR SUBORDINATED NOTES DUE 2004
     FOR ANY AND ALL OUTSTANDING 10 3/4% SENIOR SUBORDINATED NOTES DUE 2004

                                       OF

                        RUTHERFORD-MORAN OIL CORPORATION

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

            NEW YORK CITY TIME, ON JANUARY   , 1998, UNLESS EXTENDED


     Rutherford-Moran Oil Corporation (the "Company" or the "Registrant") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $120 million of 10 3/4% Senior Subordinated Notes due 2004 of the Company (the "New Notes") for a like aggregate principal amount of the issued and outstanding
10 3/4% Senior Subordinated Notes due 2004 (the "Old Notes," and collectively with the New Notes, the "Notes") from the registered holders thereof (the "Holders"). Interest on the Notes is payable semi-annually commencing April 1, 1998 with a final maturity date of October 1, 2004. As of the date of this Prospectus, $120,000,000 aggregate principal amount of the Old Notes is outstanding. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions relating to the Old Notes.

     The Exchange Offer is being made to satisfy certain obligations of the Registrant under the Registration Rights Agreement, dated as of September 29, 1997, among the Registrant, the Subsidiary Guarantors (as defined and, together with the Company, the "Registrants") and the Initial Purchasers (as defined) (the "Registration Rights Agreement"). Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend on the Old Notes.

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder that is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such

                                                  (cover continued on next page)

     SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 19, 1997

(cover page continued)

holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 90 days after the Exchange Date or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution."

     The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture (as defined). For a more complete description of the terms of the New Notes, see "Description of The Notes."

     The Old Notes were originally issued and sold on September 29, 1997 in an offering of $120,000,000 aggregate principal amount of Old Notes (the "Offering"). The Offering was exempt from registration under the Securities Act under the exemptions provided by Rule 144A and Regulation S under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

     Interest on the Notes will be payable semi-annually on April 1 and October 1 of each year, commencing April 1, 1998. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after October 1, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, from the date of redemption. In addition, the Company, at its option, may redeem at any time prior to October 1, 2000, in the aggregate up to 35% of the original principal amount of the Notes at a redemption price equal to 110 3/4% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the Net Proceeds (as defined) of one or more Equity Offerings (as defined); provided, that after any such redemption, at least 65% of the original aggregate principal amount of the Notes remains outstanding. Upon the occurrence of a Change of Control (as defined) (i) the Company will have the option, at any time prior to October 1, 2001, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined) and accrued and unpaid interest, if any, to the date of redemption, and (ii) if the Company does not redeem the Notes pursuant to clause (i) above or if such Change of Control occurs on or after October 1, 2001, each holder of the Notes may require the Company to repurchase such holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.


     The Notes and the Subsidiary Guaranties (as defined) will be subordinated in right of payment to all existing and any future Senior Indebtedness (as defined) and will rank pari passu in right of payment with all future senior subordinated indebtedness and senior to all subordinated indebtedness of the Company and the Subsidiary Guarantors, as applicable. The Notes will be jointly and severally guaranteed on an unsecured senior subordinated basis (collectively, the "Subsidiary Guaranties"), by each direct and indirect Restricted Subsidiary (as defined) of the Company. Old Notes may be tendered only in denominations of $1,000 principal amount and integral multiples thereof. At December 4, 1997, the

Notes and the Subsidiary Guaranties were subordinated to approximately $70 million of Senior Indebtedness of the Company and the Subsidiary Guarantors (not including approximately $80 million of additional borrowing capacity under the Revolving Credit Facility which, if borrowed, would have been Senior Indebtedness). The Indenture (as defined) permits the Company and its subsidiaries to incur additional indebtedness, including secured and unsecured Senior Indebtedness, subject to certain limitations. See "Description of the Notes".


     The Registrant has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Registrant's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The Exchange Offer will expire
at 5:00 p.m., New York City time, on January   , 1998, unless extended (as it
may be so extended, the "Expiration Date"), provided that the Exchange Offer shall not be extended beyond 30 business days from the date of this Prospectus. The date of acceptance for exchange of the Old Notes for the New Notes (the "Exchange Date") will be the first business day following the Expiration Date. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

     The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. See "The Exchange Offer".

     There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes. The Initial Purchasers (as defined) have advised the Company that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or in any automated quotation system.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Offer. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Exchange Offer, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain prescribed fees. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov), which is maintained by the Commission and which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company is subject to the information requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. The Company's Common Stock is traded on the Nasdaq National Market under the symbol RMOC. The Company's reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street N.W., Washington, D.C. 20006.

     The Company has agreed that, if at any time while the Old Notes are 'restricted securities' within the meaning of the Securities Act and the Company is not subject to the reporting requirements of the Exchange Act, the Company will furnish to holders of the Old Notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the Notes.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE REGISTRANT ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Certain oil and gas related terms are defined under "Certain Definitions." Unless the context indicates otherwise, references in this Prospectus to "RMOC" or the "Company" are to Rutherford-Moran Oil Corporation, a Delaware corporation, and its subsidiaries.

                                  THE COMPANY

     The Company is a United States independent exploration and production company engaged in the acquisition, exploration, development and production of oil and gas properties in Southeast Asia. Currently the Company's exploration and development activities are conducted entirely in the Gulf of Thailand through its subsidiary, Thai Romo Limited ("Thai Romo"), and its affiliate, B8/32 Partners, Limited ("B8/32 Partners"), each of which are companies existing under the laws of Thailand. The Company, through Thai Romo and B8/32 Partners, owns a 46.34% interest in Block B8/32 (sometimes referred to as the "Block" or the "Concession"), which currently covers approximately 750,000 acres in the central portion of the Gulf of Thailand. Subsidiaries or affiliates of Pogo Producing Company ("Pogo"), the operator of the Concession, and Palang Sophon Limited ("Palang"), the Company's local partner which is an affiliate of the Sophonpanich Group (a major Thai holding company with interests in the banking, hotel, real estate, petrochemical and other industries), are the other concessionaires (together with the Company, the "Concessionaires") in the Block. The Company also reviews from time to time additional exploration opportunities in other areas of Southeast Asia.

     The Company has experienced a rapid growth in proven reserves since drilling its first well in 1992. Through June 30, 1997, 52 of 62 wells drilled in the Block have been successful and are capable of commercial production. The successful drilling program has resulted in the discovery and subsequent development of the Tantawan and Benchamas Fields. As of July 1, 1997, the Company had net proven reserves of 327 Bcfe, 50% of which were in the Tantawan Field and 50% of which were in the Benchamas Field. This estimate only includes proven reserves with respect to 2 of the 12 successful wells drilled in the first half of 1997. In addition, the Company has made additional discoveries in the Pakakrong and Maliwan areas which have the potential for significant additional proven reserves. Production from the Tantawan Field commenced in February 1997 and through June 30, 1997 has averaged 79 MMcf and 5,050 Bbls per day (36.6 MMcf and 2,340 Bbls per day net to the Company's working interest). Production from the Benchamas Field is expected to commence in the third quarter of 1999.


     The Concessionaires have entered into a 30-year take-or-pay Gas Sales Agreement (the "GSA") with the Petroleum Authority of Thailand ("PTT") to sell natural gas from the Tantawan Field. PTT is an agency of the Kingdom of Thailand, which has "Baa3" and "BBB" long-term sovereign debt ratings from Moody's Investors Services, Inc. and Standard & Poor's Ratings Service, respectively. The GSA was amended in November 1997 to incorporate production from the Benchamas Field.



     In early July 1997, the Company had its first oil lifting from the Tantawan Field and sold 278,000 barrels of oil pursuant to a Memorandum of Understanding ("MOU") with PTT. In October 1997, the Company and the other Concessionaires received permission from the Thai Department of Mineral Resources to export crude oil produced from the Block and sold its second oil lifting for U.S. dollars to a third party purchaser for export. The Company expects that the Concessionaires will continue to sell their crude oil for U.S. dollars to a number of purchasers at market prices. In November 1997, PTT notified the Company that the MOU was terminated.


     The Company believes that the Block is a unique exploration and development opportunity because of its potential for very substantial oil and gas reserves, its close proximity to existing production and transportation infrastructure, the Company's existing long-term take-or-pay natural gas sales agreement, and Thailand's growing energy demand and favorable business climate.

                               BUSINESS STRATEGY

     The Company's business strategy is to increase reserves, production, earnings and cash flow through exploration, development and acquisition of assets primarily concentrated in Southeast Asia. The Company implements this strategy by (i) conducting an active exploration and development drilling program, (ii) utilizing advanced geophysical technology and in-house expertise,
(iii) developing strong local government and partner working relationships, (iv) maintaining a sound financial structure, including strict controls on overhead and operating costs, and (v) focusing on attractive geological regions.

     Active Exploration and Development Drilling Program. The Company's operating strategy incorporates an aggressive program of exploration and development drilling. RMOC's 1997 capital budget of $108 million included approximately $36 million to drill 11 development wells (5.1 wells net to RMOC) in the Tantawan Field and approximately 21 exploration wells (9.7 wells net to RMOC) across all areas within the Block. The Company's 1998 capital budget is estimated to be in the range of $110 million to $120 million, of which approximately 70% is budgeted for production facilities, primarily for the Benchamas Field. The Company currently produces oil and gas in the Tantawan Field from two producing platforms into a floating production, storage and offloading vessel ("FPSO"), and expects to produce from two additional platforms by the end of 1997. Since the commencement of drilling operations in the Block in 1992 through June 30, 1997, the Concessionaires have drilled 52 commercial wells (21.5 net to RMOC), resulting in a success rate of approximately 84%. The Company also believes that it has an extensive inventory of attractive exploration prospects.

     Advanced Technology and In-house Technical Expertise. The Company believes that its drilling success has significantly benefited from the technical expertise of its geophysical and geologic staff and their effective analysis and interpretation of advanced 3-D seismic information. RMOC's staff conducts extensive in-house 3-D seismic analysis in order to identify prospects and optimize exploration and development drilling locations in the Block. To date, the Company has acquired 3-D seismic surveys covering approximately 860 square miles in the Block. The Company's efforts also utilize advanced drilling and completion techniques in order to increase the ultimate recovery of oil and gas and reduce costs.

     Local Government and Partner Relationships. The Company believes that the strong relationships it has developed with the Thai government, Palang (its local Thai partner) and Pogo, the operator of the Concession, are key advantages in implementing the other components of its strategy. RMOC expects to emphasize similar local government and partner relationships in any new potential areas of operations.

     Financial Strategy. The Company's financial strategy focuses on maintaining a sound capital structure and controlling overhead and operating costs, resulting in efficiencies which increase margins and reduce finding and development costs. The Company's financial management initiatives include its June 1996 initial public offering which raised $97 million in net proceeds used to repay the Company's indebtedness, and the issuance of the Old Notes, which extended the Company's debt maturities, diversified its capital base and improved the Company's ability to exploit additional opportunities in the Block. RMOC's management team also has an approximate 75% equity ownership position in the Company, thus creating a significant incentive for success.

     Attractive Geological Regions. RMOC obtained its position in the Block after identifying Thailand as an attractive area for oil and gas operations. The characteristics the Company considers when evaluating potentially attractive opportunities include: (i) large reserve potential, (ii) manageable geologic risk, (iii) proximity to existing infrastructure, (iv) growing local demand for petroleum products, and (v) favorable overall government and business climate. See "Business and Properties."

                             OIL AND GAS ACTIVITIES

     The Company has identified a number of exploration and development prospects within Block B8/32, which include the Tantawan and Benchamas Fields and the Pakakrong and Maliwan areas. On May 24, 1997, the Concessionaires received approval for a three-year extension of the exploration period for the Block until July 31, 2000.


     Tantawan Field. Through June 30, 1997, the Company has participated in drilling a total of 18 exploration wells and 23 development wells in the Tantawan Field, all but one of which have encountered hydrocarbons. Of the 40 wells that encountered hydrocarbons, 36 are deemed capable of commercial flow rates. All of these successful wells have been drilled in roughly the southern third of the Tantawan Field, and have encountered an average of 170 feet of net hydrocarbon pay. Production commenced in February 1997, and through June 30, 1997, has averaged 79 MMcf and 5,050 Bbls per day (36.6 MMcf and 2,340 Bbls net to the Company's working interest). As of July 1, 1997, net proven reserves for the Tantawan Field were 162 Bcfe.



     Benchamas Field. Through June 30, 1997, the Company has participated in drilling a total of 13 exploration wells in the Benchamas Field, all of which were hydrocarbon bearing and 12 of which were considered to be commercially viable. The wells encountered an average of 225 feet of net hydrocarbon pay. As of July 1, 1997, net proven reserves for the Benchamas Field were 165 Bcfe. Additional delineation drilling is currently underway in this Field. The Company expects to conduct an active program of development drilling in the Benchamas Field in 1998.


     In January 1997, the Concessionaires submitted to the Thai government a plan of development and applied for approval to produce oil and gas from the Benchamas Field and part of the Pakakrong area. In June 1997, the Company received from the Ministry of Industry a production license covering approximately 101,000 acres in these areas. The Company believes this is the largest production license area ever awarded in the Gulf of Thailand. The initial development plan for the Benchamas Field includes the installation of three wellhead platforms and a central processing facility with a daily capacity of 150 Mmcf of natural gas, 25 Mbbls of oil and condensate and 25 Mbbls of water. The natural gas will flow into an existing 36-inch pipeline owned by PTT. The oil and condensate will flow from the central processing platform to a floating storage and offloading vessel ("FSO") to be moored in the field.

     Pakakrong Area. Through June 30, 1997, the Company has participated in drilling two wells in the Pakakrong area located southwest of the Benchamas Field, both of which have encountered hydrocarbons. These wells have found an average of 79 feet of net hydrocarbon pay. The Pakakrong discovery is significant in that hydrocarbons were encountered and tested at depths considerably shallower than those found to date by the Concessionaires elsewhere in the Block. Additional delineation drilling is needed before proven reserves at Pakakrong can be estimated. The Company expects that Pakakrong production will flow to the Benchamas central processing facility.

     Maliwan Area. Through June 30, 1997, two successful exploration wells have been drilled in the Maliwan area, located between the Tantawan and Benchamas Fields. The first well encountered 110 feet of net hydrocarbon pay and the second encountered 297 feet of net hydrocarbon pay. Additional exploration and delineation drilling, as well as a complete geological and geophysical assessment, will be required before proven reserves can be evaluated and development plans formulated. In November 1997, the Concessionaires received from the Ministry of Industry a production license covering approximately 91,000 acres in the Maliwan area. The Company also expects to have an active program of exploratory drilling in the Maliwan area in 1998.

     Recent Developments. Since July 1, 1997 and through September 30, 1997, the Company has participated in drilling 8 additional exploration wells, all but one of which were considered to be commercially viable. Five of the successful exploration wells were drilled in the Benchamas Field. The first well encountered 218 feet of net hydrocarbon pay. The second well encountered 71 feet of net hydrocarbon pay. The third well encountered 268 feet of net hydrocarbon pay and the fourth well encountered 125 feet of net hydrocarbon pay. The fifth well was the first well drilled utilizing "slimhole" drilling and completion technology which the Company believes will greatly reduce its drilling costs. The fifth well encountered 165 feet of net hydrocarbon pay. Two of the successful wells were drilled in the Maliwan area. The first well encountered 69 feet of net hydrocarbon pay and the second well encountered 185 feet of net hydrocarbon pay. The one well considered not to be commercially viable was drilled in the northern portion of the Tantawan Field.

     Other Activities. In the future, the Company intends to evaluate other prospects in the Block, including the Pattalung and Yungthong areas, as well as capitalize on the expertise developed through its experience in the Block by identifying and pursuing additional oil and gas exploration, development and acquisition opportunities in the Gulf of Thailand and other areas in Southeast Asia.

                OVERVIEW OF THE GULF OF THAILAND AND BLOCK B8/32

     The Kingdom of Thailand has significant oil and gas production and reserves, centered primarily in the Gulf of Thailand. According to the Thai Department of Mineral Resources, at December 31, 1996, Thailand's remaining proven, probable and possible reserves were estimated at approximately 25 Tcfe and 1996 production averaged 1.65 Bcfe per day.

     Block B8/32 is an offshore acreage position situated within the Pattani Basin of the Gulf of Thailand, which has seen 10 major field discoveries over the past 24 years. Water depths in the Block range from 200 to 250 feet, which is similar to the shallow waters in the Gulf of Mexico.

     The surface area of Block B8/32 currently covers an area of approximately 750,000 acres, which, in comparison to the U.S. Gulf of Mexico, equates to an acreage position of approximately 150 Federal Offshore Louisiana Blocks. By Thai law, the Concessionaires were required to relinquish approximately 590,000 acres on August 1, 1997, which represented approximately 45% of the 1.3 million acres not then subject to a production license or for which a production license application was not then pending. The Company believes that the Concessionaires did not lose any attractive exploration acreage in the Block as a result of the relinquishment. Management believes the remaining 750,000 acres in the Block contain significant unexplored areas which will provide the Company with additional exploration opportunities and potential reserve growth.

     The Company originally owned a 31.67% interest in the Block. In March 1995, RMOC purchased its proportionate share of the interest of Maersk Oil (Thailand), Limited ("MOTL"), a wholly-owned subsidiary of Maersk Olie og Gas AS of Copenhagen, Denmark, in the Tantawan Field. This $5.9 million transaction increased the Company's interest in the Tantawan Field from 31.67% to 46.34%.

     On December 19, 1996, RMOC exercised its preferential right to purchase 46.34% of the outstanding shares of MOTL for $28.6 million, which included approximately $1.6 million in satisfaction of outstanding debt (the "MOTL Acquisition"). The remaining 53.66% of MOTL stock was purchased by Pogo and Palang. Following the purchase, which closed on March 3, 1997, MOTL changed its name to B8/32 Partners, Limited. Through this acquisition, RMOC effectively increased its interest in the remainder of the Block outside the Tantawan Field to 46.34% and increased its proven reserves as of January 1, 1997 by approximately 50 Bcfe.

                        RUTHERFORD-MORAN OIL CORPORATION

                             CORPORATE ORGANIZATION

                                     CHART
* Captive insurance company.

                              THE INITIAL OFFERING

     On September 29, 1997, the Company issued $120 million principal amount of Old Notes. The Old Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc., Chase Securities Inc. and NationsBanc Capital Markets, Inc. (collectively the "Initial Purchasers"), as a condition to their purchase of the Old Notes, required that the Company agree to commence the Exchange Offer following the offering of the Old Notes. The New Notes will evidence the same class of debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture.

                               THE EXCHANGE OFFER

Securities Offered.........  Up to $120,000,000 aggregate principal amount of
                             10 3/4% Senior Subordinated Notes due 2004 of the Company (the "New Notes," and collectively with the Old Notes, the "Notes"). The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions relating to the Old Notes that will not apply to the New Notes. See "Description of the Notes."

The Exchange Offer.........  The New Notes are being offered in exchange for a like aggregate principal amount of Old Notes. The issuance of the New Notes is intended to satisfy obligations of the Company contained in the Registration Rights Agreement, dated September 29, 1997, among the Company, the Subsidiary Guarantors (as defined) and the Initial Purchasers (the "Registration Rights Agreement"). See "The Exchange Offer" for a description of the procedures for tendering Old Notes.


Tenders, Expiration Date;
  Withdrawal...............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on January   , 1998, or such later
                             date and time to which it is extended, provided that the Exchange Offer will not be extended beyond 30 business days from the date of this Prospectus. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn and retendered at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.


Interest on the Notes......  The New Notes will have interest payable semi-annually on April 1 and October 1 of each year, commencing April 1, 1998. Holders of New Notes of record on March 15, 1998 will receive interest on April 1, 1998 from the date of issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, September 29, 1997, to the date of exchange thereof. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the April 1, 1998 interest payment for the Old Notes, holders who exchange their Old Notes for New Notes will receive the same interest payment on April 1, 1998 that they would have received had they not accepted the Exchange Offer. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes. See "The Exchange Offer -- Interest on the Exchange Notes."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, prior to the Expiration Date (as defined) together with the Old Notes to be exchanged and any other required documentation to the Exchange Agent at the address set forth herein and therein or comply with the guaranteed delivery procedures described below. See "The Exchange Offer -- Procedures for Tendering."

Special Procedures for
  Beneficial Holders.......  Any beneficial holder whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on the beneficial holder's behalf. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering the Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange
                             Offer -- Procedures for Tendering."

Guaranteed Delivery
  Procedures...............  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer of Old Notes to the Exchange Agent's account with DTC prior to the Expiration Date, may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Federal Income Tax
  Considerations...........  The Exchange Offer will not result in any income, gain or loss to the Holders or the Company for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Use of Proceeds............  There will be no proceeds to the Company from the exchange of New Notes for the Old Notes pursuant to the Exchange Offer.

Exchange Agent.............  Bank of Montreal Trust Company, the Trustee under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

Shelf Registration
Statement..................  Under certain circumstances described in the
                             Registration Rights Agreement, certain holders of Notes (including holders who are not permitted to participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange Offer) may require the Company and the Subsidiary Guarantors to file, and use their best efforts to cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Notes by such holders (the "Shelf Registration Statement"). See "The Exchange Offer" and "Registration Rights").

Conditions to the Exchange
  Offer....................  The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange. The Exchange Offer is subject to certain other customary conditions, each of which may be waived by the Company. See "The Exchange Offer -- Conditions".

          CONSEQUENCES OF EXCHANGING OR FAILURE TO EXCHANGE OLD NOTES
                         PURSUANT TO THE EXCHANGE OFFER

     Generally, holders of Old Notes (other than any holder who is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act) that exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer their New Notes for resale, resell their New Notes, and otherwise transfer their New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holders' business, such holders have no arrangement with any person to participate in a distribution of such New Notes, and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company is required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes, and accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend on the Old Notes. In general, Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. See "The Exchange Offer -- Consequences of Failure to Exchange."

                        SUMMARY DESCRIPTION OF THE NOTES

Securities.................  $120 million aggregate principal amount of 10 3/4%
                             Senior Subordinated Notes due 2004.

Maturity Date..............  October 1, 2004.

Interest Escrow............  The Indenture dated September 29, 1997 (the
                             "Indenture") among the Company, the Subsidiary Guarantors and Bank of Montreal Trust Company, as Trustee (the "Trustee") provides that the Company will purchase and pledge to the Trustee the Pledged Securities in such amounts as will be sufficient, upon receipt of scheduled interest and principal payments thereon, to provide for payment in full when due of the first four scheduled interest payments on the Notes.

Interest Payment Dates.....  April 1 and October 1 of each year, commencing
                             April 1, 1998.

Optional Redemption........  At any time on or after October 1, 2001, the Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. The Notes will not be redeemable at the option of the Company prior to October 1, 2001, except (i) that until October 1, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the Notes with the net proceeds of one or more Equity Offerings at a redemption price equal to 110 3/4% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that, after any such redemption, at least 65% of the original aggregate principal amount of the Notes remains outstanding and (ii) upon a Change of Control, as described below. See "Description of the Notes -- Optional Redemption."

Change of Control..........  Upon a Change of Control, (i) the Company will have the option, at any time prior to October 1, 2001, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium and accrued and unpaid interest, if any, to the date of redemption, and (ii) if the Company does not redeem the Notes pursuant to clause (i) above or if such Change of Control occurs on or after October 1, 2001, each Holder of the Notes may require the Company to repurchase such Holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Risk Factors -- "Limitation on Purchase of Notes Upon a Change of Control" and "Description of the Notes -- Optional Redemption" and "-- Change of Control."

Subsidiary Guarantees......  The Notes will be jointly and severally guaranteed on an unsecured senior subordinated basis
                             (collectively, the "Subsidiary Guaranties"), by each direct and indirect Restricted Subsidiary (as defined) existing on the closing date of the Exchange Offer (the "Closing Date") or formed or acquired thereafter (collectively the "Subsidiary Guarantors"). The Subsidiary Guarantors' liability under the Subsidiary Guaranties will be limited as described herein and the Subsidiary Guaranties will be automatically released in connection with certain asset sales and dispositions. See "Description of the Notes -- Guaranties."


Ranking....................  The Notes and the Subsidiary Guarantees will be general, unsecured obligations of the Company and the Subsidiary Guarantors, as applicable. The Notes and the Subsidiary Guaranties will be subordinated in right of payment to all existing and any future Senior Indebtedness and will rank pari passu in right of payment with all future senior subordinated indebtedness and senior to all subordinated indebtedness of the Company and the Subsidiary Guarantors, as applicable. Certain of the Company's subsidiaries (including Thai Romo) are parties to the Revolving Credit Facility and all obligations under the Revolving Credit Facility are secured by a lien on the capital stock of certain of the subsidiaries (including Thai Romo). As of December 4, 1997, the aggregate principal amount of Senior Indebtedness of the Company and the Subsidiary Guarantors was approximately $70 million (not including approximately $80 million of additional borrowing capacity under the Revolving Credit Facility which, if borrowed, would have been Senior Indebtedness). The Indenture governing the Notes permits the Company and its subsidiaries (including the Subsidiary Guarantors) to incur additional indebtedness, including secured and unsecured Senior Indebtedness, subject to certain limitations. See "Description of the
                             Notes -- Ranking and Subordination."


Certain Covenants..........  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (i) to pay dividends and make other Restricted Payments (as defined) or investments, (ii) to incur additional indebtedness, (iii) to enter into transactions with Affiliates (as defined), (iv) to merge or consolidate with any other entity, (v) to transfer all or substantially all of their assets, and (vi) to create certain liens. All of these limitations are subject to a number of important qualifications. See "Description of the
                             Notes -- Certain Covenants."

Exchange Offer;
Registration Rights........  Pursuant to the Registration Rights Agreement the
                             Company and the Subsidiary Guarantors have agreed to file a registration statement (the "Exchange Offer Registration Statement"). The Registration Statement of which this Prospectus is a part constitutes the Exchange Offer Registration Statement referred to therein. If applicable law or interpretations of the Commission's staff do not permit the Company and the Subsidiary Guarantors to effect the Exchange Offer, or if certain holders of Notes are not permitted to participate in, or do not receive the benefit of, the Exchange Offer, the Company and the Subsidiary Guarantors will use their best efforts to cause to become effective a shelf registration statement with respect to the resale of the Notes and to keep such shelf registration effective for two years or such shorter period ending when all of the Notes have been sold under such shelf registration statement. The Notes are subject to the payment of additional interest under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Description of the Notes -- Exchange Offer; Registration Rights."

Use of Proceeds............  The Company will not receive any proceeds from the
                             Exchange Offer. The Net Proceeds of the Offering were used to repay $93 million of outstanding indebtedness under the Company's Revolving Credit Facility and a short-term facility ("Credit Agreement") from one of its lenders under its Revolving Credit Facility. The remaining proceeds were used to purchase a portfolio of U.S. Government Obligations (as defined) of approximately $24.3 million (the "Pledged Securities"), the scheduled interest and principal payments on which are in an amount sufficient to provide for payment in full when due of the first four scheduled interest payments on the Notes.


                                  RISK FACTORS

     Prospective participants in the Exchange Offer should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors."

                 SUMMARY OIL AND GAS RESERVE AND OPERATING DATA

     The following table includes information with respect to the Company's proven oil (including condensate and crude oil) and gas reserves as estimated by Ryder Scott Company, independent petroleum engineers ("Ryder Scott"). In preparing such estimates as of January 1, 1997, Ryder Scott used $24.56 per Bbl of oil and $2.09 per Mcf of gas, the prices that the Company estimated that it would have received at January 1, 1997 had the Tantawan and Benchamas Fields been producing at such time.

     In preparing the July 1, 1997 reserve estimate, Ryder Scott effected a roll-forward from the January 1, 1997 proven reserve estimates by adjusting for the MOTL Acquisition and by adding proven reserves with respect to two additional wells drilled early in 1997. This July 1, 1997 estimate did not consider the other 10 successful wells drilled during the first half of 1997 by the Concessionaires. In preparing the July 1, 1997 estimates, at the Company's request, Ryder Scott used $15.92 per Bbl of oil for volumes produced in 1997 and 1998 to reflect the crude oil price swaps then in effect. Beginning in 1999, an oil price of $18.72 per Bbl of oil was used. The gas price of $2.13 per Mcf of gas was calculated in accordance with the terms of the Company's GSA with PTT and giving effect to the July 2, 1997 devaluation of the Baht (and the resulting closing exchange rate for the Baht on such date). The roll-forward reflects production volumes which Ryder Scott estimated at January 1, 1997 for the first half of 1997. In preparing the July 1, 1997 roll-forward, the Company provided Ryder Scott with updated estimates for operating expenses and capital expenditures.

     For additional information relating to the Company's reserves, see "Risk Factors -- Uncertainties in Estimating Reserves and Future Net Cash Flows," "Business and Properties -- Reserves," and Notes to Consolidated Financial Statements.

                                                               JANUARY 1,              JULY 1,
                                                    --------------------------------   --------
                                                      1995        1996        1997       1997
                                                    --------   ----------   --------   --------
TOTAL NET PROVEN RESERVES
  Oil and condensate (Mbbls)......................     7,674      18,997      21,332     26,700
  Natural gas (MMcf)..............................    56,739     131,607     144,998    166,861
  Natural gas equivalent (MMcfe)..................   102,783     245,589     272,990    327,061
PRESENT VALUE (DISCOUNTED AT 10%) OF ESTIMATED
  FUTURE NET CASH FLOW, BEFORE INCOME TAXES (IN
  THOUSANDS)(A)...................................  $ 52,112    $131,631    $174,195   $190,978


                                                                     QUARTER ENDED
                                                  ---------------------------------------------------
                                                  MARCH 31, 1997   JUNE 30, 1997   SEPTEMBER 30, 1997
                                                  --------------   -------------   ------------------
PRODUCTION DATA (NET TO THE COMPANY'S WORKING
  INTEREST)
  Natural Gas
     MMcf per day...............................       26.49           41.79              42.87
     Price per Mcf(b)...........................      $ 1.73          $ 2.18             $ 1.88
  Oil and Condensate
     Bbls per day...............................       1,678           2,663              2,565
     Price per Bbl(c)...........................      $   --          $15.92             $15.92


---------------

(a) The January 1, 1997 Present Value of Proved Reserves was adjusted downward from the value calculated by Ryder Scott for financial reporting purposes to reflect the price impact of crude oil hedging.

(b) The gas price received for the quarter ended March 31, 1997, was impacted by the receipt of 75% of the contract price for gas purchased by PTT from startup until March 15, 1997, when the Concessionaires passed the production run-in test.

(c) The Company's net realized oil price per Bbl reflects the impact of oil pricing hedge contracts in effect.

                             SUMMARY FINANCIAL DATA

     The summary financial data set forth below for the Company have been derived from the Company's audited and unaudited financial statements and notes thereto contained elsewhere herein. All data with respect to 1997 reflects the effects of the Company's purchase of a 46.34% interest in MOTL on March 3, 1997. The financial data should be read in conjunction with the more detailed financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                              NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                             --------------------------   -------------------------
                                              1994     1995      1996        1996          1997
                                             ------   ------   --------   -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Total revenues.............................   $   6    $   5    $   170     $   158       $25,946
                                              -----    -----    -------     -------       -------
Expenses:
     Operating expense.....................      --       --         --          --        17,100
     Interest expense......................     107      190        806         643         4,620
     Depreciation, depletion and
       amortization........................       2        5         29          20        13,232
     General and administrative............     290      322      2,268       1,045         3,993
     Net gain on futures contracts.........      --       --         --          --          (275)
     Foreign currency exchange loss, net...      --       --         --          --         1,850
                                              -----    -----    -------     -------       -------
          Total expenses...................     399      517      3,103       1,708        40,520
                                              -----    -----    -------     -------       -------
Loss before taxes..........................    (393)    (512)    (2,933)     (1,550)      (14,574)
Income tax benefit (expense)...............      --       --     (1,391)     (1,769)        5,584
                                              -----    -----    -------     -------       -------
  Net loss.................................   $(393)   $(512)   $(4,324)    $(3,319)      $(8,990)
                                              =====    =====    =======     =======       =======

                                                          AT DECEMBER 31,     AT SEPTEMBER 30,
                                                         ------------------   ----------------
                                                          1995       1996           1997
                                                         -------   --------   ----------------
                                                                                (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
  Oil and gas properties, at cost......................  $55,951   $123,300       $217,699
  Total assets.........................................   67,669    129,825        258,046
  Long-term debt, including current maturities.........   34,385     22,842        149,996
  Stockholders' equity.................................   23,269    100,625         91,866

                                  RISK FACTORS

     An investment in the New Notes offered hereby involves a high degree of risk. Prospective participants in the Exchange Offer should carefully consider all of the information provided in this Prospectus in connection with the Exchange Offer. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results in the forward-looking statements. Factors that might cause such differences include but are not limited to, the risk factors set out below.

SUBSTANTIAL CAPITAL REQUIREMENTS


     The Company makes, and will continue to make, substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves. Since its inception, the Company has financed these expenditures primarily through a combination of equity infusions by its principal stockholders (primarily Messrs. Rutherford and Moran), bank and stockholder loans, and the sale of common stock. The Company expects to make approximately $125 million in capital expenditures in 1997, of which $28.6 million was used for the MOTL Acquisition and the balance of which is being expended primarily to develop the Tantawan and Benchamas Fields. The Company currently expects capital expenditures for 1998 to be in the range of $110 million to $120 million, of which approximately 70% is budgeted for production facilities primarily for the Benchamas Field. Over the next 24 months, the Company expects to expend approximately $114 million to fabricate production facilities at Benchamas Field. The Benchamas expenditures account for a substantial portion of the above estimates for 1997 and 1998. The Company also expects to expend additional monies over the next several years to support additional exploration and development activities in the Block. The Company has been funding and expects to continue to fund these activities during the remainder of 1997 with net cash flow from operations and additional bank borrowings under the Revolving Credit Facility, which was amended in December 1997 to allow for additional borrowings. For a description of the amendments made to the Revolving Credit Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources" and "Description of Revolving Credit Facility." However, in order to continue to fund those activities subsequent to the first half of 1998 at the current or higher levels, the Company will have to raise substantial additional funds through some combination of the following: increasing the borrowing base under the Revolving Credit Facility as well as an increase in the total amount of the Facility, arranging additional debt, equity or other financing, and obtaining other additional sources of funds. If production revenues are less than anticipated or reserves decline, or, if its expected levels of capital expenditures increase materially, the Company may have limited ability to obtain the capital necessary to undertake or complete future drilling programs. There can be no assurance that increased bank lines, debt, equity or other financing or other sources of funds will be available or that, if available, will be on terms acceptable to the Company or sufficient to meet these or other corporate requirements. See "-- Effects of Leverage; Existing Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," and "Business and
Properties -- Current Fields and Prospects."


SUBSTANTIAL INDEBTEDNESS; LEVERAGE AND DEBT SERVICE


     As of September 30, 1997, the Company's total long-term debt was approximately $150 million as compared to stockholder's equity of approximately $91.9 million. Between September 30, 1997 and December 4, 1997 the Company borrowed an additional $40 million under the Revolving Credit Facility, and expects to continue to incur substantial indebtedness under its Revolving Credit Facility and be required to arrange additional financing to fund its continuing exploration and development activities. See "-- Substantial Capital Requirements", "Capitalization" and "Use of Proceeds." The Company's plans to increase its leverage will have important consequences to holders of the Notes, including the following: (i) the level of indebtedness may pose substantial risks to holders of the Notes, including the possibility that the Company might not generate sufficient cash flow to pay the principal of and interest on the Notes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (iii) a portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its existing and future indebtedness; (iv) certain of the Company's future borrowings, including those under the Revolving Credit Facility, may be at variable rates of interest, which would make the Company vulnerable to increases in interest rates; (v) the terms of certain of the Company's current and future indebtedness may permit its creditors to accelerate payments upon certain events of default or a change of control of the Company; and (vi) the Company may have reduced capacity and less flexibility to satisfy its obligations (including the Notes), in the event the Company's revenues do not increase as anticipated. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     The Revolving Credit Facility and the Indenture impose financial and other restrictions on the Company and its subsidiaries, including limitations on the incurrence of additional indebtedness and limitations on the sales of assets. The Revolving Credit Facility also requires the Company to (i) make principal payments from the proceeds of certain asset sales and in the event that the Company's outstanding debt exceeds the Borrowing Base (as defined therein), and
(ii) maintain an EBITDA to interest coverage ratio for fiscal quarters ending on and after March 31, 1998 as follows: 1.5:1 for each quarter ending on or before September 30, 1998 and 2.5:1 thereafter, such rates to be calculated excluding interest payable from the interest escrow for the Notes. As of September 30, 1997, the Company was not in compliance with the covenant requiring the Company to maintain an EBITDA to interest coverage ratio of 1.5:1 for the quarter ending September 30, 1997. Such non-compliance, however, was waived by the Company's lenders. There can be no assurance that these requirements or other material requirements of the Revolving Credit Facility will be met in the future. If they are not, the lenders under the Revolving Credit Facility would be entitled to declare the indebtedness thereunder immediately due and payable. Additionally, in the event of such an acceleration of indebtedness by the lenders under the Revolving Credit Facility, a default would be deemed to occur under the terms of the Notes. See "Description of Revolving Credit Facility" and "Description of the Notes -- Defaults."


     In addition, the Revolving Credit Facility and the Indenture contain certain restrictive covenants that may limit the ability of the Company to engage in certain transactions. See "Description of the Notes -- Certain Covenants."

PRIMARY CUSTOMER

     All natural gas produced from the Tantawan and Benchamas Fields is to be sold to PTT. The Concessionaires have entered into a long-term gas sales agreement with PTT, which maintains a monopoly over gas transmission and distribution in Thailand. Failure of PTT or the Concessionaires to comply with the terms of the gas sales agreement would have a material adverse effect on the Company.


     In November 1996, the Concessionaires signed the MOU for the sale to PTT of the crude oil production from the Tantawan Field. In early July, 1997, the Company had its first oil lifting from the Tantawan Field and sold 278,000 barrels of oil pursuant to the MOU. In October, the Company and the other Concessionaires received permission from the Thai Department of Mineral Resources to export crude oil produced from the Block and sold its second oil lifting for U.S. dollars to a third party purchaser for export. The Company expects that the Concessionaires will continue to sell their crude oil for U.S. dollars to a number of purchasers at market prices. In November 1997, PTT notified the Company that the MOU was terminated. See "Business and Properties -- Marketing and Contracts."


THAI ECONOMY

     The economy of Thailand has recently been subject to a number of significant events, including the July 2, 1997 announcement by the Kingdom of Thailand that the value of the Baht would be subject to market forces, the subsequent decline in the value of the Baht and the closing of a number of financial institutions. Various countries and the International Monetary Fund have pledged approximately US $16 billion to stabilize Thailand's economy in return for Thailand's agreement to strengthen its banking and financial system, control inflation, increase the VAT tax, reduce the current account deficit and maintain fiscal discipline. The Company can not predict whether these funds or the other measures undertaken by the Kingdom of Thailand will be successful or sufficient to reestablish conditions for sustained economic growth or whether these adverse events or any slowdown in certain sectors of the Thai economy will lead to a lessening of the growth rate for Thai energy demand.

CONCENTRATION OF OPERATIONS; PROPERTIES UNDER DEVELOPMENT

     All of the Company's reserves are located within the Block. Development of the Block is not completed and production therefrom has only recently commenced. Currently, the Company's sole source of operating revenue is the sale of production from wells in the Tantawan Field in the Block. This concentration of operations increases the Company's exposure to any regional events generally, or any events affecting Thailand or its economy in particular, that may increase costs, reduce availability of equipment or supplies, restrict drilling activities, reduce demand, increase supply or limit or delay production. See "Business and Properties -- Current Fields and Prospects."

LIMITED OPERATING HISTORY; LACK OF PROFITABLE OPERATIONS


     The Company has a short operating history, having commenced production in the first quarter of 1997 and, therefore, there is a limited historical operating information about the Company on which to base an evaluation of the Company's performance. To date, the Company's exploration and development activities have not generated substantial revenues, causing the Company to incur losses as it has expended funds to start up its operations. In addition, the Company expects that it will continue to incur losses through at least 1998. The Company's ability to generate income or positive cash flow will depend upon the success of its exploration and development drilling program. There can be no assurance that any future wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Further, the drilling of several dry holes, without an increase in current reserves could require a write-down of the Company's oil and natural gas properties if all costs of acquisition, exploration and development of reserves (net of depreciation, depletion and amortization) exceed the present value of the estimated future net cash flow from the Company's proven reserves calculated in accordance with applicable Commission requirements. See "-- Substantial Capital Requirements", "-- Reserve Exploration, Development and Production Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


UNCERTAINTIES IN ESTIMATING RESERVES AND FUTURE NET CASH FLOWS

     Proved reserves of oil and natural gas are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be economically producible under existing conditions. There are numerous uncertainties inherent in estimating quantities and values of proven, undeveloped reserves and in projecting future rates of production and the timing of development expenditures. Reservoir engineering, pricing, and operating and regulatory constraints each add to the uncertainty of reserve estimates. Reserve assessment is a subjective process of estimating the recovery from underground accumulations of hydrocarbons that cannot be precisely measured. All reserve estimates are to some degree speculative, and various classifications of reserves only constitute attempts to define the degree of speculation involved. The accuracy of any reserve estimate is a function of available data, engineering and geological interpretations, judgments based on the data, and assumptions regarding oil and gas prices. Accordingly, as further information is obtained for Block B8/32, reserve estimates are likely to differ, perhaps materially, from the quantity of hydrocarbons that are ultimately recovered. The reserve data included in this Prospectus are based upon volumetric information as no substantial production history exists from wells within the Block. Results of drilling, testing and production history from the Company's wells and changes in oil and natural gas prices and cost estimates subsequent to the date of its reserve estimates could require substantial adjustments, either upward or downward, to those estimates. Any significant downward adjustment could adversely affect the Company's financial condition, future prospects and ability to service debt. See "Business and Properties -- Reserves."

     The present value of future net cash flows referred to in this Prospectus should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proven reserves are generally based on prices and costs as of the date of the estimate; however, actual future volumes, prices and costs may be materially higher or lower, especially in light of the early stage of development of Block B8/32. Actual future net cash flows, and thus their present value, also will be affected by the amount and timing of production and production expenses, supply and demand for oil and gas, curtailments or increases in oil and gas consumption, actual amounts paid pursuant to the Concession agreement including royalties and special remuneratory benefits ("SRBs"), which benefits may vary from zero to 75% of Annual Petroleum Profits (hydrocarbon revenues, net of royalties, production bonuses, capital expenditures and operating expenses) and changes in governmental regulations and taxation. Assuming the Concessionaires continue to conduct substantial drilling activity in the Block, the Company does not anticipate paying any SRBs for the foreseeable future. See "Business and Properties -- Thai Concession Terms." In addition, the Commission requires the Company to use a 10% discount rate to calculate discounted future net cash flows for reporting purposes. This rate does not necessarily reflect interest rates in effect from time to time or the risks associated with the Company and the oil and gas industry in general.

RESERVE EXPLORATION, DEVELOPMENT AND PRODUCTION RISKS

     The Company's operations in the Block involve risks normally incident to the exploration for and production of oil and gas, including blowouts, oil spills and fires (each of which could result in damage to or destruction of wells, production facilities or other property, or injury to persons), geologic uncertainties and unusual or unexpected formations and pressures, delays in or lack of reasonable availability of drilling and production equipment and services, failure to produce oil or gas in commercial quantities or inability to fully produce discovered reserves. The Company's offshore operations are also subject to hazards inherent in offshore operations, such as capsizing, sinking, collision and damage from severe weather conditions. The occurrence of a significant event against which the Company is not fully insured could have a material adverse effect on the Company's financial position and results of operations. Oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of such costs. In addition, drilling hazards or environmental damage could greatly increase operating costs, and various field operating conditions may adversely affect the Company's production from successful wells. These conditions include delays in obtaining regulatory approvals, shut-ins of connected wells due to insufficient storage or transportation capacity or other geological and mechanical conditions. While close well supervision and effective maintenance operations can contribute to maximizing production rates over time, production delays and declines from normal field operating conditions cannot be eliminated and can be expected to adversely affect revenue and cash flow levels to varying degrees.

     If the Concessionaires do not deliver the natural gas production at a specified quantity and quality levels, the Company and the other Tantawan Concessionaires are obligated to contribute to PTT's capital costs incurred in the construction of a 33-mile spur pipeline from the Tantawan Field to the main PTT trunk line. Also, under the GSA, the Tantawan Concessionaires' liability for failure to deliver the minimum contracted daily rate is limited to PTT's right to take from subsequent deliveries an amount equal to the quantity of natural gas not delivered at 75% of the contracted price. See "Business and Properties -- Marketing and Contracts."

DEPENDENCE ON THIRD-PARTY OPERATOR

     A subsidiary of Pogo operates the oil and gas properties in the Block, and independent contractors are responsible for the operation of the FPSO and certain other activities required for the exploration, development and exploitation of the Block. Therefore, the Company has limited control over the manner in which operations are conducted and the safety and environmental standards used in connection therewith. The operator could refuse to initiate exploration or development projects, in which case the Company would be required to propose such activities and may be required to proceed with such activities without receiving any funding from the operator. The operator is also a Concessionaire and as such is responsible for 46.34% of the costs of the exploration and development activities in the Block. If the operator (or the other Concessionaire) were not able to finance its share of the exploration and development costs, the Company and the other Concessionaire would either have to fund such costs or find an additional co-venturer. Further, the operator may initiate exploration or development projects on a slower or faster schedule than that preferred by the Company. In addition, the failure of any subcontractor to perform its obligations would have a material adverse effect on the development of or production from the Block. Any of these events could have a significant effect on the Company's anticipated exploration and development activities. Pursuant to the operating agreements governing operations in the Block, however, the Company maintains significant influence or control over the nature and timing of exploration and development activities due to its large ownership interest. Management believes that its ownership interest and its close working relationship with the other Concessionaires will continue to allow RMOC to influence the Block's exploration and development activities. See "Business and Properties -- Operating Agreements."

RELIANCE ON DEVELOPMENT OF ADDITIONAL RESERVES

     The Company's financial condition, results of operation and future growth and the carrying value of its proven reserves depend substantially on its ability to acquire or find and successfully develop additional oil and gas reserves. The Company must continually acquire, explore for and develop new hydrocarbon reserves to replace those to be produced and sold. Without successful development and exploratory drilling for, or acquisition of, reserves, the Company's reserve base and revenues will generally decline as production continues. See "-- Reserve Exploration, Development and Production Risks."

SUBORDINATION OF THE NOTES AND THE SUBSIDIARY GUARANTIES


     The New Notes will be, and the Old Notes are subordinated in right of payment to all present and future Senior Indebtedness of the Company, including the principal, premium (if any) and interest with respect to the Revolving Credit Facility. The New Notes will rank pari passu with all future senior subordinated indebtedness of the Company and will rank senior to all future Subordinated Indebtedness (as defined) of the Company. In addition, the Subsidiary Guaranties will be subordinated in right of payment to all future Senior Indebtedness of the Subsidiary Guarantors, will rank pari passu with all existing and future senior subordinated indebtedness of the Subsidiary Guarantors and will rank senior to all future Subordinated Indebtedness of the Subsidiary Guarantors. As of December 4, 1997, the Company and the Subsidiary Guarantors had approximately $70 million of Senior Indebtedness outstanding (not including $80 million of additional borrowing capacity under the Revolving Credit Facility which, if borrowed, would have been Senior Indebtedness). Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, assets of the Company and the Subsidiary Guarantors will be available to pay obligations of the Notes only after all Senior Indebtedness of the Company and the Subsidiary Guarantors has been paid in full. There can be no assurance that there will be sufficient assets to pay amounts due on all or any of the Notes. The holders of any indebtedness of the Company's subsidiaries other than the Subsidiary Guarantors will be entitled to payment thereof from the assets of such subsidiaries prior to the holders of any general, unsecured obligations of the Company, including the Notes. See "Description of the Notes -- Ranking and Subordination" and "Guaranties."


     The Notes are also unsecured and will be subordinated to any secured indebtedness of the Company. As of the date of this Prospectus, the indebtedness outstanding under the Revolving Credit Facility is secured by liens on the stock of certain subsidiaries of the Company. Any Senior Indebtedness of the Company or any Subsidiary Guarantor may be secured by all or a portion of the assets of the Company or such Subsidiary Guarantor, as appropriate. The ability of the Company to comply with the provisions of the Revolving Credit Facility or any such other Senior Indebtedness may be affected by events beyond the Company's control. The breach of any such provisions could result in a default under any other Senior Indebtedness, in which case, depending on the actions taken by the lenders thereunder, or their successors or assignees, such lenders could elect to declare all amounts borrowed under any such other Senior Indebtedness, together with accrued interest, to be due and payable, and the Company and the Subsidiary Guarantors could be prohibited from making payments of interest and principal on the Notes until the default is cured or all Senior Indebtedness is paid or satisfied in full. In addition, such lenders could proceed against the collateral, which constitutes a significant portion of the Company's assets. See "Description of Other Indebtedness" and "Description of the Notes -- Ranking and Subordination."

FRAUDULENT CONVEYANCE; ENFORCEABILITY OF SUBSIDIARY GUARANTY BY THAI CORPORATION

     The Subsidiary Guaranties may be subject to review under relevant Federal and State fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or a lawsuit brought by or on behalf of creditors of the Subsidiary Guarantors. To the extent that a court were to find that at the time a Subsidiary Guarantor entered into a Subsidiary Guaranty either (i) the Subsidiary Guarantee was incurred by a Subsidiary Guarantor with the intent to hinder, delay or defraud any present or future creditor or that a Subsidiary Guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or (ii) the Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing the Subsidiary Guarantee and, at the time it issued the Subsidiary Guaranty, the Subsidiary Guarantor (x) was insolvent or rendered insolvent by reason of the issuance of the Subsidiary Guaranty, (y) was engaged or about to engage in a business or transaction for which the remaining assets of the Subsidiary Guarantor constituted unreasonably small capital or (z) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate the Subsidiary Guaranty in favor of the Subsidiary Guarantor's other debts or liabilities or take other action detrimental to the holders of the Notes. The Subsidiary Guaranties could also be subject to the claim that, the Subsidiary Guaranties were incurred for the benefit of the Company (and only indirectly for the benefit of the Subsidiary Guarantors) and that the obligations of the Subsidiary Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. To the extent a Subsidiary Guaranty is avoided as a result of fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim in respect of such Subsidiary Guarantor and would be creditors solely of the Company and the remaining Subsidiary Guarantors, if any. See "Description of Revolving Credit Facility" and "Description of the Notes."

     All of the Company's oil and gas assets are held by Thai Romo and B8/32 Partners, both of which are Thai corporations. Thai Romo is a Subsidiary Guarantor and pursuant to the Indenture consented to submission to the jurisdiction of the laws of New York. There is no basis under the laws of Thailand for a Thai corporation to submit to the jurisdiction of a court of any authority outside Thailand. Accordingly, the validity and binding effect in Thailand of this submission by a Subsidiary Guarantor to the jurisdiction of a foreign court and of the waivers to objections to such a forum is uncertain. Any judgment or order obtained from a foreign court would not be enforced as such by the Courts of Thailand, but such judgment or order may in the discretion of the Courts of Thailand be admitted as evidence of an obligation in new proceedings instituted in the Courts of Thailand, which would judge the issue on the evidence before it.

     If a proceeding is undertaken in the Courts of Thailand for the enforcement of the Subsidiary Guaranty of Thai Romo, which is expressed to be governed by the laws of New York, the choice of New York law as the governing law thereof will, in respect of the essential elements or effects thereof, be recognized and applied to the extent only to which such law: (1) is proven to the satisfaction of the Courts of Thailand (which satisfaction is within the discretion of the Courts); and (2) is not considered contrary to the public order or good morals of the people of Thailand. The scope of the public order or good morals of the people of Thailand has not been established in any Supreme Court of Thailand judgment and is uncertain.

MARKET CONDITIONS AND CHANGING OIL AND GAS PRICES

     The revenues expected to be generated by the Company's future operations will be highly dependent upon the prices of and demand for oil and natural gas. Natural gas produced from the Company's Tantawan and Benchamas Fields is subject to the GSA with PTT with prices subject to semi-annual adjustment (or more frequent adjustments under certain circumstances) based on movements in, among other things, inflation, oil prices and the Thai Baht/U.S. Dollar exchange rate. The price received by the Company for its oil production and the level of production will depend on numerous factors beyond the Company's control, including the condition of the world economy, political and regulatory conditions in Thailand and other oil and gas producing countries, and the actions of the Organization of Petroleum Exporting Countries. Decreases in the prices of gas or oil could have an adverse effect on the carrying value of the Company's proven reserves and the Company's revenues, profitability, cash flow and borrowing base availability under the Revolving Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     In order to manage its exposure to price risks in the marketing of its oil production, the Company has entered into crude oil swaps and may enter into other oil futures contracts as hedging devices. Such contracts may expose the Company to the risk of financial loss in certain circumstances, including instances when production is less than expected, the contract purchasers fail to purchase or deliver the contracted quantities of oil, or a sudden, unexpected event materially decreases oil prices. Such contracts may also restrict the ability of the Company to benefit from unexpected increases in oil prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

INTERNATIONAL OPERATIONS AND CURRENCY EXCHANGE RATES

     The Company expects that sales outside the United States will account for virtually all of its revenue. Certain risks are inherent in international operations, such as currency exchange controls, unexpected changes in regulatory requirements, unique local requirements, risk of political instability, potentially adverse tax consequences and the burdens of complying with foreign legislation. There is no assurance that such factors will not have an adverse effect on the Company's financial condition or on its results of operations. See "Business and Properties -- Tax Regulation."

     Currently, the Company is paid for its gas sales in Baht, the Thai currency. The Baht has been linked for many years to the value of a basket of currencies, primarily the U.S. Dollar. On July 2, 1997, the Thai government announced that the value of the Baht would thereafter be determined by market forces. Since the announcement, the value of the Baht against the U.S. Dollar has substantially declined. The price the Company receives under its gas sales agreement has an adjustment applicable over the full contract term for changes in the exchange rate between the Baht and the U.S. Dollar, although the timing of such adjustment may lag actual fluctuations in the exchange rate and the amount may not be sufficient to offset all of such a currency movement. Accordingly, decreases in the value of the Baht versus the U.S. Dollar could have an adverse effect on the Company's financial condition or on the results of its operations, particularly in light of the limited ability to hedge the long-term exchange rate risk currently implicit in the gas sales agreement. See "Business and Properties -- Marketing."

GOVERNMENT REGULATION AND ENVIRONMENTAL RISKS

     The Company's business is currently regulated by the laws and regulations of the Kingdom of Thailand relating to the development, production, marketing, pricing, transportation and storage of natural gas and crude oil, taxation and environmental and safety matters. The Company does not believe that environmental regulations will have a material adverse effect on its capital expenditures, results of operations or competitive position, and does not anticipate that any material expenditures will be required to enable it to comply with existing laws and regulations. However, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or developmental drilling for oil and gas for economic, environmental or other reasons could have a material adverse effect on the Company's operations.

     The Company's assets and operations are subject to various political, economic and other uncertainties, including, among other things, the risks of war, expropriation, nationalization, renegotiation or nullification of existing concessions and contracts, taxation policies, foreign exchange and repatriation restrictions, changing political conditions, fluctuations between the Baht and the U.S. Dollar, currency controls and foreign governmental regulations that favor or require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

     The Concession agreement and regulations promulgated pursuant to Thai law (collectively, "Concession Obligations") contain requirements regarding quality of service, capital expenditures, legal status of the Concessionaires, restrictions on transfer and encumbrance of assets and other restrictions. Failure to comply with these Concession Obligations could result, under certain circumstances, including without limitation the bankruptcy of any of the Concessionaires, in the revocation of the Concession agreement. Termination or revocation of the Concession agreement for any reason would have a material adverse effect on the Company. See "Business and Properties -- Thai Concession Terms."

COMPETITION

     The oil and gas industry is highly competitive. The Company's competitors for the acquisition, exploration, production and development of oil and natural gas properties in Southeast Asia, and for capital to finance such activities, include companies that have substantially greater financial and human resources than the Company. The Company's ability to acquire additional properties, to discover reserves and to participate in drilling opportunities in the future will be dependent upon its ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company will be highly dependent on senior management personnel. Loss of the services of any of these individuals could have an adverse impact on the Company's operations. There can be no assurance regarding the future affiliation of any of these senior management personnel or that there will not be competition between the Company and such individuals.

TAXES

     Thai Romo will be required to pay Thai Petroleum Income Tax (currently 50% of Thai taxable income), as well as royalties and SRBs to the Thai government for any production of reserves in Thailand. See "Business and Properties -- Tax Regulation -- Certain Thailand Tax Consequences." It is possible that the amount of Thai Petroleum Income Tax treated as a creditable tax for United States federal income tax purposes will be less than 35%, with the result that the Company may owe residual United States federal income taxes on its pro rata share of Thai Romo's net taxable income allocated to the Company. Moreover, the Company may be subject to the United States federal alternative minimum tax on its pro rata share of Thai Romo's net taxable income allocated to the Company because the alternative minimum tax foreign tax credit may not fully offset the Company's alternative minimum tax.

See "Business and Properties -- Tax Regulation -- Certain United States Federal Income Tax Consequences to the Company."

LIMITATION ON PURCHASE OF NOTES UPON A CHANGE OF CONTROL

     Upon a Change of Control, (i) the Company will have the option, at any time prior to October 1, 2001, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium and accrued and unpaid interest, if any, to the date of redemption and (ii) if the Company does not redeem the Notes pursuant to clause
(i) above, the Holders of the Notes may require the Company to redeem the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. The Revolving Credit Facility prohibits the repurchase of the Notes without the consent of the lenders having 75% of the commitments under the Revolving Credit Facility. In addition, certain of the events that constitute a Change of Control hereunder would constitute a default under the Revolving Credit Facility, which would prohibit the purchase of the Notes by the Company unless and until such time as the Company's indebtedness under the Revolving Credit Facility is repaid in full. There can be no assurance that the Company and the Subsidiary Guarantors would have sufficient financial resources available to satisfy all of its or their obligations under the Revolving Credit Facility and the Notes in the event of a Change of Control. The Company's failure to purchase the Notes would result in a default under the Indenture and under the Revolving Credit Facility, each of which could have adverse consequences for the Company and the holders of the Notes. See "Description of Revolving Credit Facility" and "Description of the Notes -- Change of Control." The definition of "Change of Control" in the Indenture includes a sale, lease, conveyance or transfer of "all or substantially all" of the assets of the Company and certain of its Restricted Subsidiaries taken as a whole to a person or group of persons. There is little case law interpreting the phrase "all or substantially all" in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of the Notes to require the Company to repurchase such Notes as a result of a sale, lease, conveyance or transfer of all or substantially all of the Company's assets to a person or group of persons may be uncertain.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend on the Old Notes. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder that is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes, and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus and any amendment or supplement to the Prospectus available to any broker-dealer for use in connection with any such resale for a period of 90 days after the Exchange Date or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registrant is required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations.

LACK OF PUBLIC MARKET

     There is currently no active trading market for the New Notes. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition of the Company. The Company does not intend to apply for a listing or quotation of the New Notes on any securities exchange or stock market. The Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so, and any such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the New Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. See "Plan of Distribution."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     On September 29, 1997, the Company issued $120,000,000 aggregate principal amount of Old Notes to the Initial Purchasers. The issuance was not registered under the Securities Act in reliance upon the exemptions under Rule 144A and Regulation S under the Securities Act. In connection with the issuance and sale of the Old Notes, the Company entered into the Registration Rights Agreement that requires the Registrant to cause the Old Notes to be registered under the Securities Act or to file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Registrant identical in all material respects to the Old Notes, to use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Notes the opportunity to exchange their Old Notes for an equal principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Registrant's obligations under the Registration Rights Agreement.

     Based on no action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by any holder of such New Notes (other than any such holder that is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes, and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 90 days after the Exchange Date or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Registrant will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (as defined). The Registrant will issue a principal amount of New Notes in exchange for a like aggregate principal amount of outstanding Old Notes tendered and accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in denominations of $1000 principal amount and integral multiples thereof. The date of acceptance for exchange of the Old Notes for the New Notes (the "Exchange Date") will be the first business day following the Expiration Date.

     The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions relating to the Old Notes, which will not apply to the New Notes. See "Description of the Notes." The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued.

     As of the date of this Prospectus, $120,000,000 aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes.

     The Registrant intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission under the Exchange Act. Old Notes that are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, on the Exchange Date the Registrant will accept all Old Notes properly tendered and not withdrawn and will issue New Notes in exchange therefor. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Old Notes for exchange when, as, and if the Company had given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Registrant.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal, and all other required documents; provided, however, that the Registrant reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Registrant will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date," means 5:00 p.m., New York City time, on January , 1998, unless the Registrant, in its sole discretion, extends the Exchange
Offer, in which case the term "Expiration Date" will mean the latest date and time to which the Exchange Offer is extended; provided that the Exchange Offer will not be extended beyond 30 business days after the date of this Prospectus.


     In order to extend the Expiration Date, the Registrant will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement of the extension, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

     The Registrant reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer, or to terminate the Exchange Offer if any of the conditions set forth below under "Conditions" has not been satisfied, by giving oral or written notice of such delay, extension, or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance or extension, termination, or amendment will be followed as promptly as practicable by oral or written notice. If the Exchange Offer is amended in a manner determined by the Registrant to constitute a material change, the Registrant will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

     Without limiting the manner in which the Registrant may choose to make a public announcement of any delay, extension, amendment, or termination of the Exchange Offer, the Registrant will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

     New Notes will bear interest at the rate of 10 3/4% per annum, payable semi-annually on April 1 and October 1 of each year, commencing April 1, 1998.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Registrant will not be required to exchange any New Notes for any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if the Exchange Offer shall not be permissible under applicable law or Commission policy.

PROCEDURES FOR TENDERING

     The tender of Old Notes by a holder as set forth below and the acceptance thereof by the Registrant will constitute an agreement between such holder and the Registrant in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must (i) complete, sign, and date the Letter of Transmittal or a facsimile, have the signatures on the Letter of Transmittal guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below. Delivery of all documents must be made to the Exchange Agent at its address set forth in this Prospectus.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE REGISTRANT. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and that wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering of such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder that has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed in the Letter of Transmittal, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes, with the signature guaranteed by an Eligible Institution. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Registrant, evidence satisfactory to the Registrant of their authority to so act must be submitted with the Letter of Transmittal.

     Any financial institution that is a participant in the book-entry transfer facility for the Old Notes may make book-entry delivery of Old Notes by causing The Depository Trust Company ("DTC") to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be, or be deemed to be, transmitted to and received and confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes, and withdrawal of tendered Old Notes will be determined by the Registrant in its sole discretion, which determination will be final and binding. The Registrant reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Registrant's acceptance of which would, in the opinion of counsel for the Registrant, be unlawful. The Registrant also reserves the right to waive any defects, irregularities, or conditions of tender as to particular Old Notes. The Registrant's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Registrant determines. Although the Registrant intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Registrant, the Exchange Agent, nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Registrant reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will also represent to the Registrant that (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder; (ii) neither the holder nor any such person has an arrangement or understanding with any person to participate in the distribution of such New Notes; and (iii) neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Registrant, or that if it is an "affiliate," it will comply with the registration and prospective delivery requirements of the Securities Act to the extent applicable. In addition, in connection with any resales of New Notes, any broker-dealer who acquired Old Notes for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The staff of the Commission has taken the position in no-action letters issued to third parties including Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus, as it may be amended or supplemented from time to time. Under the Registration Rights Agreement, the Company is required to allow participating broker-dealers to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such New Notes. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

     Holders that wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) that cannot deliver their Old Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) that cannot complete the procedures for book-entry transfer of Old Notes to the Exchange Agent's account with DTC prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) on or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail, or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if possible), and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business trading days after the Expiration Date, (i) the Letter of Transmittal (or facsimile) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, or (ii) that book-entry transfer of such Old Notes into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of book-entry transfer of the Old Notes into the Exchange Agent's account at DTC, are received by the Exchange Agent within five business trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer:

          The holder tendering Old Notes exchanges, assigns, and transfers the Old Notes to the Registrant and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred, and exchanged. The holder represents and warrants to the Registrant and the Exchange Agent that (i) it has full power and authority to tender, exchange, assign, and transfer the Old Notes and to acquire the New Notes in exchange for the Old Notes; (ii) when the Old Notes are accepted for exchange, the Registrant will acquire good and unencumbered title to the Old Notes, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim; (iii) it will, upon request, execute and deliver any additional documents deemed by the Registrant to be necessary or desirable to complete the exchange, assignment, and transfer of tendered Old Notes; and (iv) acceptance of any tendered Old Notes by the Registrant and the issuance of New Notes in exchange therefor will constitute performance in full by the Registrant of its obligations under the Registration Rights

     Agreement, and the Registrant will have no further obligations or liabilities thereunder to such holders. All authority conferred by the holder will survive the death or incapacity of the holder and every obligation of the holder will be binding upon the heirs, legal representatives, successors, assigns, executors, and administrators of the holder.

          Each holder will also certify that it (i) is not an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act or that, if it is an "affiliate," it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; (ii) is acquiring the New Notes in the ordinary course of its business; and (iii) has no arrangement with any person or intent to participate in, and is not participating in, the distribution of the New Notes.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this Prospectus, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, facsimile transmission, or letter indicating notice of withdrawal must be received by the Exchange Agent at its address set forth in this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"); (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes); (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender; and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC's procedures. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Registrant, whose determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered, but not accepted for payment, will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

UNTENDERED OLD NOTES

     Holders of Old Notes whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable to the Old Notes under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer, and the Registrant will have no further obligations to such holders, other than the Initial Purchasers, to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

EXCHANGE AGENT

     Bank of Montreal Trust Company, the Trustee under the Indenture, has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

       By Registered or Certified Mail,                        By Facsimile:
       by hand or by Overnight Courier                 Bank of Montreal Trust Company
        Bank of Montreal Trust Company             Attention: Corporate Trust Department
          88 Pine Street, 19th Floor                           (212) 701-7698
              New York, NY 10005                           Confirm by Telephone:
    Attention: Corporate Trust Department                      (212) 701-7650

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be paid by the Registrant. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, or in person by officers, regular employees, or agents of the Registrant and its affiliates.

     The Registrant has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Registrant, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses and will pay the reasonable fees and expenses of holders in delivering their Old Notes to the Exchange Agent.

     The cash expenses of the Registrant to be incurred in connection with the Registrant's performance and completion of the Exchange Offer will be paid by the Registrant. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

     The Registrant will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend on the Old Notes. In general, the Old Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Registrant does not intend to register the Old Notes under the Securities Act. Based on no-actions letters issued by the staff of the Commission to third parties the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by any holder of such New Notes (other than any such holder that is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registrant is required, under the Registration Rights Agreement, to register the New Notes in any such jurisdiction requested by the holders, subject to certain limitations.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

     Upon consummation of the Exchange Offer, holders of the Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend on the Old Notes. However, in the event the Company fails to consummate the Exchange Offer or a holder of Old Notes notifies the Company in accordance with the Registration Rights Agreement that it will be unable to participate in the Exchange Offer due to circumstances delineated in the Registration Rights Agreement, then the holder of the Old Notes will have certain rights to have such Old Notes registered under the Securities Act pursuant to the Registration Rights Agreement and subject to conditions contained in the Registration Rights Agreement.

     The Registrant has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Registrant's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer. In this regard, the Registrant will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resale, any holder using the Exchange Offer to participate in a distribution of New Notes to be acquired in the registered Exchange Offer (i) may not rely on the staff position enunciated in Morgan Stanley and Co. Inc. (avail. June 5, 1991) and Exxon Capital Holding Corp. (avail. May 13, 1988) or similar letters and (ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Registrant's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Registrant. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

                                USE OF PROCEEDS

     There will be no proceeds to the Company from the Exchange Offer.

                                 CAPITALIZATION

     The following table sets forth at September 30, 1997 the historical capitalization of the Company. This table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and the more detailed financial statements and notes thereto included elsewhere in this Prospectus. There is no anticipated effect on capitalization because of the Exchange Offer.

                                                               AT SEPTEMBER 30, 1997
                                                              -----------------------
                                                                      ACTUAL
                                                              -----------------------
                                                              (DOLLARS IN THOUSANDS)
Long-Term Debt:
  Revolving Credit Facility.................................         $ 29,996
  10 3/4% Senior Subordinated Notes Due 2004................          120,000
                                                                     --------
          Total long-term debt..............................         $149,996
                                                                     --------
Stockholders' Equity:
  Preferred Stock, 10,000,000 shares authorized, no shares
     issued and outstanding; $0.01 par value................         $     --
  Common Stock, 40,000,000 shares authorized, 25,615,000
     issued and outstanding, $0.01 par value................              256
  Additional paid-in capital................................          103,302
  Accumulated deficit.......................................          (10,706)
  Deferred compensation.....................................             (986)
                                                                     --------
          Total stockholders' equity........................         $ 91,866
                                                                     --------
          Total capitalization..............................         $241,862
                                                                     ========

                            SELECTED FINANCIAL DATA

     The financial data as of and for the years ended December 31, 1992 through 1996, and as of and for the nine month periods ended September 30, 1996 and 1997, were derived from audited and unaudited consolidated financial statements of the Company and its predecessors. Information for interim periods include in the opinion of management all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein and are not necessarily indicative of results for an entire year. The data set forth in this table should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more detailed financial statements and related notes included elsewhere in this Prospectus.

                                                                                                   NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                         ---------------------------------------------------   -------------------------
                                            1992        1993      1994      1995      1996        1996          1997
                                         -----------   -------   -------   -------   -------   -----------   -----------
                                         (UNAUDITED)                                           (UNAUDITED)   (UNAUDITED)
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Oil and gas revenue....................    $    --     $    --   $    --   $    --   $    --     $    --      $ 25,784
Interest income........................         55          24         6         5       170         158           162
                                           -------     -------   -------   -------   -------     -------      --------
Total revenues.........................         55          24         6         5       170         158        25,946
                                           -------     -------   -------   -------   -------     -------      --------
Costs and expenses:
  Operating expense....................         --          --        --        --        --          --        17,100
  General and administrative...........        121         187       290       322     2,268       1,045         3,993
  Depreciation, depletion and
    amortization.......................         --          --         2         5        29          20        13,232
  Interest expense.....................        183          76       107       190       806         643         4,620
  Net gain on future contracts.........         --          --        --        --        --          --          (275)
  Foreign currency exchange loss,
    net................................         --          --        --        --        --          --         1,850
                                           -------     -------   -------   -------   -------     -------      --------
Total expenses.........................        304         263       399       517     3,103       1,708        40,520
                                           -------     -------   -------   -------   -------     -------      --------
Loss before taxes......................       (249)       (239)     (393)     (512)   (2,933)     (1,550)      (14,574)
Income tax benefit (expense)...........         --          --        --        --    (1,391)     (1,769)        5,584
                                           -------     -------   -------   -------   -------     -------      --------
Net loss...............................    $  (249)    $  (239)  $  (393)  $  (512)  $(4,324)    $(3,319)     $ (8,990)
                                           =======     =======   =======   =======   =======     =======      ========
  Loss per share of common stock.......    $ (0.01)    $ (0.01)  $ (0.02)  $ (0.02)  $ (0.18)    $ (0.14)     $  (0.35)
                                           =======     =======   =======   =======   =======     =======      ========
Weighted average shares
  outstanding(a).......................     21,000      21,000    21,000    21,000    23,411      22,957        25,612
Ratio of earnings to fixed
  charges(b)...........................         --          --        --        --        --          --            --
                                           =======     =======   =======   =======   =======     =======      ========

                                                               AT DECEMBER 31,                        AT SEPTEMBER 30,
                                           --------------------------------------------------------   ----------------
                                              1992          1993        1994      1995       1996           1997
                                           -----------   -----------   -------   -------   --------   ----------------
                                           (UNAUDITED)   (UNAUDITED)                                    (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
Oil and gas properties, at cost..........    $4,406        $10,895     $18,944   $55,951   $123,300       $217,699
Total assets.............................     6,179         11,034      19,427    67,669    129,825        258,046
Long-term debt, including current
  maturities.............................        --             --       1,400    34,385     22,842        149,996
Stockholders' equity (a).................     4,132          8,689      15,484    23,269    100,625         91,866

---------------

(a) RMOC became a public entity in June 1996. See Notes to Consolidated Financial Statements -- Note 2 -- Significant Accounting Policies.

(b) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net earnings before income taxes and fixed charges (exclusive of capitalized interest). Fixed charges consist of interest expense (which includes amounts capitalized and the amortization of debt discount) and that portion of rental cost that is equivalent to interest (estimated to be one-third of rental cost). Earnings were insufficient to cover fixed charges by $249,000, $239,000, $393,000, $1,936,000 and $4,561,000 during the years ended December 31, 1992, 1993, 1994, 1995 and 1996, respectively, and by $3,178,000 and $15,307,000 during the nine months ended September 30, 1996 and 1997, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following discussion is intended to assist in understanding the Company's financial position and results of operations for each year in the three-year period ended December 31, 1996, and for the nine-month periods ended September 30, 1996 and 1997. The Consolidated Financial Statements and the notes thereto should be referred to in conjunction with this discussion.

OVERVIEW

     RMOC was formed when the shareholders of Rutherford Moran Exploration Company ("RMEC") and the partners in Thai Romo exchanged their interests in the respective entities for common shares of RMOC (the "Exchange"). As a result of the Exchange, RMEC and Thai Romo became wholly-owned subsidiaries of the Company. Thai Romo Holdings, Inc. ("TRH"), a wholly-owned subsidiary of the Company, was formed in the Exchange and now directly owns the Thai Romo interests received by the Company in the Exchange and a 46.34% interest in B8/32 Partners. RMEC was formed on September 21, 1990 for the purpose of holding an interest in the Concession. Thai Romo is a second tier subsidiary owned by RMEC (57%) and TRH (43%).

     From September 24, 1990 until June 18, 1996, RMEC was treated as an S Corporation under the Internal Revenue Code of 1986, as amended (the "Code"). As such, RMEC did not incur federal income taxes at the corporate level during such period and its taxable income or loss was passed through to its stockholders based on their interests. Similarly, Thai Romo was treated as a partnership for U.S. income tax purposes and Thai Romo was not subject to federal income taxes from November 1993 to June 17, 1996. During this time, income and losses earned by Thai Romo were passed through to the partners on the basis of their interest in Thai Romo.

     Following the Exchange, the Company completed an initial public offering (the "IPO") of its common stock, $.01 par value (the "Common Stock"), raising net proceeds, after deducting underwriting commissions and discounts and offering expenses, of approximately $97 million, which was utilized to repay outstanding debt to the Company's principal stockholders, repay bank debt and fund capital expenditures.

     As of December 31, 1996, the Company's exploration and development activities had not generated revenues. As a result, the Company's audited historical results of operations included herein have been presented as a development stage company and period-to-period comparisons of such results and certain financial data may not be meaningful or indicative of future results. In this regard, future results of the Company will be materially dependent upon the success of the Company's operations within Block B8/32.

     Initial sales from the Tantawan Field began on February 1, 1997 and the Company ceased being a development stage company. Natural gas and crude oil revenues are now recorded using the entitlements method. If production volumes received exceed the Company's ownership percentage in the property, such excess is recorded as a liability. If production volumes are less than the Company's entitlement, the underproduction is recorded as a receivable.

     On March 3, 1997, TRH acquired 46.34% of B8/32 Partners and results for the nine months ending September 30, 1997 include 46.34% of B8/32 Partners operations from March 3, 1997.

     The Company uses the full cost method of accounting for its investment in oil and gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proven oil and natural gas reserves.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1997, Compared with Nine Months Ended September 30, 1996

     The Company's net loss of $9.0 million or $0.35 per share for the nine months ended September 30, 1997, increased from the Company's net loss of $3.3 million or $0.14 per share for the nine months ended September 30, 1996. The increase in net loss is primarily due to interest expense caused by higher debt levels, a foreign exchange loss, higher salaries and wages and administrative expenses offset by the recognition of a tax benefit and revenues associated with the commencement of production, net of related costs.

     The Company's total revenues for the nine months ended September 30, 1997, were $26.0 million as compared to $158,000 for the nine months ended September 30, 1997. Oil and gas revenues were $25.8 million and interest income was $162,000 for the nine months ended September 30, 1997. See "Foreign Currency Fluctuations." Production volumes for the nine months ended September 30, 1997, before royalties, were 586,904 barrels of oil and 9,436,471 Mcf of gas, compared to no production volumes previously.

     Operating expenses incurred for the nine months ended September 30, 1997, were $17.1 million as compared to no operating expenses previously.

     Depreciation, depletion and amortization expense recorded for the nine months ended September 30, 1997, was $13.2 million as compared to $20,000 for the nine months ended September 30, 1996. This increase is due to the commencement of production during February 1997.

     Interest expense of $4.6 million for the nine months ended September 30, 1997, increased from $643,000 for the nine months ended September 30, 1996. This increase is due to an increase in borrowings and the amortization of deferred financing costs. Outstanding debt at September 30, 1997, was $150 million as compared to $2 million at September 30, 1996. During the nine months ended September 30, 1997 and 1996, $733,000 and $1.6 million, respectively, of interest expense was capitalized to unproven properties.

     Salaries and wages of $837,000 and other general administrative expenses were $3.2 million for the nine months ended September 30, 1997, compared to $273,000 and $772,000, respectively, for the nine months ended September 30, 1996. This increase is primarily due to the capitalization of a greater portion of salaries and wages and costs in 1996 compared to 1997. Additionally, there was an increase in personnel during the third and fourth quarters of 1996 resulting in higher administrative costs for 1997 compared to 1996.

  Year Ended December 31, 1996, Compared with Year Ended December 31, 1995

     The Company's net loss of $4.3 million for the twelve months ended December 31, 1996 increased from a net loss of $512,000 for the twelve months ended December 31, 1995 due primarily to increases in deferred income taxes caused by a one time non-cash charge of $1.9 million, increases in general and administrative expenses and less significantly due to increases in interest expense, and salaries and wages, offset partially by an increase in interest income.

     Because RMEC and Thai Romo became part of the Company's consolidated federal tax return following the Exchange, RMEC and Thai Romo recorded an income tax expense and a corresponding deferred tax liability of $1.9 million for the difference between the book basis and tax basis of oil and gas properties on June 17, 1996. This charge was offset by a tax benefit of $530,000 recorded in the third and fourth quarters related to the Company's losses.

     Interest income of $170,000 for the twelve months ended December 31, 1996, increased from $5,000 for the twelve months ended December 31, 1995. This increase is due to the increase in available cash from the proceeds of the IPO.

     Interest expense of $806,000 for the twelve months ended December 31, 1996, increased from $190,000 for the twelve months ended December 31, 1995. This increase was caused by increases in outstanding debt and in the amortization of deferred financing costs.

     Salaries and wages of $535,000 and other general and administrative expenses of $1.7 million, for the twelve months ended December 31, 1996, increased from to $114,000 and $208,000, respectively, for the twelve months ended December 31, 1995. These increases are primarily due to the capitalization of a greater portion of salaries and wages and direct costs related to oil and gas property development in 1995 compared to 1996 and, to a lesser extent, an increase in compensation expense.

  Year Ended December 31, 1995, Compared with Year Ended December 31, 1994

     The Company's net loss of $512,000 in 1995 increased compared to the Company's net loss of $393,000 in 1994 due to increases in interest expense and general and administrative expenses.

     Noncapitalized interest expense of $190,000 for 1995 increased compared to $107,000 in 1994. This increase is due to the significant incurrence of debt under loans from banks and stockholders. Balances under such loan facilities were $42.9 million and $2.9 million at December 31, 1995 and 1994, respectively.

     General and administrative expenses (excluding salaries and wages) of $208,000 for 1995 increased from $181,000 in 1994. This increase was due to increased legal costs incurred for general corporate purposes.

  Year Ended December 31, 1994, Compared with Year Ended December 31, 1993

     The Company's net loss of $393,000 in 1994 increased from a net loss of $239,000 in 1993 due to increases in interest expense and general and administrative expenses.

     Interest expense of $107,000 for 1994 increased from $76,000 in 1993. This increase was due to an increase in variable interest rates from 1993 to 1994.

     General and administrative expenses (excluding salaries and wages) of $181,000 for 1994 increased from $74,000 in 1993. This increase was due to additional rent and additional legal fees incurred for general corporate purposes.

LIQUIDITY AND CAPITAL RESOURCES

     From the Company's inception on September 21, 1990 through December 31, 1996, the Company invested approximately $123 million primarily in development and exploration activities conducted in Block B8/32 and the acquisition of interests in or rights to the Concession. During this period, the Company had negative operating cash flow. Since its inception, the Company has financed its growth through a combination of equity infusions by its principal stockholders (primarily Messrs. Rutherford and Moran), bank and stockholder loans, the sale of common stock and, most recently the issuance of the Old Notes.

     In June 1996, the Company completed the IPO which resulted in RMOC raising net proceeds of approximately $97 million. The proceeds were used to repay outstanding debt to the Company's principal stockholders, repay bank debt, and fund capital expenditures.

     On September 20, 1996, the Company entered into a $150 million Revolving Credit Facility (the "Revolving Credit Facility") with a group of commercial lenders. The Revolving Credit Facility matures on September 30, 1999 and contains a borrowing base limitation, which was $120 million at June 30, 1997 and was reset at $60,000,000 upon the completion of the Offering. The Revolving Credit Facility is secured by the stock of certain subsidiaries of the Company and TRH's 46.34% stock interest in B8/32 Partners.

     At September 30, 1997, $30 million was outstanding under the Revolving Credit Facility at annual interest rates ranging from 7.375% to 7.4375%. See "Description of Revolving Credit Facility." As of September 30, 1997, the Company was not in compliance with the covenant requiring the Company to maintain an EBITDA to interest coverage ratio of 1.5:1 for the quarter ending September 30, 1997, however such non-compliance was waived by its lenders.


     RMOC financed the MOTL Acquisition primarily by borrowing $20 million under an additional credit agreement with one of the lenders under the Revolving Credit Facility. The Company financed the remainder of the MOTL Acquisition through its Revolving Credit Facility. The Company repaid the amount due under the additional credit agreement with increased borrowings under the Revolving Credit Facility following a redetermination of the borrowing base and such additional credit agreement was terminated.


     In anticipation of the Offering, the Company borrowed $5 million under a credit agreement from one of the lenders under its Revolving Credit Facility. The credit agreement bore interest at the Base Rate plus 3/4% and was repaid upon the closing of the Offering.



     On September 29, 1997, the Company issued $120 million of the Old Notes. The net proceeds from this offering were used to repay $93 million of outstanding debt under the revolving Credit Facility and the Credit Agreement and to purchase a portfolio of U.S. Government obligations of approximately $24 million, which is sufficient to provide for payment in full when due, the first four scheduled interest payments on the Notes. Since the completion of the Offering, the Company has been funding its operations from internally generated cash flow and additional borrowings under its Revolving Credit Facility.



     In December 1997, the Company and two of its lenders amended the Revolving Credit Facility, which provides for a fixed borrowing base of $150 million until September 30, 1998 (or on the completion of certain new financings or other specified events, if earlier). The amended Facility provides that the Company pays interest at rates based on a margin of 1.75% over LIBOR if the aggregate outstanding principal amount of loans is less than or equal to the threshold amount, which was set at $60 million on December 3, 1997, a margin of 2.75% over LIBOR if the outstandings are greater than the threshold amount on or prior to June 30, 1998, and a margin of 3.50% over LIBOR if the outstandings are greater than the threshold amount after June 30, 1998. Alternatively, the Company may pay a margin over the prime rate of 0.25% 1% and 1.75% respectively, for similar levels of borrowings. The Company is also assessed a commitment fee equal to 0.5% per annum on the average daily balance of the unused borrowing base. As of September 30, 1998 and semi-annually thereafter, the borrowing base will be redetermined by the lenders on customary industry terms based upon the Company's then current reserve base. Bank borrowings in excess of the threshold amount, if any, will have to be repaid upon such redetermination. At December 4, 1997, $70 million was outstanding under the Revolving Credit Facility. The Revolving Credit Facility is also subject to certain covenants, including limitations on additional indebtedness, limitations on payment of dividends and an interest coverage ratio.


     To explore and develop Block B8/32, the Company anticipates capital expenditures of approximately $125 million for all of 1997, which includes approximately $28.6 million for the MOTL Acquisition. Approximately $46 million is being spent for development of the Tantawan Field and $36 million is being spent in the Benchamas Field. In addition to such capital expenditures, the Company expects to incur additional cash expenses, including interest, and working capital requirements of approximately $27 million. The Company currently expects capital expenditures for 1998 to be in the range of $110 million to $120 million, of which approximately 70% is budgeted for production facilities primarily in the Benchamas Field.


     During the remainder of 1997 and the first half of 1998, the Company expects to fund its obligations primarily through net cash flow from operations and additional borrowings under the Revolving Credit Facility. To continue the current expected level of capital expenditures, the Company believes it will have to obtain substantial additional sources of funds, the cost of some of which may be higher than the Company's current cost of funds. The Company believes it can raise adequate funds at an acceptable cost to permit it to meet its capital commitments. See "Risk
Factors -- Substantial Capital Requirements".

FOREIGN CURRENCY FLUCTUATIONS

     The Company does not currently hold significant amounts of cash, cash equivalents, long-term financial instruments or investments denominated in foreign currencies. However, all of its gas revenues are denominated in Thai Baht. For many years, the Thai Baht/U.S. dollar exchange rate has been stable, as the Baht was linked to a basket of currencies, primarily the U.S. Dollar. On July 2, 1997 the Thai government decided to allow the value of the Baht to be determined by market forces. Since the announcement, the value of the Thai Baht has declined against the U.S. Dollar by approximately 50%. The Company's Gas Sales Agreement contains an adjustment factor which should insulate the Company from much of the impact of the declining value of the Baht. The Company believes that these reductions in US dollar realizations since July 2, 1997 should be substantially recouped over time based upon other adjustment factors in the Gas Sales Agreement. The Company will consider instruments intended to mitigate the foreign currency risks associated with such revenues through currency rate hedging transactions such as options, futures or other derivative financial instruments. The Revolving Credit Facility imposes certain limitations on such transactions. See "Risk Factors -- International Operations and Currency Exchange Rates."

CHANGING OIL PRICES

     The Company is dependent on crude oil prices, which have historically been volatile. The Company has used crude oil price swaps and other similar arrangements to hedge against potential adverse effects of fluctuations in future prices for the Company's future oil production. While the swaps are intended to reduce the Company's exposure to declines in the market price of crude oil, they may limit the Company's gain from increases in the market price. At December 31, 1996, crude oil price swap agreements were in place for the Company's oil production of 1.0 MMbbl of aggregate oil volumes for April through December 1997 at a weighted average price of $15.92 per Bbl and 1.75 MMbbl of aggregate oil volumes for January through December 1998 at a weighted average price of $15.92 per Bbl. At December 31, 1996 and October 3, 1997, the Company estimated the cost of unwinding this position to be $8.5 million and $8.0 million, respectively. Coincident with the crude oil price swaps, the Company has sold to the affiliate of a lender a swap option for 1.25 MMbbl of aggregate oil volumes for January through December 1999 at a price of $18.30 per Bbl. The Company has accounted for the swap option separately as it does not qualify as a hedge. Changes in value of the swap option are recorded in the statement of operations. At December 31, 1996 and September 30, 1997, the Company estimates the cost of this position to be $1.4 million and $1.2 million, respectively, and has recorded such amount as a liability on its balance sheet.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective December 1997, the Company will be required to adopt Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 introduces the concept of basic earnings per share, which represents net income divided by the weighted average common shares outstanding without the dilutive effects of common stock equivalents (options, warrants, etc.). Diluted earnings per share, giving effect for common stock equivalents, will be reported when SFAS 128 is adopted in the fourth quarter of 1997. The impact of adopting SFAS 128 is anticipated to be immaterial.

     Effective December 1997, the Company will be required to adopt the Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS 129"). SFAS 129 requires that all entities disclose in summary form within the financial statement the pertinent rights and privileges of the various securities outstanding. An entity is to disclose within the financial statement the number of shares issued upon conversion, exercise, or satisfaction of required conditions during at least the most recent annual fiscal period and any subsequent interim period presented. Other special provisions apply to preferred and redeemable stock. The Company's adoption of SFAS 129 in the fourth quarter of 1997 is not expected to have a material impact on reported results.

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components. The components of comprehensive income refer to revenues, expenses, gains and losses that are excluded from net income under current accounting standards, including foreign currency translation items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. SFAS 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement displayed in equal prominence with the other financial statements; the total of other comprehensive income for a period is required to be transferred to a component of equity that is separately displayed in a statement of financial position at the end of an accounting period. SFAS 130 is effective for both interim and annual periods beginning after December 15, 1997, at which time the Company will adopt the provisions. The Company does not expect SFAS 130 to have a material impact on reported results.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is effective for periods beginning after December 15, 1997, at which time the Company will adopt the provisions. The Company does not expect SFAS 131 to have a material effect on its reported results.

                            BUSINESS AND PROPERTIES

GENERAL

     The Company is a United States independent exploration and production company engaged in the acquisition, exploration, development and production of oil and gas properties in Southeast Asia. Currently, the Company's exploration and development activities are conducted entirely in the Gulf of Thailand through its subsidiary, Thai Romo, and its affiliate, B8/32 Partners. The Company also reviews from time to time additional exploration opportunities in other areas of Southeast Asia.


     As of July 1, 1997, the Company had net proven reserves of 327 Bcfe, 50% of which were in the Tantawan Field and 50% of which were in the Benchamas Field. This estimate only includes proven reserves with respect to 2 of the 12 successful wells drilled in the first half of 1997. In addition, appraisal wells drilled by the Concessionaires in three of the four established areas within the Block (Tantawan, Benchamas and Pakakrong) have tested at commercial flow rates of hydrocarbons. These wells, along with the wells in the Maliwan area, have encountered an average of 204 feet of net hydrocarbon pay. Together, they have established the potential for significant additional proven reserves in these four areas in the Block. Pursuant to the GSA, the Concessionaires have agreed to sell natural gas from the Tantawan Field to PTT. The Company expects that this agreement will be amended to incorporate production from the Benchamas Field. On November 14, 1996, the Concessionaires signed the MOU with PTT to sell crude oil production from the Tantawan Field. In early July, the Company had its first oil lifting from the Tantawan Field and sold 278,000 barrels of oil pursuant to the MOU. In October 1997, the Company and the other Concessionaires received permission from the Thai Department of Mineral Resources to export crude oil produced from the Block and sold its second oil lifting for U.S. dollars to a third party purchaser for export. The Company expects that the Concessionaires will continue to sell their crude oil for U.S. dollars to a number of purchasers at market prices. In November 1997, PTT notified the Company that the MOU was terminated. Crude oil and natural gas production in the Tantawan Field commenced in February 1997 while production is anticipated to commence from the Benchamas Field in 1999. See "--Marketing and Contracts."


Current interests in the Block are as follows:

                                                                BLOCK
                                                               B8/32(1)
                                                              ----------
RMOC (through Thai Romo Limited/Thai Romo Holdings, Inc.)...    46.34%
Pogo Producing Company (through Thaipo Limited).............    46.34%
Palang Sophon, Limited......................................     7.32%

---------------

(1) Ownership interests include ownership through each entity's proportionate ownership in B8/32 Partners.

     The Company's principal executive offices are located at 5 Greenway Plaza, Suite 220, Houston, Texas 77046 and the Company's telephone number is (713) 622-5555.

HISTORY OF BLOCK B8/32

     In 1988, Mr. Rutherford and Mr. Moran formed a venture to pursue exploration opportunities in the Gulf of Thailand. In August 1991, Thai Romo, Thaipo and MOTL were awarded Petroleum Concession No. I /2534/36 for Block B8/32 in the central portion of the Gulf of Thailand. Subsequent to the award, Sophonpanich Co. Limited ("Sophonpanich"), Palang's predecessor, became one of the Concessionaires by acquiring an interest in the Concession as a co-venturer. MOTL was designated as the Block's operator pursuant to a Joint Operating Agreement among the Concessionaires (the "JOA"). See "-- Operating Agreements."

     The Company completed its IPO and consummated the Exchange in June 1996. As a result of the Exchange, the Company became the parent of RMEC and TRH, which collectively own all of the outstanding interests, except for certain nominal interests, in Thai Romo and 46.34% of B8/32 Partners. The prior owners of Thai Romo and RMEC received shares of Common Stock in the Exchange.

     The Company, Pogo, Palang and B8/32 Partners are the current Concessionaires. The Company originally owned a 31.67% interest in the Block. In March 1995, Thai Romo, Thaipo and Sophonpanich acquired MOTL's interest in the Tantawan Field of Block B8/32. Thaipo was designated as operator of the Tantawan Field. The Ministry of Industry of Thailand approved the transfer of the interest and the designation of a separate operator for the Tantawan Field effective March 1995. Thaipo, Thai Romo and Sophonpanich agreed that the Tantawan Field would be operated pursuant to the terms of a separate Joint Operating Agreement (the "Tantawan JOA") with provisions substantially similar to those of the original JOA.

     On December 19, 1996, RMOC exercised its preferential right to purchase 46.34% of the outstanding shares of MOTL. Prior to such time, MOTL owned 31.67% interest in all areas of the Block except the Tantawan Field. Pogo and Palang purchased the remaining 53.66% of MOTL stock. In March 1997, Thaipo was designated to replace MOTL as operator for the remainder of the Block.

     In accordance with the Thai Petroleum Act, the Concessionaires relinquished 50% of the exploration acreage of the Block on August 1, 1995. The Concession agreement provided for a six-year exploration period ending on July 31, 1997, which would have required relinquishment of the remaining exploration acreage. However, in May 1997, the Concessionaires received an extension of the exploration period to July 31, 2000. In light of this extension and the fact that three production licenses have been approved or applied for, the Concessionaires were only required to relinquish approximately 590,000 acres of the then remaining exploration acreage on August 1, 1997. The Company believes that the Concessionaires did not lose any attractive exploration acreage as a result of the required relinquishment. The retained exploration acreage can be retained after July 31, 2000 by payment of annual lease rentals.

     On August 23, 1995, the Thai Petroleum Committee of the Department of Mineral Resources and the Ministry of Industry designated the Tantawan Field for production. The Tantawan Field covers approximately 68,000 acres in the Block. In January 1997, the Concessionaires made formal application for a production license covering the Benchamas Field and a portion of the Pakakrong area, which application was approved in June 1997 by the Thai Ministry of Industry. In November 1997, the Concessionaires received from the Ministry of Industry a production license covering approximately 91,000 acres in the Maliwan area.

ENERGY DEMAND IN THAILAND

     From 1992 to 1996, Thailand's real gross domestic product ("GDP") increased at an average annual growth rate of approximately 8.1%, and increased 6.7% in 1996. According to Thailand's National Energy Policy Office, energy demand increased at a compound annual growth rate of approximately 11% from 1992 to 1996. Energy growth in excess of GDP growth reflects the nature of Thailand's economy, which is characterized by increasing per capita energy consumption and increasing industrialization. To meet the country's energy demand and reduce its dependence on imported oil, Thailand's Deputy Prime Minister and Minister of Industry recently outlined a program for the development of new sources of natural gas. The new program gives the highest priority to the expansion of domestic offshore natural gas supplies, ahead of the secondary priority of enhancing imports from neighboring Asian countries. Much of the annual increase in domestic Thai oil and gas supply over the next five years is expected to be provided by new sources of oil and gas from the Gulf of Thailand. See "Risk Factors -- Thai Economy."

CURRENT FIELDS AND PROSPECTS

     The Company has identified a number of exploration and development opportunities within Block B8/32, which include Tantawan, Benchamas, Pakakrong, Maliwan and North Benchamas.

  Tantawan

     Through June 30, 1997, the Company has participated in drilling a total of 23 development and 18 exploration wells in the Tantawan Field, of which all but one have encountered hydrocarbons. Of the 40 wells that encountered hydrocarbons, 36 are deemed capable of commercial flow rates. All of these successful wells were drilled in roughly the southern third of the Tantawan Field and have encountered an average of 170 feet of net hydrocarbon pay.

     In August 1996, the Concessionaires set the "A" and "B" 12-slot production platforms and mobilized two drilling rigs to tie-back and complete a total of 18 wells. To facilitate moving the natural gas and crude oil to market, the operator participated in a long term lease for an oceangoing tanker, the T/T Bayern. The vessel, recommissioned as the Tantawan Explorer, was delivered in December 1996, and is currently the only FPSO vessel in the Gulf of Thailand. Production from the Tantawan Field commenced in February 1997 and through June 30, 1997 has averaged 79 MMcf and 5,050 Bbls per day (36.6 MMcf and 2,340 Bbls per day net to the Company's working interest).


     During 1996, Thai Romo and its partners began construction of the 9-slot "C" platform, which arrived on-site in the second quarter of 1997. Production began in August 1997 from 9 wells. In October 1996, the Concessionaires signed a contract for the construction of a second 9-slot "D" platform, which was installed in August, 1997.


  Benchamas


     As of June 30, 1997, the Company had participated in drilling 13 exploration wells, all of which were hydrocarbon bearing and 12 of which were considered to be commercially viable. The wells encountered an average of 225 feet of net hydrocarbon pay. The Company also expects to conduct an active program of development drilling in the Benchamas Field in 1998.


     In June 1997, the Concessionaires' formal application to Thailand's Department of Mineral Resources for a production license to produce from the Benchamas Field and a portion of the Pakakrong area was approved. This plan of development contemplates the installation of satellite platforms, a central processing facility platform and an FSO. It is anticipated that production from the Benchamas Field will be sold under similar terms to those applicable to the Tantawan Field.

  Pakakrong


     In late 1995, a 100 square mile 3-D seismic survey of the Pakakrong prospect was acquired, processed and interpreted. The prospect is centered 8.5 miles southwest of the Benchamas-1 well. Production tests in the two Pakakrong wells drilled in early 1996 have established potential commercial reservoirs at depths considerably shallower than found to date elsewhere within the Block. The production license application which has been approved includes the Pakakrong area.


     Production tests conducted in Pakakrong-1 at a depth of 4,900 feet yielded cumulative flow rates of 25.5 MMcfd of natural gas and 0.7 Mbpd of oil and condensate. Production tests in the Pakakrong-2 well were conducted at a depth of 4,200 feet and yielded a flow of 1.6 Mbpd. Based on seismic interpretation, it is believed that this zone may be the same zone observed but not tested in the Pakakrong-1 well located one mile northwest.

  Maliwan

     Through June 30, 1997, two successful exploration wells have been drilled in the Maliwan area, located between the Tantawan and Benchamas Fields. The first well encountered 110 feet of net hydrocarbon pay and the second encountered 297 feet of net hydrocarbon pay. Additional exploration and delineation drilling, as well as a complete geological and geophysical assessment, will be required before proven reserves can be determined and development plans formulated. In November 1997, the Concessionaires received from the Ministry of Industry a production license covering approximately

91,000 acres in the Maliwan area. The Company expects to have an active program of exploratory drilling in the Maliwan area in 1998.


  North Benchamas

     A 120 square-mile 3-D survey of the North Benchamas prospect was conducted during the fourth quarter of 1996. Through June 30, 1997, the Concessionaires have drilled three exploration wells in the North Benchamas area of the Block which is located north of the Benchamas Field. Two of the three wells encountered a total of 88 feet of net hydrocarbon pay, which, although non-commercial, demonstrated the northern extension of hydrocarbons on the Block. The third exploration well encountered a significant amount of reservoir quality sands which were non-hydrocarbon bearing and was plugged and abandoned. The Company plans to reevaluate the North Benchamas area after further examination and refinement of the seismic data.

RESERVES

     The table below summarizes the Company's net proven oil (including condensate and crude oil) and natural gas reserves and net present value (NPV) discounted at 10% by field as of July 1, 1997, as estimated by Ryder Scott, inclusive of the impact of the crude oil hedges in place:

                                                                                      NPV
                                                            NATURAL                  BEFORE      % OF
                                                  OIL         GAS        TOTAL     INCOME TAX    TOTAL
                     FIELD                       (MBBL)     (MMCF)      (MMCFE)   ($ IN 000'S)    NPV
                     -----                       ------   -----------   -------   ------------   -----
Tantawan.......................................  10,727      97,751     162,112      $122,794      64%
Benchamas......................................  15,973      69,110     164,949        68,184      36
                                                 ------     -------     -------      --------     ---
          Total................................  26,700     166,861     327,061      $190,978     100%
                                                 ======     =======     =======      ========     ===

     The following table sets forth estimates of the net proven oil (including condensate and crude oil) and natural gas reserves of the Company at July 1, 1997, as determined by Ryder Scott:

                                 OIL (MBBL)                     NATURAL GAS (MMCF)            NATURAL GAS EQUIVALENTS (MMCFE)
                      --------------------------------   ---------------------------------   ---------------------------------
                      DEVELOPED   UNDEVELOPED   TOTAL    DEVELOPED   UNDEVELOPED    TOTAL    DEVELOPED   UNDEVELOPED    TOTAL
                      ---------   -----------   ------   ---------   -----------   -------   ---------   -----------   -------
Tantawan.............   4,897        5,830      10,727    41,943        55,808      97,751    71,325        90,787     162,112
Benchamas............      --       15,973      15,973        --        69,110      69,110        --       164,949     164,949
                        -----       ------      ------    ------       -------     -------    ------       -------     -------
    Total............   4,897       21,803      26,700    41,943       124,918     166,861    71,325       255,736     327,061
                        =====       ======      ======    ======       =======     =======    ======       =======     =======

     The Company has not filed any different estimates of its July 1, 1997 reserves with any federal agency.

     The reserve data set forth in this Prospectus represents only estimates. Reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and adjustment. As a result, estimates of different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates. Accordingly, reserve estimates often differ from the quantities of crude oil and natural gas that are ultimately recovered. Estimates of economically recoverable crude oil and natural gas reserves and of future net revenues are based upon a number of variables and assumptions, all of which may vary considerably from actual results. The reliability of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based.

     In preparing the July 1, 1997 reserve estimate, Ryder Scott effected a roll-forward from the January 1, 1997 proven reserve estimates by adjusting for the MOTL Acquisition and by adding proven reserves with respect to only two additional wells drilled early in 1997. In preparing the July 1, 1997 estimates, Ryder Scott used $15.92 per Bbl of oil for volumes produced in 1997 and 1998 to reflect the crude oil price swaps then in effect. Beginning in 1999, an oil price of $18.72 per Bbl of oil was used. The gas price of $2.13 per Mcf of gas was calculated by the terms of the Company's GSA with PTT. The roll-forward also reflects production volumes and operating expenses which Ryder Scott estimated at January 1, 1997 for the first half of 1997. In preparing the July 1, 1997 roll-forward, the Company also provided Ryder Scott with an updated estimate for capital expenditures expected for the second half of 1997 as well as for 1998 and 1999.

     The following table sets forth, at July 1, 1997, the discounted net present value attributable to the Company's estimated net proven reserves at that date, as estimated by Ryder Scott and adjusted for the impact on pricing of the crude oil hedges in place:

                                                 TANTAWAN     BENCHAMAS      TOTAL
                                                 ---------    ---------    ---------
                                                       (DOLLARS IN THOUSANDS)
Future cash flows..............................  $ 402,575    $ 445,881    $ 848,456
                                                 ---------    ---------    ---------
Future production costs........................    160,578       66,044      226,622
Future development costs.......................     49,061      150,429      199,490
                                                 ---------    ---------    ---------
Total future costs.............................    209,639      216,473      426,112
                                                 ---------    ---------    ---------
Future net cash inflows........................    192,936      229,408      422,344
Discount at 10% per annum......................    (70,142)    (161,224)    (231,366)
                                                 ---------    ---------    ---------
Present value of estimated future net cash
  flows, before income taxes...................  $ 122,794    $  68,184    $ 190,978
                                                 =========    =========    =========

     In computing this data, assumptions and estimates have been utilized, and no assurance can be given that such assumptions and estimates will be indicative of future economic conditions. The future net cash inflows are determined by using estimated quantities of proven reserves and the periods in which they are expected to be developed and produced based on July 1, 1997 economic conditions. The estimated future production is priced at prices the Company estimated it would have received at July 1, 1997, including the impact of crude oil hedges in place, except where fixed and determinable price escalations or oil hedges are provided by contract. The resulting estimated future gross revenues are reduced by estimated future costs to develop and produce the proven reserves based on July 1, 1997 cost levels, but not for debt service and general and administrative expenses.

ACREAGE AND PRODUCTIVE WELLS

  Acreage

     The following table sets forth the Company's developed and undeveloped acreage position at June 30, 1997:

                                          DEVELOPED        UNDEVELOPED
                                           ACREAGE          ACREAGE(1)         TOTAL(1)
                                        --------------    --------------    --------------
                                        GROSS     NET     GROSS     NET     GROSS     NET
                                        ------    ----    ------    ----    ------    ----
                                        (IN THOUSANDS)    (IN THOUSANDS)    (IN THOUSANDS)
Gulf of Thailand......................    68       31      1,249     579     1,317     610

---------------

(1) A portion of this acreage was relinquished as of August 1, 1997. See "-- Overview of Gulf of Thailand and Block B8/32."

  Productive Wells

     At June 30, 1997, the Company owned interests in the following wells capable of production pending completion and installation of production facilities:

                                                              GROSS      NET
                                                              -----      ----
Oil and Gas Wells...........................................   52        21.5

DRILLING ACTIVITY

     The following table sets forth the number of gross and net productive and dry development wells and exploratory wells drilled by the Company during the years indicated:

                               GROSS              GROSS               NET                NET
                            DEVELOPMENT        EXPLORATORY        DEVELOPMENT        EXPLORATORY
                               WELLS              WELLS              WELLS              WELLS
                          ----------------   ----------------   ----------------   ----------------
          YEAR            SUCCESSFUL   DRY   SUCCESSFUL   DRY   SUCCESSFUL   DRY   SUCCESSFUL   DRY
          ----            ----------   ---   ----------   ---   ----------   ---   ----------   ---
1997 (through June
  30)...................       5       --         8        4       2.3        --       3.7      1.9
1996....................       9        2        13       --       4.2       0.9       5.0       --
1995....................       7       --         3        1       3.2        --       0.9      0.5
1994....................      --       --         4        1        --        --       1.3      0.3
1993....................      --       --         2        2        --        --       0.6      0.6
1992....................      --       --         1       --        --        --       0.3       --
                                       --                 --
                          ------             ------             ------       ---   -------      ---
  Total.................      21        2        31        8       9.7       0.9      11.8      3.3
                                       --                 --
                          ------             ------             ------       ---   -------      ---
                                       --                 --
                          ------             ------             ------       ---   -------      ---

PRODUCTION FACILITIES

     Under the first phase of the development plan for the Tantawan Field, two platforms and production facilities were installed prior to first production, with planned installation of two additional platforms during the remainder of 1997. The oil and natural gas is separated on each platform and processed on the FPSO, which was delivered in December 1996. Oil is exported via tankers, and gas is discharged into a 33-mile spur pipeline owned by PTT. Production of oil and gas commenced in February 1997.

     Platforms. The first two production platforms are four-pile, twelve slot units designed for drilling with either a jack-up or tender assisted rig. Wellhead fluids are separated at each production platform into three streams: high pressure gas, intermediate pressure gas and low pressure oil and water. As required, natural gas is drawn off the intermediate pressure system, compressed, and fed back down the wells to provide gas lift to optimize oil recovery. Hydrocarbons are fed into flowlines, which run between each platform and a Pipeline End Manifold ("PLEM") located at the FPSO.

     Floating Production, Storage and Offloading Vessel. The FPSO was used to facilitate a fast track development of the Tantawan Field and provide cost savings given the lack of an offshore oil pipeline infrastructure. The FPSO used for the Tantawan development is under the management of an affiliate of Single Buoy Moorings Inc. ("SBM"), one of the largest builders and operators of FPSOs. Another affiliate of SBM, Tantawan Production B.V., leases the FPSO under a Bareboat Charter Agreement (the "Charter") to Tantawan Services L.L.C. ("TS"), a subsidiary of Thaipo. SBM paid all FPSO costs (including the vessel, detailed design engineering and all equipment purchased for the FPSO) and recovers them through the bareboat charter day rate over the term of the Charter. The initial term of the Charter, which commenced in February 1997, is for 10 years, subject to extension. In addition, TS has a purchase option on the FPSO throughout the term of the Charter. TS has also contracted with another company, SBM Marine Services Thailand Ltd. ("FPSO Operator"), an affiliate of SBM, to operate the FPSO on a reimbursable basis throughout the initial term of the Charter. Performance of both the Charter and the agreement to operate the FPSO are non-recourse to TS and the Company. However, TS's performance is secured by a lien on any hydrocarbons stored on the FPSO and is guaranteed severally by each of the Tantawan Concessionaires. The Company's guarantee is limited to its percentage interest in the Tantawan Field (currently 46.34%).

     The FPSO production facilities include process facilities for separation and treatment of fluids and compressors for gas. This equipment is very similar to that utilized on conventional fixed platforms, except that the equipment can function while subjected to the roll and pitch of the FPSO. The production system is capable of processing 150 MMcfd (expandable to 300 MMcfd) of natural gas, 50 Mbpd of crude oil and condensate and 25 Mbpd of water. Oil and condensate is processed to an export quality for storage on the FPSO and then offloaded to shuttle tankers. Natural gas is dehydrated and compressed for export via an existing 24-inch 33-mile spur pipeline. Water is treated to below 20 parts per million of oil in water and discharged overboard. The Company believes the FPSO has sufficient production capacity to accommodate anticipated production from the Tantawan field.

     The FPSO provides sufficient storage for optimum offloading of oil to export tankers and contains spare capacity in the event of unscheduled delays in tanker arrival. The FPSO can store 1,000 Mbbl, including 700 Mbbl of saleable crude. The FPSO must store 200 Mbbl of ballast water to control hull stresses and 100 Mbbl of capacity will be used to store oily water that does not meet the discharge concentration criteria. Oil stored on the FPSO is offloaded periodically to export tankers using the tandem system, in which the tankers are moored end to end. PTT provides the offtake tankers.

     The FPSO Operator operates and maintains the FPSO. Thaipo provides a limited number of crew members to manage platform and well operations. The crew members, along with the FPSO Operator's personnel, are housed on the FPSO.

     Benchamas/Pakakrong Production Facilities. The first phase development plan for the Benchamas/Pakakrong field will include the installation of three satellite wellhead platforms, a central processing facility with a daily capacity of 150 MMcf of natural gas, 25 Mbbls of oil and condensate and 25 Mbbls of water and a living quarters structure. Full wellstream production will flow through a gathering system to the central processing facility where the natural gas, oil and water will be separated. The natural gas will be dehydrated, metered and compressed for delivery through a 16-inch 32 mile pipeline which will tie directly into the existing spur pipeline from the Tantawan Explorer. The produced oil and condensate will be stored on a floating storage and offloading vessel ("FSO") to be moored in the field. Oil in the FSO will be offloaded periodically to export tankers. This development plan will have to be financed by the Concessionaires. It is currently estimated that the first phase development facilities and equipment will cost $245 million ($113.5 million net to the Company). See "Risk Factors -- Substantial Capital Requirements" and "Risk Factors -- Dependence on Third-Party Operator."

MARKETING AND CONTRACTS


     Gas Sales Agreement. Under the terms of the 30-year Concession agreement, the Kingdom of Thailand or a state organization as stipulated by the Kingdom of Thailand has first priority to purchase oil and natural gas produced from Block B8/32. PTT is currently the sole purchaser of natural gas in Thailand and purchases all gas at the well-head from private producers. PTT also maintains a monopoly over natural gas transmission and distribution in the country. PTT is an agency of the Kingdom of Thailand, which has "Baa3" and "BBB" sovereign debt ratings from Moody's Investors Services, Inc. and Standard & Poor's Ratings Service, respectively.


     The GSA includes a minimum daily contract quantity or volume ("DCQ") which PTT is required to take, or pay for if not taken, of 75 MMcfd of natural gas during the first year of production (which commenced in February 1997), with the DCQ rising to 85 MMcfd during the second year (which commences in October 1997). Thereafter, the DCQ is determined by dividing the Field Reserves (as defined in the GSA) by 6,000. However, if the DCQ exceeds 125 MMcfd, the quantity is subject to further negotiation. If the Concessionaires fail to deliver the minimum daily quantities under the GSA, PTT's sole recourse is to receive the amount of the shortfall from a subsequent delivery at 75% of the contract price at the time of the shortfall. In addition, if the Field Reserves should drop below 31 Bcf the Concessionaires shall be obligated to pay PTT a proportionate amount of the capital costs of the pipelines installed by PTT for the Tantawan Field. The GSA terminates on the earlier of (i) termination of the petroleum production period, or (ii) the date no Field Reserves remain. The Concessionaires began delivering gas to PTT under the GSA on February 1, 1997. The Concessionaires successfully completed the production test required under the GSA during March 1997.

     The natural gas price is based on formulae which provide adjustments to the base price, and also establish a ceiling and a floor price, for natural gas on each April 1 and October 1. Adjustments will reflect changes in (i) wholesale prices in Thailand, (ii) the U.S. producer price index for oil field machinery and tools, (iii) medium fuel oil prices, and (iv) Thai Baht/U.S. Dollar fluctuations. The

Concessionaires receive payment in Thai Baht. The realized price was estimated to be equivalent to approximately $2.19 per Mcf at April 1, 1997 and approximately $1.82 per Mcf at October 1, 1997.

     In November 1997, the Gas Sales Agreement was amended to include production from the Benchamas Field, to include B8/32 Partners Ltd. as a Concessionaire, to set a minimum DCQ of 125 Mmcfd, and to set the level the DCQ must reach before the quantity is subject to further negotiation from 125 MMcfd to 300 MMcfd.


     Oil Sales. In early July, the Company had its first oil lifting from the Tantawan Field and sold 278,000 barrels of oil pursuant to the MOU. In October 1997, the Company and the other Concessionaires received permission from the Thai Department of Mineral Resources to export crude oil produced from the Block and sold its second oil lifting for U.S. dollars to a third party purchaser for export. The Company expects that the Concessionaires will continue to sell their crude oil for U.S. dollars to a number of purchasers at market prices. In November 1997, PTT notified the Company that the MOU is being terminated.


THAI CONCESSION TERMS

     Term. The Concession agreement provides for an exploration period of 6 years ending July 31, 1997, which may be renewed for an additional 3-year term upon agreement between the parties. At the end of the initial exploration term on July 31, 1997, Thai petroleum law permits the government to grant, upon application by the Concessionaires, an additional three-year exploration term on up to 50% of the Concession acreage that has not been previously designated as a production area or relinquished, subject to certain terms and conditions including the agreement to undertake a work program and the payment of fees and rentals to be negotiated. In May 1997, the Concessionaires received an extension of the exploration period for the Block, which will end on July 31, 2000.

     Before the expiration of the exploration period, the Concessionaires may pay surface reservation fees to retain acreage subject to forfeiture. The Department of Mineral Resources sets the reservation fees on the date that the Concessionaires submit the application for the surface reservation.

     If production does not commence within four years of the designation of the production area, the production period will expire. The petroleum production period for producing areas is a 20-year period beginning on the last day of the exploration period, which 20-year period may be extended for 10 years upon agreement on the terms of the extension.

     Production Bonuses. Pursuant to the terms of the Concession agreement, the Concessionaires are required to make the following payments ("Production Bonuses") to the Ministry of Finance: (i) $2.0 million upon the first production of petroleum from the Block; (ii) $3.0 million when petroleum production from the Block reaches an average of 50,000 barrels of crude oil equivalent per day in any one calendar month; and (iii) $7.5 million when the petroleum production from the Concession area reaches an average of 100,000 barrels of crude oil equivalent per day in any calendar month. The Company paid to the Ministry of Finance in January 1997 the sum of $927,000 representing the Company's 46.34% share of the first Production Bonus.

     Royalties. The following table summarizes the monthly royalties required to be paid to the Thai government based on barrels of oil equivalent produced within Block B8/32 (natural gas is converted to an equivalent under the royalty using a ratio of 10 MMbtu of natural gas to one barrel of oil):

                                                              PERCENT OF VALUE
                                                              OF PRODUCT SOLD
     MONTHLY VOLUME OF PRODUCT (IN EQUIVALENT BARRELS)          OR DISPOSED
     -------------------------------------------------        ----------------
Not exceeding 60,000........................................        5.00%
Portion exceeding 60,000 but not exceeding 150,000..........        6.25
Portion exceeding 150,000 but not exceeding 300,000.........       10.00
Portion exceeding 300,000 but not exceeding 600,000.........       12.50
Portion exceeding 600,000...................................       15.00

     Special Remuneratory Benefit. The Concessionaires must also pay an SRB, which is calculated annually on a concession-wide basis as a percentage of Annual Petroleum Profit (hydrocarbon revenues net of, among other things, royalties, Production Bonuses, capital expenses and operating expenses). No Benefit is payable if the block has no Annual Petroleum Profit. The Benefit varies from zero to 75% of Annual Petroleum Profit, depending on the level of annual revenue per meter drilled in the Block. The July 1, 1997 reserve roll-forward prepared by Ryder Scott was prepared in light of Commission guidelines and, as such, makes provision for the payment of SRB's. However, in light of the anticipated drilling activity in the Block, the Company does not anticipate paying any SRB's for the foreseeable future.

     Termination and Revocation. The Concession agreement terminates (i) upon the termination of the petroleum production period; (ii) when the Effective Concession Area (as defined in the Concession) ceases to exist by virtue of the provisions of the Petroleum Act B.E. 2514, which governs statutory percentage relinquishment, or through the voluntary relinquishment made by the Concessionaires; (iii) upon revocation of the Concession agreement; or (iv) upon termination of the Concessionaires' status as a juristic person (i.e., subject to the jurisdiction of Thai courts). Under the Thai Petroleum Act, the Ministry of Industry may revoke the Concession agreement if the Concessionaires (i) fail to pay the Production Bonuses, the royalties, the Benefits or income taxes; (ii) become bankrupt; or (iii) fail to comply with good petroleum industry practice or to conduct petroleum operations with due diligence or violate certain other provisions of the Concession agreement (including giving special priority to Thai nationals) or the Thai Petroleum Act (such as restrictions on transfer). In addition, all production, storage and transportation equipment and facilities must be turned over to the Thai government at the end of the production term.

     Joint and Several Liability. Under the terms of the Concession agreement, each of the Concessionaires is jointly and severally liable for the obligations of the Concessionaires, including payment of income taxes, under the Concession.

TAX REGULATION

  General

     Anticipated profits derived from Thai Romo's operations will be subject to taxation in both Thailand and the United States. No opinions of tax counsel have been requested or received with respect to the Thailand and United States tax consequences to Thai Romo, RMEC, TRH and the Company discussed below.

  Certain Thailand Tax Consequences

     Under the Petroleum Income Tax Act B.E. 2514 and (No. 4) B.E. 2532, Thai Romo's net profits derived from the petroleum business are subject to Thai income tax at the rate specified by the Royal Decree Prescribing Petroleum Income Tax Rates B.E. 2514, which must not be lower than 50% and not be higher than 60% of such net profits. Under the Royal Decree, the Thai income tax rate to be imposed on Thai Romo's anticipated net profits derived from its petroleum business is 50%.

     In computing Thai Romo's net profits from its petroleum business that will be subject to Thai tax, any interest paid on loans by Thai Romo to any lenders or shareholders, whether or not resident or doing business in Thailand, is not deductible. Royalties to be paid by Thai Romo to the Ministry of Industry under the Concession agreement are deductible in computing Thai Romo's net profits from its petroleum business.

     Dividends paid by Thai Romo and B8/32 Partners to TRH and RMEC (in the case of Thai Romo) out of its net profits from the petroleum business should be exempt from Thailand dividend withholding tax.

  Certain United States Federal Income Tax Consequences to the Company, RMEC and TRH

     Classification of Thai Romo. For United States federal income tax purposes, Thai Romo will be treated as a partnership. Each of TRH, RMEC and the other shareholders of Thai Romo will be treated as partners in Thai Romo. Each such partner will be required to take into account its allocable share of the items of income, gain, loss, deduction and credit of Thai Romo, determined under United States tax-accounting rules, in determining its United States federal income tax liability, regardless of the amount of cash dividends, if any, paid by Thai Romo with respect to its shares. Thai Romo's functional currency is presently, and is anticipated to continue to be, the United States dollar. Therefore, allocations of income, gain, loss, deduction and credit of Thai Romo to its partners will be reported in United States dollars, and no significant currency exchange gains or losses are expected to be recognized as a result of such allocations. Foreign tax credits allocated to each of RMEC and TRH are expected to partially offset the United States federal income tax liability of RMEC and TRH attributable to the net income of Thai Romo. See " -- Creditability of Thai Petroleum Income Tax" and " -- Alternative Minimum Taxable Income," discussed below.

     Creditability of Thai Petroleum Income Tax. Various provisions of the United States Internal Revenue Code, including sections 901(b), 901(e), 901(f), 904 and 907(a), and the regulations promulgated thereunder, reduce the amount of foreign tax credit otherwise available to a domestic corporation that is deemed to pay its pro rata share of foreign taxes paid by a partnership (i.e., Thai
Romo) to a foreign government on foreign mineral income. The regulations under section 901(b) may cause a reduction in creditable foreign tax below the United States corporate tax rate, with the result that the reduced foreign tax credit may not fully offset the United States tax liability imposed on the United States corporations' foreign source mineral income. The regulations under section 901 treat any taxpayer who has, directly or indirectly through a controlled person, a concession to extract foreign government-owned petroleum as having received a specific economic benefit from the foreign government. Persons who have received a specific economic benefit are defined by the regulations as "dual capacity taxpayers."

     The section 901 regulations generally treat a portion of any foreign levy paid by a dual capacity taxpayer as payment in the nature of a royalty for the economic benefit, rather than as a creditable foreign tax. The dual capacity taxpayer is required to affirmatively demonstrate to the Internal Revenue Service the portion of the foreign levy that qualifies as a creditable tax by using one of various methods. Under the "safe harbor" method, the taxpayer is permitted to make an irrevocable election for all taxable years to determine the portion of the foreign levy that qualifies as a creditable tax by reference to the general tax rate that applies in the foreign country to persons who are not dual capacity taxpayers. The Company, on behalf of TRH and RMEC, presently intends to elect to use the safe harbor method to determine the amount of Thai Petroleum Income Tax paid by Thai Romo that will qualify as a creditable tax, but such intention may change if another method appears more favorable at the time the election is required to be made.

     The safe harbor method is intended to yield a qualifying tax credit amount that is roughly equal to the amount of generally imposed income tax (i.e., the general corporate income tax) in Thailand that would have been required to be paid by Thai Romo if it had not been a dual capacity taxpayer and if the general corporate income tax had allowed a deduction for the specific economic benefit amount. The calculations required to determine the precise amount of Thai tax that would be creditable under the safe harbor method may, in certain cases, substitute gross income and deductions that would have been included and deducted, respectively, under the Thai general corporate income tax for amounts that in fact will be included and deducted under the Thai petroleum Income Tax Act based on the future operations of Thai Romo. Therefore, it is impossible to accurately determine in advance what portion, if any, of the Thai Petroleum Income Tax would be deemed to be non-creditable under the safe harbor method. It is possible, however, that under the safe harbor method, the amount of Thai Petroleum Income Tax treated as a creditable tax will be less than 35%, with the result that TRH and RMEC may owe residual United States income taxes on their pro rata shares of Thai Romo's net taxable income allocated to them, even though Thai Romo would have paid Thai Petroleum Income Tax at the rate of 50%.

     Alternative Minimum Taxable Income. In addition to the provisions discussed above, which generally limit the amount of foreign taxes that can be credited against the United States tax liability of RMEC and TRH, special rules apply for purposes of computing the alternative minimum tax. In general, the alternative minimum tax foreign tax credit can only offset up to 90% of a corporation's alternative minimum taxable income. Therefore, even if RMEC and TRH pay little or no regular corporate tax, they may be subject to alternative minimum tax at the rate of 20% on the 10% of their alternative minimum taxable income that is not eligible for offset by the alternative minimum tax foreign tax credit.

OPERATING AGREEMENTS

     Tantawan. As a result of MOTL's decision not to participate in the development of the Tantawan Field, the Tantawan Concessionaires entered into the Tantawan JOA as of March 3, 1995, which governs operations in the Tantawan Field. Thaipo was designated as operator of the field under the supervision of the Operating Committee. The Operating Committee consists of one representative of each Tantawan Concessionaire with the operator as the Chairman. Each party has a percentage vote on the Operating Committee equal to its percentage interest. For information on the percentage interest of each party, see "Business and Properties -- General". All decisions of the Operating Committee require the affirmative vote of two or more non-affiliated parties having an aggregate percentage interest of at least 51%. The operator has the exclusive right to conduct and must conduct all operations on behalf of the Concessionaires that relate to the Tantawan Field, including but not limited to preparing and implementing proposed work programs, budgets and authorizations for expenditure, planning for services and materials procurement, maintaining insurance, and reporting to each of the Concessionaires data and information concerning the operation in the Tantawan Field. See "Risk Factors -- Dependence on Third-Party Operator." However, the Operating Committee must approve the general outline of all work programs, appraisal and development operations, certain expenditures, and operating budgets for the Tantawan Field.

     The Tantawan JOA limits the sale or transfer of interests in the Tantawan Field, including the sale or transfer of 50% or more of a party's voting stock to a nonaffiliate. Subject to certain exceptions, a Concessionaire may not reduce its interest below 10%, grant to an unaffiliated party an interest of less than 10% or divide its percentage interest among two or more third parties. However, a Concessionaire may withdraw from the Tantawan JOA if its interests are unencumbered. Upon any such withdrawal or other proposed transfer, the remaining Concessionaires have a preferential right to acquire the disposing Concessionaire's interest in proportion to their percentage interests. A withdrawing Concessionaire would remain liable to the other Concessionaires for its share of all outstanding expenditures and liabilities related to work programs approved by the Operating Committee.

     Upon commencement of non-consent operations, each non-participating party's percentage interest and leasehold operating rights in the non-consent operations and title to the hydrocarbons produced therefrom is to be owned by and vested in each participating party in proportion to its participating interest prior to reversion, after recoupment of costs by the participating parties out of the non-participating party's share of the proceeds under the Concession. The participating parties may recoup up to 1200% or 800%, in the case of appraisal operations and development operations, respectively, of the share of the costs of the non-participating party had the non-participating party participated.

     The Concessionaires have several liability in conducting the field's joint operations. Each Concessionaire agrees to indemnify, to the extent of its percentage interest, each of the other Concessionaires for any claim or liability to third parties arising from or in connection with the Tantawan JOA.

     Remainder of Block B8/32. Thai Romo, Thaipo, MOTL and Palang are parties to the JOA dated August 1, 1991, for which MOTL acted as operator for the Block. Terms and conditions under the JOA are substantially similar to those in the Tantawan JOA, except that all decisions of the Operating Committee require the affirmative vote of two or more non-affiliated parties having an aggregate percentage interest of at least 51%. In March 1997, the Concessionaires purchased MOTL and Thaipo replaced MOTL as the operator.

EMPLOYEES

     At June 30, 1997, the Company employed approximately 14 people (excluding Messrs. Rutherford and Moran who do not receive a salary or benefits from the Company) in its Houston, Texas location whose functions are associated with management, engineering, geology, finance and administration. The Company has no collective bargaining arrangement with employees and believes its relations with its employees are good.

OFFICES

     The Company leases its Houston office under a lease covering approximately 9,473 square feet, expiring in February 2002. The monthly rent and expenses are approximately $10,000.

                                   MANAGEMENT

     The following table sets forth information regarding the current directors and officers of the Company:

          NAME            AGE(1)                        POSITION
          ----            ------                        --------
John A. Moran...........    65     Chairman of the Board
Patrick R. Rutherford...    62     President, Chief Executive Officer and Director
Michael D. McCoy........    45     Executive Vice President, Chief Operating Officer
                                   and Director
Howard Gittis...........    62     Director
Jere W. McKenny.........    68     Director
Harry C. Lee............    64     Director
Chote Sophonpanich......    54     Director
David F. Chavenson......    45     Vice President, Finance and Chief Financial
                                   Officer and Corporate Secretary
Gregory Nelson..........    50     Vice President, Exploration
Thomas E. Rankin........    62     Vice President, Operations

---------------

(1) As of June 30, 1997.

     JOHN A. MORAN has been Chairman of the Board of the Company since its inception. Since 1993, he has been President of RMEC, which became a wholly-owned subsidiary of the Company in June 1996. From April 1967 until his retirement in 1992, Mr. Moran was a Director and Officer of the Dyson-Kissner-Moran Corporation ("DKM"), a private holding company engaged primarily in the manufacture and distribution of industrial and consumer products and a developer of commercial and industrial real estate on the east coast of the United States. During that time, Mr. Moran was successively, Vice President, Executive Vice President, President, Chairman of the Board and Chairman of the Executive Committee of DKM. Prior to joining what was then the Dyson-Kissner Corporation, Mr. Moran was a Vice President of Blyth & Co., Inc. (an investment banking firm) in its New York and Los Angeles offices. Mr. Moran is a Director of Bessemer Securities Corporation, New York City and The Coleman

Company of Golden, Colorado. He holds a B.S. in Banking and Finance and an honorary L.L.B. from the University of Utah. He is a member and former Chairman of the National Advisory Council of the University of Utah, and a former Director of the United Nations Association and trustee of the Brooklyn Museum. He is a member of the Chief Executives Organization and The Foreign Policy Association.

     PATRICK R. RUTHERFORD has been President and Chief Executive Officer of the Company since its inception. He has been Chairman of the Board of RMEC since its inception. Since 1973, he has been Chairman of the Board and part owner of Rutherford Oil Corporation (an oil and gas exploration and production company that serves as operator of wells located in Texas, Louisiana and the Gulf of Mexico). He also served on the Board of Regents of West Texas State University and was President of the Houston Speech and Hearing Center. He also has served as a director of First Interstate Bank of Texas, Texas Commerce Bancshares, OKC Corporation, Olix Company, The University of Texas Health Science Center Development Board, the Geological Foundation of the University of Houston, and one of the founding directors of Southwest Airlines.

     MICHAEL D. MCCOY has been Executive Vice President and Chief Operating Officer of the Company since its inception. He has been Executive Vice President of RMEC since September 1990. Prior to joining the Company, Mr. McCoy served as Manager of Land and Legal for Rutherford Oil Corporation. Mr. McCoy received his B.A. degree from The University of Texas in 1974 and J.D. degree from South Texas College of Law in 1977.

     HOWARD GITTIS was elected to serve as a director of the Company immediately prior to commencement of the Company's initial public offering on June 20, 1996. Mr. Gittis is the Vice Chairman & Chief Administrative Officer of MacAndrews & Forbes Holdings Inc., a diversified holding company with interests in consumer products, financial services, entertainment, and publishing. His other directorships include Andrews Group Incorporated, Consolidated Cigar Holdings Inc., First Nationwide Holdings, Inc., First Nationwide (Parent) Holdings, Inc., California Federal Bank, a Federal Savings Bank, Mafro Consolidated Group, Inc., Pneumo Abex Corporation, Power Control Technologies Inc., Revlon, Inc., Revlon Worldwide Corporation, Loral Space & Communications Ltd. and Jones Apparel Group. Prior to joining MacAndrews & Forbes in 1985, Mr. Gittis was a partner at the Philadelphia law firm of Wolf, Block, Schorr and Solis-Cohen ("Wolf Block") where he had served as Chairman of the Executive Committee. His tenure at Wolf Block lasted over 25 years and concentrated on general litigation, real estate, and corporate acquisition and divestiture work. Mr. Gittis is a member of the Board of Overseers of the University of Pennsylvania Law School, a Trustee of Temple University and a member of the Board of Visitors of Temple University School of Law. Mr. Gittis holds two degrees from the University of Pennsylvania, a B.S. in Economics and an L.L.B. from the Law School.

     JERE W. MCKENNY was elected to serve as a director of the Company immediately prior to commencement of the Company's initial public offering on June 20, 1996. Prior to his retirement in 1993, Mr. McKenny was President and Chief Operating Officer of Kerr-McGee Corporation ("Kerr-McGee") for nine years. He also served as President, Vice Chairman of the Board, Vice President -- Exploration and Vice President -- Oil and Gas Exploration during his forty years of employment with Kerr-McGee. Mr. McKenny currently serves on the School of Geology and Geophysics Advisory Board, College of Business Administration Board of Advisors and College of Engineering Board of Visitors Advisory Board of the University of Oklahoma and on the Executive Committee and Board of Directors of the Allied Arts Foundation. Mr. McKenny holds a B.S. and an M.S. in Geological Engineering from the University of Oklahoma.

     HARRY C. LEE was elected to serve as a director of the Company immediately prior to commencement of the Company's initial public offering on June 20, 1996. Mr. Lee is an energy resources consultant in the area of oil and gas exploration and production. Prior to his retirement in 1993, Mr. Lee was with Unocal Corporation ("Unocal") for 34 years. During his tenure at Unocal, Mr. Lee served in various executive and managerial functions at both parent and subsidiary levels, including Energy Resources Vice President -- Operations for major international and domestic business units from 1992 to 1993, President of Unocal International Oil & Gas Division from 1988 to 1992, and Vice President and

General Manager of Union Oil Company of Indonesia from 1978 to 1982. Mr. Lee holds a B.S. in Geology and an M.S. in Geology from the University of Oklahoma.

     CHOTE SOPHONPANICH was elected to serve as a director of the Company immediately prior to commencement of the Company's initial public offering on June 20, 1996. Mr. Sophonpanich is Executive Chairman of Green Spot (Thailand) Co. Ltd. and Chairman of Krungdhep Sophon Public Company Ltd., Eternal Petrochemicals Co. Ltd. and C.S. Capital Ltd., all of which are organized under the laws of the Kingdom of Thailand. He is serving as a non-executive director of the Bangkok Bank with which he has been affiliated since 1966. Mr. Sophonpanich is also a director of Chote Chalit Co. Ltd., Shangri-la Hotel Public Company Ltd., Siam Food Products Public Company Ltd., Palang (one of the Concessionaires), Thoresen Agency Public Company Ltd., Union Plastic Public Company Ltd., Union Textile Industries Public Company Ltd. and Wilson Insurance Ltd. in Thailand. He also is serving as a non-executive director of companies outside of Thailand, such as Bangkok Investments Ltd. of Cayman Islands, First Overseas Bangkok Investments Pte. Ltd. of Singapore and Stelux Co. Ltd. of Hong Kong. Mr. Sophonpanich graduated from the University of Sydney with a Bachelor's degree in Economics.

     DAVID F. CHAVENSON has been Vice President, Finance and Chief Financial Officer of the Company since April 1996. Mr. Chavenson was Treasurer of Oryx Energy Company, an oil and gas exploration and production company (previously Sun Exploration and Production Co.) ("Oryx"), from 1993 to April 1996. Prior to that, during his 18 years with Oryx, he served as Assistant Treasurer and Manager of Corporate Finance, Manager of Financial Analysis and Senior Financial Specialist. Mr. Chavenson holds a B.A. in Economics from Dickinson College and received an M.B.A. from the Harvard Business School. He is also a C.P.A.

     GREGORY NELSON has been Vice President, Exploration of the Company since its inception. From 1984 to 1992, Mr. Nelson was employed by Rutherford Oil Corporation as an explorationist. From 1977 to 1984, Mr. Nelson was with Mobil Oil Corporation. His duties at Mobil included exploration, with both geological and geophysical responsibility, in the Gulf of Mexico and North Africa. His last position at Mobil was Manager of Production Geology, North Texas and San Juan Basin, New Mexico. He has a B.A. in Geology from Winona State College and pursued post graduate studies in geology at Miami University from 1974 to 1977.

     THOMAS E. RANKIN has been Vice President, Operations of the Company since May, 1997. Mr. Rankin has forty years of diversified executive responsibilities in logistics, drilling and production operations worldwide with major multinational energy companies. He was president of his own international engineering consulting firm from 1995 to 1997. Mr. Rankin was Worldwide Drilling Manager (Exploration) for Amoco Production Company upon his retirement in 1995 after holding numerous international engineering and managerial positions during his 28 years with Amoco. He spent nine years with Marathon Oil Company in various domestic engineering assignments prior to joining Amoco. Mr. Rankin has a B.S. in Petroleum Engineering from The University of Texas.

                    DESCRIPTION OF REVOLVING CREDIT FACILITY

     The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the credit agreement, a copy of which is on file with the Commission. See "Available Information."


     In September 1996, the Company entered into a $150 million Revolving Credit Facility with a group of commercial lenders (the "Lenders"), with The Chase Manhattan Bank ("Chase") as administrative agent. The Revolving Credit Facility has a maturity date of September 30, 1999. Loans under the Revolving Credit Facility are secured by the stock of the Company's subsidiaries and of B8/32 Partners. In December 1997, the Company and two of the Lenders entered into an amended Revolving Credit Facility.


  Interest and Fees


     Under the terms of the Revolving Credit Facility, outstanding borrowings bear interest at 1.75% over LIBOR if the aggregate outstanding principal amount of loans is less than or equal to the threshold amount which was set at $60 million on December 3, 1997, a margin of 2.75% over LIBOR if the outstandings are greater than the threshold amount on or prior to June 30, 1998, and a margin of 3.50% over LIBOR if the outstandings are greater than the threshold amount after June 30, 1998. Alternatively, the Company may pay a margin over the prime rate of 0.25%, 1% and 1.75%, respectively, for similar levels of borrowings. A commitment fee equal to 0.5% per annum on the average daily balance of the unused borrowing base is payable quarterly.


  Borrowing Base


     The Revolving Credit Facility provides for semi-annual borrowing base redeterminations by the Lenders, which may increase or reduce the amount of credit available at any time. The borrowing base limitation as of July 1, 1997 was $120 million. The borrowing base limitation was reset to $60 million upon the completion of the Offering and was reset on December 3, 1997 to $150 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations"


  Covenants


     The Revolving Credit Facility contains customary affirmative and negative covenants with respect to, among other things, providing financial statements, notice of any litigation, insurance, liens, indebtedness, investments, restricted payments, affiliate transactions, repurchase or redemption of the Notes and certain contracts. The Revolving Credit Facility also requires the Company to maintain an interest coverage ratio for quarterly periods ending on or after March 31, 1998 as follows: 1.5:1 for each quarter ending on or before September 30, 1998 and 2.5:1 thereafter, such rate to be calculated excluding interest payable from the interest escrow for the Notes. As of September 30, 1997, the Company was not in compliance with the covenant requiring the Company to maintain an EBIDTA to interest coverage ratio of 1.5:1 for the quarter ending September 30, 1997. Such non-compliance, however, was waived by the Lenders.


  Events of Default

     The Revolving Credit Facility contains customary events of default, including, among other things, and subject to applicable grace periods, payment defaults, material misrepresentations, covenant defaults, certain bankruptcy events, judgment defaults, reductions of ownership interest in any Company subsidiaries and certain adverse actions by the Thai government.

                            DESCRIPTION OF THE NOTES

GENERAL

     The New Notes, like the Old Notes, are to be issued under the Indenture, a copy of which is available upon request to the Company. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

  Terms of the Notes

     The Notes will be unsecured senior subordinated obligations of the Company, limited to $120 million aggregate principal amount, and will mature on October 1, 2004.

     The Notes will bear interest at the rate of 10 3/4% per annum from September 29, 1997 or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, commencing April 1, 1998. Interest is paid on a 360-day year, 12 thirty-day month basis.

     The interest rate on the Notes is subject to increase in certain circumstances if the Company and the Subsidiary Guarantors do not file a registration statement relating to the Exchange Offer or if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as described under " -- Exchange Offer; Registration Rights."

  Optional Redemption

     Except as set forth in the following paragraphs, the Notes will not be redeemable at the option of the Company prior to October 1, 2001. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days, prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 1 of the years set forth below:

                                                              REDEMPTION
                           PERIOD                               PRICE
                           ------                             ----------
2001........................................................  105.375%
2002........................................................  102.6875%
2003 and thereafter.........................................  100%

     In addition, at any time and from time to time prior to October 1, 2000, the Company may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 110 3/4% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

     At any time prior to October 1, 2001, the Notes may also be redeemed as a whole at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such Change of Control), at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, and accrued and unpaid interest, if any, to the date of redemption (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

  Security

     The Indenture provides that on the Issue Date, the Company must purchase and pledge to the Trustee as security for the benefit of the Holders the Pledged Securities in such amount as will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of the first four scheduled interest payments due on the Notes. The Company used approximately $24.3 million of the net proceeds of the Offering to acquire the Pledged Securities.

     The Pledged Securities will be pledged by the Company to the Trustee for the benefit of the Holders pursuant to the Indenture and will be held by the Trustee in the Pledge Account. Pursuant to the Indenture, immediately prior to an Interest Payment Date, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due on the Notes. In the event the Company exercises the former option, the Company may direct the Trustee to release a like amount of proceeds from the Pledge Account. A failure to pay interest on the Notes in a timely manner through the first four scheduled interest payment dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period. The Pledged Securities and Pledge Account will also secure the repayment of the principal amount and premium, if any, on the Notes.

     Under the Indenture, once the Company makes the first four scheduled interest payments on the Notes, all of the remaining Pledged Securities, if any, will be released from the Pledge Account and thereafter the Notes will be unsecured.

  Exchange Offer; Registration Rights

     The Company and the Subsidiary Guarantors have agreed pursuant to the Registration Rights Agreement that the Company and the Subsidiary Guarantors would, at their cost, (i) within 60 days after the date of original issuance of the Notes, file the Exchange Offer Registration Statement with the Commission with respect to the New Notes having terms substantially identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions) and (ii) use their reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the Old Notes. The Registration Statement of which this Prospectus is a part constitutes the Exchange Offer Registration Statement. Upon the effectiveness of the Exchange Offer Registration Statement, the Company and the Subsidiary Guarantors agreed that they would offer the New Notes in exchange for surrender of the Old Notes. The Company agreed to keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date of this Prospectus. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Note will receive a New

Note having a principal amount equal to that of the surrendered Old Note. Interest on each New Note will accrue from the last interest payment date to which interest was paid on the Note surrendered in exchange therefor or, if no interest has been paid on such Note, from September 29, 1997. Under existing Commission interpretations, the New Notes would be freely transferable by holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the New Notes represents that it is acquiring the New Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the New Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such New Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to New Notes (other than a resale of an unsold allotment from the original sale of the Notes) with this Prospectus. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes.

     A Holder of Notes (other than certain specified holders) who wishes to exchange such Notes for New Notes in the Exchange Offer will be required to represent that any New Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that applicable interpretations of the staff of the Commission do not permit the Company and the Subsidiary Guarantors to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the original issuance of the Notes, or if the Initial Purchasers so request with respect to Notes not eligible to be exchanged for New Notes in the Exchange Offer, or if any holder of Old Notes is not eligible to participate in the Exchange Offer or does not receive freely tradable New Notes in the Exchange Offer, the Company and the Subsidiary Guarantors will, at their cost, (a) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") covering resales of the Notes, (b) use their reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until the earlier of (i) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144 and (ii) two years from the Issue Date. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the New Notes, as the case may be. A holder selling such Notes or New Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of the Notes or New Notes to be registered under the Shelf Registration Statement will be required to deliver certain information to be used in connection with the Shelf Registration statement and to provide comments on the Shelf Registration Statement within the time period set forth in the Registration Rights Agreement in order to have such holder's Old Notes or New Notes, as the case may be, included in the Shelf Registration Statement.

     If (i) on or prior to 60 days after the Issue Date, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission; (ii) on or prior to 180 days after the original issuance of the Notes, neither the Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; or (iii) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or New Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iii), a "Registration Default"), additional interest will accrue on the Notes and the New Notes, in each case at the rate of 0.50% per annum from and including the date on which any such Registration Default shall occur until the earlier of (i) the date on which such Registration Default has been cured or (ii) the date on which all the Notes otherwise become freely transferable by holders other than affiliates of the Company without further registration under the Securities Act, calculated on the principal amount of the Notes or New Notes. Such interest is payable in addition to any other interest payable from time to time with respect to the Old Notes and the New Notes.

     If the Company effects the Exchange Offer, it will be entitled to close the Exchange Offer 30 days after the commencement thereof provided that it has accepted all Notes theretofore validly tendered in accordance with the terms of the Exchange Offer.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

  Guaranties

     The obligations of the Company pursuant to the Notes, including the repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed, jointly and severally, on an unsecured, senior subordinated basis by each of the Subsidiary Guarantors. The Company is a holding company that will derive substantially all its operating income and cash flow from its subsidiaries, the common stock of certain of which is pledged to secure all indebtedness of the Company outstanding under the Revolving Credit Facility. The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Revolving Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guaranty or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

     Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all its assets to a Person other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Guarantor). Upon the sale or disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its assets) to a Person (whether or not an Affiliate of the Subsidiary Guarantor) which is not a Subsidiary of the Company, which sale or disposition is otherwise in compliance with the Indenture (including the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock"), such Subsidiary Guarantor shall be deemed released from all its obligations under the Indenture and its Subsidiary Guaranty and such Subsidiary Guaranty shall terminate; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under the Revolving Credit Facility and all of its Guaranties of, and under all of its pledges of assets or other security interests which secure, any other Indebtedness of the Company shall also terminate upon such release, sale or transfer.

     The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities (including, but not limited to, Guarantor Senior

Indebtedness) of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guaranty or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty not constituting a fraudulent conveyance or fraudulent transfer under federal, state or Thai law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guaranty shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets (as defined in the Indenture) of each Subsidiary Guarantor.

     The provisions under the Indenture relating to the Guaranties may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes then outstanding.

  Ranking and Subordination


     The indebtedness evidenced by the Notes will be senior subordinated, unsecured obligations of the Company. The payment of the principal of, premium (if any), and interest on the Notes and the payment of any Subsidiary Guaranty is subordinated in right of payment, as set forth in the Indenture, to the payment when due of all Senior Indebtedness of the Company or all Subsidiary Guarantor Senior Indebtedness of the relevant Subsidiary Guarantor, as the case may be, whether outstanding on the Issue Date or thereafter incurred, including the obligations of the Company and the Subsidiary Guarantors under the Revolving Credit Facility. As of December 4, 1997, the amount of Senior Indebtedness of the Company was approximately $70 million, represented by amounts outstanding under the Revolving Credit Facility. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" below.


     All the operations of the Company are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes, even though such obligations will not constitute Senior Indebtedness. The Notes and each Subsidiary Guaranty, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the subsidiaries of the Company (other than the Subsidiary Guarantors). At September 30, 1997, the total liabilities of the Company's subsidiaries (excluding intercompany debt and amounts outstanding under the Revolving Credit Facility and the Notes) were approximately $8 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Indenture. See "-- Certain Covenants -- Limitation on Indebtedness and Preferred Stock of Subsidiaries."

     Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness or Subsidiary Guarantor Senior Indebtedness, as the case may be, will rank senior to the Notes and the relevant Subsidiary Guaranty in accordance with the provisions of the Indenture. The Notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and Subsidiary Guarantor Senior Subordinated Indebtedness of the relevant Subsidiary Guarantor, as the case may be. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. In addition, no Subsidiary Guarantor shall Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Subsidiary Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Subsidiary Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to Subsidiary Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause
(i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions described in the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the Holders are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which Holders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to Holders that, due to the subordination provisions, should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     The obligations of a Subsidiary Guarantor under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of holders of the Notes to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Subsidiary Guarantor Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or of Subsidiary Guarantor Senior Indebtedness of a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the Notes, and creditors of the Company who are not holders of Senior Indebtedness or of Senior Subordinated Indebtedness (including the Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "Defeasance."

  Change of Control

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (i) Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d3 and 13d-5 of the Exchange Act provided that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (i)), directly or indirectly, of more than 40% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for elect on a majority of the board of directors of such parent corporation);

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

     Within 30 days following any Change of Control, unless the Company has mailed a redemption notice with respect to all of the outstanding Notes in connection with such Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive accrued and unpaid interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     The Revolving Credit Facility will limit the ability of the Company to repurchase the Notes. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Revolving Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

     Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a

Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

  Certain Definitions

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) usable in an Oil and Gas Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in an Oil and Gas Business.

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state or federal income taxes, as estimated by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of the Company's most recently completed fiscal year, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); provided, that in the case of each of the determinations made pursuant to clauses (A) through
(D), such increases and decreases shall be as estimated by the Company's petroleum engineers, except that in the event there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (a)(i) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and
(iv) the greater of (A) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements or (B) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company's latest audited financial statements, minus (b) the sum of (i) minority interests (other than a minority interest in a Subsidiary that is a business trust or similar entity formed for the primary purpose of issuing preferred securities the proceeds of which are loaned to the Company or a Restricted Subsidiary), (ii) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements, (iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto and (iv) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(1) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto. For purposes of this definition and any related defined term used herein, the calculations above will include giving effect to the Company and its Restricted Subsidiaries' percentage interests in B8/32 Partners in accordance with GAAP. If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company were still using the full cost method of accounting.

     "Affiliate" means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls or is controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person means the possession of the power to direct or cause the direction of management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, no individual shall be an Affiliate of any Person solely by reason of his or her being a director, officer or employee of such Person. For purposes of the provisions described under "-- Certain
Covenants -- Limitation on Restricted Payments," "-- Certain
Covenants -- Limitation on Affiliate Transactions" and "-- Certain
Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at October 1, 2001 (such redemption price being described under "-- Optional Redemption") plus (2) all required interest payments due on such Note through October 1, 2001, computed using a discount rate equal to the Treasury Rate plus 100 basis points, over (B) the principal amount of such Note.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors, qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (w) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (x) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (y) disposition of assets with a fair market value of less than $250,000 and (z) the relinquishment of unexplored acreage in accordance with the Concession agreement). For purposes of this definition, the term "Asset Disposi-tion" shall not include (i) any trade or exchange of interest(s), either directly or through the acquisition of the Capital Stock of a Person, in Block B8/32 owned by the Company or any Restricted Subsidiary for any other interest(s) in Block B8/32 owned by any other Owner of Block B8/32 or (ii) any trade or exchange of properties and assets used in the Oil and Gas Business (other than as described in clause (i)) or shares of Capital Stock in any Person in the Oil and Gas Business owned by the Company or any Restricted Subsidiary for properties and assets used in the Oil and Gas Business or shares of Capital Stock in any Person owned or held by another Person, in each case for any transfer of properties or assets in a single transaction or series of related transactions having a fair market value of less than $50 million (each, an "Asset Swap"), provided, that (A) the fair market value of the properties, assets, shares or ownership interests in Block B8/32, as the case may be, traded or exchanged by the Company or such Restricted Subsidiary (including any cash or cash equivalents, not to exceed 20% of such fair market value, to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the fair market value of the properties, assets and shares of Capital Stock or ownership interests in Block B8/32, as the case may be (together with any cash or cash equivalents, not to exceed 20% of such fair market value), to be received by the Company or such Restricted Subsidiary as determined in good faith by the Board of Directors of the Company as certified by a certified resolution delivered to the Trustee if such fair market value is equal to or in excess of $5 million, provided, that if such resolution indicates that such fair market value is equal to or in excess of $20 million such resolution shall be accompanied by a written appraisal by a nationally recognized investment banking firm or appraisal firm, in each case specializing or having a specialty in oil and gas properties, and (B) such exchange is approved by a majority of the Disinterested Directors of the Company.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Banks" has the meaning specified in the Revolving Credit Facility.

     "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter Incurred, payable by the Company under or in respect of the Revolving Credit Facility and any related notes, collateral documents, letters of credit and guarantees, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any of its Subsidiaries whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "B8/32 Joint Operating Agreement" means, collectively, (i) the Joint Operating Agreement dated as of August 1, 1990 between Maersk, Thai Romo, Thaipo, and Sophonpanich, (ii) the Transfer Agreement dated March 2, 1995 between Maersk, Thai Romo, Thaipo, and Sophonpanich, whereby Maersk agrees to convey its interest and operatorship in respect of the Tantawan Area of Block B8/32 to Thaipo and (iii) the Agreement of Operatorship and Conveyance of Interest dated as of March 3, 1995 between Maersk and Thaipo, in each case as the same may be modified, supplemented and in effect from time to time.

     "B8/32 Partners" shall mean B8/32 Partners Ltd. (formerly known as Maersk Oil (Thailand) Ltd.), a limited liability company organized under the laws of the Kingdom of Thailand.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means any day on which commercial banks are not authorized or required to close in New York City.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Captive Insurance Company" means any Wholly Owned Subsidiary of the Company that provides insurance or reinsurance to the Company and its Restricted Subsidiaries.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commodity Hedging Agreement" shall mean, for any Person, an agreement or arrangement between such Person and one or more financial institutions or other entities providing for the transfer or mitigation of risks of fluctuations in the prices of hydrocarbons, either generally or under specific circumstances.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an

Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition and any related defined terms used herein, the calculations above will include giving effect to the Company and its Restricted Subsidiaries' percentage interests in B8/32 Partners in accordance with GAAP. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness during such period).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries as determined in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses,
(v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Interest Rate Agreements (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and
(x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries as determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net
Income:

          (i) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

          (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person;

          (v) any write-downs of non-current assets;

          (vi) extraordinary gains or losses; and

          (vii) the cumulative effect of a change in accounting principles.

     Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers are actually used to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness of the Company which, at the date of Incurrence, has an aggregate principal amount outstanding of, or under which, at the date of Incurrence, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver its resolution under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control," provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Change of Control" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "Dollar-Denominated Production Payments" means production payment obligations of the Company or any Subsidiary Guarantor which are payable from a specified share of proceeds received from production from specific Properties, together with all undertakings and obligations in connection therewith.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company and its consolidated Restricted Subsidiaries and (b) the aggregate depreciation, depletion, amortization, impairment and other non-cash expenses or charges of the Company and its consolidated Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash expense or charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period decreased (to the extent included in determining Consolidated Net Income) by the sum of (i) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (ii) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments during such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Event of Default" has the meaning set forth below under "-- Defaults."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants (the "AICPA"), (ii) statements and pronouncements of the Financial Accounting Standards Board of the AICPA, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement entered into in the ordinary course of business and not for speculation, including without limitation, swaps, options, forward sales and futures contracts entered into in connection with interest rates, currencies and energy related commodities.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence, when used as a noun shall have a correlative meaning.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (i) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable, excluding trade accounts payable and other current liabilities incurred in the ordinary course of business;

          (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

          (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person) to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (vi) all obligations of the type referred to in clauses (i) through
     (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (vii) all obligations of the type referred to in clauses (i) through
     (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured;

          (viii) all Production Payments granted by such Person but solely to the extent of any warranties or guarantees of production or payment by such Person with respect to such Production Payment; and

          (ix) to the extent not otherwise included in this definition, Hedging Obligations of such Person granted by such Person.

     Notwithstanding clauses (i) through (ix) above, the term "Indebtedness" shall not include any of the foregoing which are subject to irrevocable legal defeasance in accordance with the terms thereof. When used with respect to Thai Romo or any other Restricted Subsidiary that owns an interest in any field or area but which is not the operator of such hydrocarbon interest, "Indebtedness" shall include Thai Romo's or such other Restricted Subsidiary's obligations to reimburse the operator under the Operating Agreement or the Joint Operating Agreement, or similar agreement in the case of such other Restricted Subsidiary, for Thai Romo's or such other Restricted Subsidiary's pro rata share of payments made by such operator in respect of Indebtedness incurred by such operator in connection with transactions under such agreements.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers or extensions of trade credit not in excess of 90 days in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the Notes are originally issued.

     "Joint Operating Agreements" means the B8/32 Joint Operating Agreement and the Tantawan Joint Operating Agreement.

     "Lien" means, with respect to any Property, any assignment in trust, mortgage, lien, pledge, charge, fiduciary or security assignment, security interest or encumbrance of any kind in respect of such Property (including, without limitation, any Production Payment, advance, payment or similar arrangement with respect to minerals in place). For purposes of the foregoing, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 25% during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a)(i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and on which a report or reports exist and (ii) any disposition of properties held at the beginning of such quarter that have been disposed of as provided in the covenant described under the caption "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition and
(iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; provided, that any amounts remaining after any adjustment, realization or liquidation of such reserve shall constitute Net Available Cash.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Working Capital" means (a) all current assets of the Company and its Restricted Subsidiaries, minus (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with GAAP.

     "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of the Company or a Restricted Subsidiary incurred in connection with the acquisition by the Company or a Restricted Subsidiary of any property or assets and as to which (a) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness and (b) no default with respect to such Indebtedness of the Company or a Restricted Subsidiary, will entitle (after notice or passage of time or both) any holder of any other Indebtedness of the Company or a Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity.

     "Officer's Certificate" means a certificate signed by the Chairman, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company.

     "Oil and Gas Business" means (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (b) the gathering, marketing, treating, processing, refining, storage, selling and transporting of any production from such interests or properties, (c) any business relating to or arising from exploration for or exploitation, development, production, treatment, processing, refining storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (d) any activity necessary, appropriate, complementary or incidental to the activities described in the foregoing clauses (a) through (c) of this definition.

     "Operating Agreement" shall mean the Operating Agreement between SBM Marine Services Thailand Ltd. and Tantawan Services, LLC, dated February 9, 1996, relating to the operation of the "TANTAWAN EXPLORER," as the same may be modified, supplemented and in effect from time to time.

     "Opinion of Counsel" means a written opinion of legal counsel for the Company (or any Subsidiary Guarantor, if applicable) including an employee of the Company (or any Subsidiary Guarantor, if applicable), who is reasonably acceptable to the Trustee.

     "Owners of Block B8/32" means, as of any date of determination, any Person that directly owns an interest in the Concession.

     "Permitted Holders" means (i) John A. Moran, Patrick R. Rutherford, their respective spouses, issue or any spouse of their issue, (ii) any Person controlled directly or indirectly by any one or more of the Persons referred to in clause (i), (iii) any trust, all of the beneficiaries of which are any one or more of the persons referred to in clause (i), or (iv) any bona fide legal representative of any of the individuals in clause (i) duly appointed as a result of the death or legal incapacity of such individual.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is an Oil and Gas Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is an Oil and Gas Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) Hedging Obligations; (ix) entry into operating agreements, joint ventures, partnership agreements, concession agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements or other similar or customary agreements, transactions, properties, interest or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Company's or its Restricted Subsidiaries' Oil and Gas Business; (x) B8/32 Partners in an amount up to 46.35% of the share capital of B8/32 Partners; (xi) the Capital Stock or Indebtedness of a Captive Insurance Company in an amount sufficient for such Captive Insurance Company to maintain sufficient capital to provide insurance or reinsurance coverage to the Company or its Restricted Subsidiaries in amounts which are customary for the Oil and Gas Business conducted by the Company and its Restricted Subsidiaries; and (xii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "Person" means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

     "Pledge Account" means an account established with the Trustee pursuant to the terms of the Indenture for the deposit of the Pledged Securities to be purchased by the Company with a portion of the net proceeds from the sale of the Notes.

     "Pledged Securities" means the U.S. government securities to be purchased by the Company and held in the Pledge Account in accordance with the Indenture.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Production Payment" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Property" means any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including any right or interest therein or thereto.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Registrar" means Bank of Montreal Trust Company.

     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means (i) the Credit Agreement dated as of September 20, 1996, among the Company, RMEC, TRH, Thai Romo, the other Subsidiary Guarantors party thereto, the Lenders party thereto and Chase, as administrative agent, as the same may be amended, modified, supplemented and in effect from time to time (the "Credit Agreement") and (ii) any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original Administrative Agent and lenders or another administrative agent or agent or other lenders and whether provided under the original Credit Agreement or any other agreement).

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

     "Secured Indebtedness" means any Indebtedness of the Company or a Subsidiary Guarantor secured by a Lien.

     "Senior Indebtedness" means (i) Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred, and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable unless, in the case of (i) and (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by the Company (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of the Company (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of the Company or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (5) if the holder(s) of such Indebtedness or their representative or the Company shall have furnished to the Trustee an opinion of counsel unqualified in all material respects of independent legal counsel, addressed to the Trustee (which legal counsel may, as to matters of fact, including financial covenant compliance calculations, rely upon a certificate of the Company) to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture; provided that the foregoing exclusions shall not affect the priorities of any Indebtedness arising solely by operation of law in any bankruptcy, insolvency, receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar event, case or proceeding.

     "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Subsidiary Guarantor" means each Subsidiary of the Company in existence on the Issue Date and each Subsidiary (other than Unrestricted Subsidiaries) created or acquired by the Company after the Issue Date.

     "Subsidiary Guarantor Senior Indebtedness" means, with respect to any Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter issued, any Guarantee of the Bank Indebtedness by such Subsidiary Guarantor, all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Company and all Indebtedness of such Subsidiary Guarantor, including interest and fees thereon, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations of such Subsidiary Guarantor in respect of such Indebtedness are not superior in right of payment to the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty; provided, however, that Subsidiary Guarantor Senior Indebtedness shall not include (1) any obligations of such Subsidiary Guarantor to the Company or any other Subsidiary of the Company, (2) any liability for Federal, state, local or other taxes owed or owing by such Subsidiary Guarantor,
(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) or (4) any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including any Subsidiary Guarantor Senior Subordinated Indebtedness and Subsidiary Guarantor Subordinated Obligations of such Subsidiary Guarantor.

     "Subsidiary Guarantor Senior Subordinated Indebtedness" means with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty and any other Indebtedness of such Subsidiary Guarantor that specifically provides that such Indebtedness is to rank pari passu in right of payment with the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Subsidiary Guarantor which is not Subsidiary Guarantor Senior Indebtedness of such Subsidiary Guarantor.

     "Subsidiary Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty pursuant to a written agreement.

     "Subsidiary Guaranty" means the Guarantee of the Notes by a Subsidiary Guarantor.

     "Tantawan Joint Operating Agreement" means the Joint Operating Agreement dated as of March 3, 1995 among Thaipo, Thai Romo and Sophonpanich.

     "Temporary Cash Investments" means any of the following:

          (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

          (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has, or whose parent holding company has, outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor,

          (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

          (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and

          (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to October 1, 2001; provided, however, that if the period from the Redemption Date to October 1 , 2001 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of the United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to October 1, 2001 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any

Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Volumetric Production Payments" means production payment obligations of the Company or any Subsidiary Guarantor or any of its Subsidiaries which are payable from a specified share of production from specific Properties, together with all undertakings and obligations in connection therewith.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries provided, that, if such Restricted Subsidiary is required by the applicable laws of a foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction, such Restricted Subsidiary shall be deemed a Wholly Owned Subsidiary so long as the Company or another Restricted Subsidiary owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

  Certain Covenants

     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company shall not and shall not permit any of its Restricted Subsidiaries to Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence and after giving effect thereto, (i) the Consolidated Coverage Ratio exceeds 1.75 to 1.00 for any period ending prior to or including the first anniversary of the Closing Date, 2.00 to
1.00 for any period thereafter ending prior to or including the second anniversary of the Closing Date, and 2.50 to 1.00 for any period thereafter and
(ii) no Default or Event of Default would occur or be continuing.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur any or all of the following Indebtedness:

          (1) Indebtedness Incurred pursuant to the Revolving Credit Facility (including, without limitation, any renewal, extension, refunding, restructuring, replacement or refinancing thereof referred to in clause
     (ii) of the definition thereof); provided that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (1) does not exceed an amount equal to the sum of (x)

     $150 million and (y) 20% of Adjusted Consolidated Net Tangible Assets determined as of the date of the most recent quarterly consolidated financial statements of the Company and its Restricted Subsidiaries, less the amount of Net Available Cash applied to reduce Senior Indebtedness or Indebtedness pursuant to the covenant of the Indenture described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock";

          (2) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in an Oil and Gas Business or Incurred to Refinance any such purchase price or cost of construction or improvement, in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (2) shall not exceed $50,000,000 at any time;

          (3) Indebtedness (other than Indebtedness described in clauses (1) and (2)) in a principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (3) and then outstanding, will not exceed $20 million (it being understood that any Indebtedness Incurred under this clause (3) shall cease to be deemed Incurred or outstanding for purposes of this clause (3) (but shall be deemed to be Incurred for purposes of paragraph (a))) from and after the first date on which the Company or its Restricted Subsidiaries could have Incurred such Indebtedness under the foregoing clause (1) without reliance upon this clause (3);

          (4) Indebtedness owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company;

          (5) the Notes;

          (6) Indebtedness in respect of bid, performance or surety bonds issued or other reimbursement obligations for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including letters of credit supporting such bid, performance, surety bonds or other reimbursement obligations (in each case other than an obligation for money borrowed);

          (7) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (4), (5) or (6) of this covenant);

          (8) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (5) or (7) or this clause
     (8); and

          (9) Hedging Obligations consisting of (x) Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company pursuant to the Indenture and (y) Commodity Hedging Agreements and Currency Agreements entered into for the purpose of hedging fluctuations in commodity prices or currency rates, respectively, and not for speculation.

     (c) Notwithstanding the foregoing paragraph (a), any Restricted Subsidiary may Incur, directly or indirectly:

          (1) Indebtedness or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Indebtedness or Preferred Stock by the issuer thereof;

          (2) Indebtedness or Preferred Stock of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) or (b) above;

          (3) Indebtedness or Preferred Stock outstanding on the Issue Date (other than Indebtedness described in clause (1) or (2) of this paragraph); and

          (4) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clause (2) or (3) of this paragraph or this clause (4); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Subsidiary described in clause (2), such Refinancing Indebtedness shall be Incurred only by such Subsidiary.

     (d) Notwithstanding the foregoing paragraph (a) Thai Romo or any Restricted Subsidiary that owns an interest in any field or area but is not the operator of such hydrocarbon interest may incur Indebtedness consisting of obligations to reimburse the operator under the Operating Agreement or similar agreement in the case of such other Restricted Subsidiaries or the Joint Operating Agreement for Thai Romo's or such other Restricted Subsidiary's pro rata share of payments made by such operator in respect of Indebtedness incurred by such operator in connection with transactions under such agreements.

     (e) Notwithstanding the foregoing, neither the Company nor any Restricted Subsidiary shall Incur any Indebtedness under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor shall Incur any Indebtedness under paragraph (b) above if the proceeds thereof are used, directly or indirectly, to Refinance any Subsidiary Guarantor Subordinated Obligation of such Subsidiary Guarantor unless such Indebtedness shall be subordinated to the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty to at least the same extent as such Subsidiary Guarantor Subordinated Obligation.

     (f) In addition, the Company shall not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien; provided that the Company may grant a lien on a specified account or investments which contain or consist solely of a portion of the proceeds received in connection with the issuance of Indebtedness (and investment earnings thereon) if the amounts on deposit in such account or such investments are to be used solely to make payments of principal or interest on such Indebtedness. No Subsidiary Guarantor shall Incur any Secured Indebtedness which is not Subsidiary Guarantor Senior Indebtedness unless contemporaneously therewith effective provision is made to secure such Subsidiary Guarantor's obligations under the Subsidiary Guaranty equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     (g) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     Limitation on Layering. The Company shall not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subor-dinated Indebtedness. No Subsidiary Guarantor shall Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Subsidiary Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to Subsidiary Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

          (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

          (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees);

          (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange);

          (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and

        (E) $15,000,000.

          (b) The provisions of the foregoing paragraph (a) shall not prohibit:

             (i) any Restricted Payment out of the proceeds of the substantially concurrent sale of, or any acquisition of any Capital Stock of the Company made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

             (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

             (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; or

             (iv) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $1 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments.

     If the Company or any Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Net Income for any period.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

          (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Revolving Credit Facility;

          (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

          (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or
     (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Holders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

          (iv) any such encumbrance or restriction consisting of customary non assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

          (v) in the case of clause (c) above, restrictions contained in security agreement or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

          (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

          (vii) encumbrances or restrictions arising or existing by reason of applicable law.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition, (ii) at least 80% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, cash equivalents or forgiveness of debt and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness designated by the Company to purchase Notes (and such other Senior Subordinated Indebtedness) pursuant to and subject to the conditions in the Indenture, in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased except in the case of clause (A) to the extent the proceeds are applied to reduce borrowings under a working capital facility. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $10 million (provided such amount shall be carried forward for purposes of determining whether such an offer is required with respect to Net Available Cash from any subsequent Asset Disposition). Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

     For the purposes of this covenant, the following will be deemed to be cash or cash equivalents: (x) the assumption by the transferee of Senior Indebtedness of the Company or Indebtedness of any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such Senior Indebtedness or Indebtedness in connection with such Asset Disposition (in which case the Company shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (A) of the preceding paragraph) and (y) securities received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Subordinated Indebtedness) pursuant to clause
(a)(iii)(C) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (and other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in the procedures (including prorating in the event of oversubscription) set forth in the Indenture.

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, on or after the date hereof directly or indirectly enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless terms thereof (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate or in the event no comparable transaction with an unrelated third party who is not an Affiliate is available, on terms that are fair to the Company or such Restricted Subsidiary from a financial point of view, (2) if such Affiliate Transaction involves an amount in excess of $1 million, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $5 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock option or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with customary practices in the Oil and Gas Business, but in any event not to exceed $1 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries,
(vii) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company, (viii) indemnification agreements with, and the payment of fees and indemnities to, director, officers and employees of the Company and its Restricted Subsidiaries, in each case on customary terms, (ix) transactions pursuant to agreements as in existence on the Issue Date and (x) any employment, noncompetition or confidentiality agreements entered into by the Company or any of its Restricted Subsidiaries with its employees in the ordinary course of business.

     Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary and
(ii) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any

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

Capital Stock of such Restricted Subsidiary or after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under the covenant described under "-- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness," (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel each stating that such consolidate, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

     Notwithstanding the foregoing clauses (ii) and (iii), (1) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

     Commission Reports. The Company will file with the Trustee and provide to the holders of the Notes, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. In the event that the Company is not required to file such reports with the Commission pursuant to the Exchange Act, the Company will nevertheless deliver such Exchange Act Information to the Holders of the Notes within 15 days after it would have been required to file it with the Commission.

     Restrictions with Respect to B8/32 Partners. Neither the Company nor any of its Restricted Subsidiaries will vote any shares or other equity interests in B8/32 Partners owned or controlled by it in favor of, or otherwise consent to, any action by or on behalf of B8/32 Partners which action would not be permitted to be undertaken by a Restricted Subsidiary pursuant to the terms of the Indenture.

     Future Guarantors. The Company shall cause each Restricted Subsidiary (including each Restricted Subsidiary created or acquired following the Issue
Date) to Guarantee the Notes pursuant to a Subsidiary Guaranty on the terms and conditions set forth in the Indenture.

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

  Defaults

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days whether or not such payment is prohibited by the provisions described under "Ranking and Subordination" above, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payment," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries" or "-- Commission Reports," (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $10 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"), (ix) any Subsidiary Guaranty by a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guaranty, and such default continues for 10 days or (x) the Indenture shall cease to be in full force and effect or enforceable in accordance with its terms other than in accordance with its terms. However, a default under clauses (iv), (v) and (viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of

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

conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

  Amendments and Waivers

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of an interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions,
(viii) modify or amend any provision of the Indenture relating to Subsidiary Guarantors in a manner adverse to the Holders or (ix) release any of the Pledged Securities from the Lien of the Indenture.

     Without the consent of any holder of the Notes, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add further Guarantees with respect to the Notes, to further secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such

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

notes to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

  Transfer

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfer and exchanges.

  Defeasance

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "-- Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "-- Certain Covenants -- Merger and Consolidation" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from its obligations under its Subsidiary Guaranty.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

  Concerning the Trustee

     Bank of Montreal Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and paying agent with regard to the Notes. The Bank of Montreal, an affiliate of the Trustee, is a lender under the Revolving Credit Facility. Such bank may also act as a depository of funds for, or make loans to and perform other services for, the Company in the ordinary course of business in the future.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no

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

obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

  Governing Law

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

BOOK-ENTRY, DELIVERY AND FORM

  General

     The New Notes will be issued in the form of one or more fully registered Notes in global form (the "New Global Note," and together with the global notes representing the "Old Notes," the "Global Notes"). Upon issuance of the Global Notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the number of Notes represented by such Global Notes to the accounts of institutions that have accounts with DTC or its nominee ("participants"). Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in such Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to participants' interests) for such Global Notes, or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

     So long as DTC, or its nominee, is the registered holder of any Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of such Notes represented by such Global Notes for all purposes under the Indenture and the Notes. Except as set forth below, owners of beneficial interests in Global Notes will not be entitled to have such Global Notes or any Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery or certificated Notes in exchange therefor and will not be considered to be the owners or holders of such Global Notes or any Notes represented thereby for any purpose under the Notes or the Indenture. The Company and the Subsidiary Guarantors understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Any payment of principal or interest due on the Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date. As soon as possible thereafter, the Trustee will make such payments to DTC or its nominee, as the case may be, as the registered owner of the Global Notes representing such Notes in accordance with existing arrangements between the Trustee and the depositary.

     The Company and the Subsidiary Guarantors expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Notes will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes as shown on the records of DTC. The Company and the Subsidiary Guarantors also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

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

     None of the Company, the Subsidiary Guarantors, the Trustee, or any payment agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

     Because of time zone differences, the securities account of a Euroclear System ("Euroclear") or Cedel Bank, Societe anonyme ("Cedel") participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear or Cedel, as applicable) immediately following the DTC settlement date. Cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Cedel cash account only as of the business day following settlement in DTC.

     As long as the Notes are represented by a Global Note, DTC's nominee will be the holder of such Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of such Notes. See "Description of the Notes -- Change of Control" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock." Notice by participants or by owners of beneficial interests in a Global Note held through such participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. Neither the Company nor any Subsidiary Guarantor will be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

     Unless and until exchanged in whole or in part for Notes in definitive form in accordance with the terms of the Notes, the Global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC of any such nominee to a successor of DTC or a nominee of each successor.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Trustee, the Company, or the Subsidiary Guarantors will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. The Company, the Subsidiary Guarantors and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

CERTIFICATED NOTES

     Global Notes shall be exchangeable for corresponding Notes in certificated fully registered form ("Certificated Notes") registered in the name of persons other than DTC or its nominee only if (A) DTC (i) notifies the Company that it is unwilling or unable to continue as depositary for any of the Global Notes or
(ii) at any time ceases to be a clearing agency registered under the Exchange Act, (B) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) with respect to the applicable Notes or (C) the Company executes and delivers to the Trustee, an order that the Global Notes shall be so exchangeable. Any Certificated Notes will be issued only in fully registered form, and shall be issued without coupons in denominations of $1,000 and integral multiples thereof. Any Certifi cated Notes so issued will be registered in such names and in such denominations as DTC shall request.

THE CLEARING SYSTEM

     DTC has advised the Company and the Subsidiary Guarantors as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain federal income tax considerations relevant to the exchange of the Old Notes for the New Notes by holders acquiring the Notes on original issue for cash, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and pronouncements and judicial or administrative actions. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Notes.

     In the opinion of Hughes & Luce, L.L.P., based on the assumptions and subject to the qualifications set forth below, the following discussion accurately describes the material federal income tax consequences of the purchase, ownership, and disposition of the Notes by holders who acquire the New Notes on original issue as "capital assets" within the meaning of section 1221 of the Code. The following discussion is based on the assumption that the treatment of the Notes as indebtedness for federal income tax purposes will be respected. The discussion is not binding on the IRS or the courts. The Company has not sought and will not seek any rulings from the IRS with respect to the positions of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership, or disposition of the Notes or that any such position would not be sustained.

     The tax treatment of a holder of a Note may vary depending on its particular situation or status. Certain holders including S corporations, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to alternative minimum tax and persons who are not (i) citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized under the laws of the United States or of any political subdivision thereof or (iii) estates or trusts the income of which is subject to United States federal income taxation regardless of its source, may be subject to special rules not discussed below. In addition, the description does not consider the effect of any applicable foreign, state, local, or other tax laws or estate or gift tax considerations.

EXCHANGE

     The exchange of the New Notes for Old Notes should not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss should be recognized by holders upon receipt of the New Notes. For purposes of determining gain or loss upon the subsequent exchange of New Notes, a holder's basis in the New Notes will be the same as a holder's basis in the Old Notes exchanged therefor. Holders should be considered to have held the New Notes from the time of their original acquisition of the Old Notes.

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

PAYMENTS OF INTEREST

     Interest on a Note generally will be taxable to a holder as ordinary interest income at the time it accrues or is received in accordance with the holder's method of accounting for federal income tax purposes. Such interest will be foreign source income provided the Company derives more than a certain percentage of its gross income from foreign sources, which the Company expects to be the case.

DISPOSITION OF NOTES

     Upon the sale, retirement (including redemption), or other taxable disposition of all or part of a Note, a holder will recognize gain or loss equal to the difference between the amount realized on such sale, retirement, or other disposition and the holder's adjusted tax basis in the Note or part of the Note. Any gain recognized will be U.S. source income if the holder is a U.S. resident and any loss recognized may be foreign source loss if interest is treated as foreign source income. Any recognized gain or loss will be capital gain or loss, except to the extent of any accrued market discount (see "-- Market Discount" below), and such capital gain or loss will be long-term if the holding period for the Note is more than one year at the time of sale, retirement or other disposition. For these purposes, the amount realized does not include any amount received for accrued interest on a Note that is taxable as interest to the Note holder when the interest payment is received. A holder's adjusted tax basis in a Note acquired by purchase will equal the cost of such Note to the holder, increased by the amount of any accrued interest and market discount included in taxable income by the holder with respect to such Note and reduced by any amortized section 171 premium (see "Amortizable Bond Premium" below) and any prior payments on the Note received by the holder. The redemption of only part of a Note will require the allocation of the entire Note's adjusted tax basis between the redeemed part and the part retained by the holder in order to determine gain or loss.

MARKET DISCOUNT

     A secondary market purchaser of a Note at a discount from the principal amount acquires such Note with a "market discount." However, the market discount will be considered to be zero if such market discount is minimal under section 1278(a)(2)(C) of the Code. Market discount will be minimal with respect to a
Note if it is less than the product of (A) 1/4 of 1% of the stated redemption price of the Note at maturity multiplied by (B) the number of complete years to maturity after the date of purchase. Under section 1276 of the Code, the purchaser of a Note with more than a minimal amount of market discount generally will be required to treat any gain on the sale, exchange, redemption, or other disposition of all or part of the Note as ordinary income to the extent of accrued (but not previously taxable) market discount. Market discount generally will accrue ratably during the period from the date of purchase to the maturity date of the Note, unless the holder irrevocably elects pursuant to section 1276(b)(2) of the Code to accrue such market discount on the basis of a constant interest rate.

     Under section 1277 of the Code, a holder who has acquired a Note at a market discount generally will be required to defer any interest deductions attributable to any indebtedness incurred or continued to purchase or carry the Note, to the extent such deductions exceed an allocable portion of market discount. Any such deferred interest expense generally will be allowable as a deduction not later than the year in which the related market discount income is recognized. As an alternative to the inclusion of market discount in income upon disposition of a Note, a holder may pursuant to section 1278(b) of the Code make an election (which may be revoked only with the IRS's consent) to include market discount in income as it accrues on all market discount instruments acquired by the holder during or after the taxable year for which the election is made. In that case, the preceding deferral rule for interest expense will not apply.

AMORTIZABLE BOND PREMIUM

     A secondary market purchaser of a Note at a premium (the "Section 171 Premium") over the stated principal amount of the Note (plus accrued interest) generally may elect to amortize such premium from the purchase date to the maturity date, under a constant yield method that reflects semiannual compounding. Except as may be otherwise provided in Treasury Regulations yet to be issued, amortized Section 171 Premium will be treated as an offset to interest income on a Note and not as a separate deduction. This interest offset would be available only if an election under section 171 of the Code is made or is in effect. This election would apply to all debt instruments held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Section 171 Premium on a Note that is subject to optional redemption before maturity at a price exceeding the Note's principal amount generally must be amortized as if the optional redemption price and the last redemption date at that price were the Notes principal amount and maturity date, if doing so would decrease the amount of premium amortizable through the redemption date. In cases where the premium must be amortized on the basis of an optional redemption price and date, the Note (if not redeemed) will be treated as maturing on the last redemption date for that redemption price and having been reissued on that date for that price.

BACKUP WITHHOLDING

     The backup withholding rules require a payor to deduct and withhold a tax if (a) the payee fails to furnish a taxpayer identification ("TIN") to the payor, (b) the IRS notifies that payor that the TIN furnished by the payee is incorrect, (c) the payee has failed to properly report the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (d) there has been a failure of the payee to certify under the penalty of perjury that a payee is not subject to withholding under section 3406 of the Code. As a result, if any one of the events discussed above occurs, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Notes. A "reportable payment" includes, among other things, interest actually paid and amounts paid through brokers in retirement of securities. Any amounts withheld from payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax exempt organizations) are not subject to the backup withholding and information reporting requirements.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR PROSPECTIVE PURCHASER'S SITUATION OR STATUS. THE SUMMARY IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, RULINGS, AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS. EACH PURCHASER OF NOTES SHOULD CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS, OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities' regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company, each Subsidiary Guarantor and such persons may be located outside of Canada, and as a result, it may not be possible to satisfy a judgment against the Company, any Subsidiary Guarantor or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company, any Subsidiary Guarantor or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of the Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any of the Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of the Notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of the Notes should consult their own legal and tax advisors with respect to the tax consequence of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the New Notes has been passed upon for the Company by Hughes & Luce, L.L.P., Dallas, Texas.

                                    EXPERTS

     The consolidated balance sheet of Rutherford-Moran Oil Corporation as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the periods June 18, 1996 through December 31, 1996, and September 21, 1990 (date of inception) through December 31, 1996, and the consolidated balance sheet of the Company's predecessors as of December 31, 1995, and the related predecessors' consolidated statements of operations, changes in partners' equity and cash flows for the period January 1, 1996 through June 17, 1996 and for the years ended December 31, 1995 and 1994, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The estimates of proven oil and natural gas reserves and related future net revenues and the present value thereof as of July 1, 1997 included in this Prospectus have been derived from the reserve report of Ryder Scott Company, independent petroleum engineers. All of such information has been so included herein in reliance upon the authority of such firm as experts in such matters.

                             SPECIAL NOTE REGARDING
                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes certain statements that may constitute "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995). Words such as "anticipate", "estimate", "project" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements may be included in this Prospectus in, among other places, under "Prospectus Summary", "Risk Factors", "Use of Proceeds", "Business and Properties" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". Such forward-looking statements may include, but are not limited to, statements concerning estimates of current and future results of operations, earnings, reserves, the timing and commencement of wells and the production therefrom, production estimates based upon drill stem tests and other test data, future capacity under its credit arrangements, and future capital expenditures and liquidity requirements.

     Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including without limitation those discussed under "Risk Factors" and those identified below. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results of current and future operations may vary materially from those anticipated, estimated or projected. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company assumes no obligation to update any such forward-looking statements.

     Among the factors that have a direct bearing on the Company's results of operations and the oil and gas exploration industry in which it operates are: uncertainties inherent in estimating reserves and future cash flows; changes in the price of oil and natural gas; the ability of the Company to develop its oil and gas reserves; the availability of capital resources; the reliance upon estimates of proved reserves; the limited production and exploration histories in Block B8/32; the status of the Company's existing and future contractual relationships with the Government of Thailand, including the Concession agreement, and the GSA; risks associated with having the Government of Thailand as the sole purchaser of the Company's gas production, including, political instability and economic downturns in the Thailand economy and a reduction in demand for oil and natural gas in Thailand; foreign currency fluctuation risks; the presence of competitors with greater financial resources and capacity; difficulties, and risks associated with, delivering the Company's production, including inherent risks associated with offshore oil and gas exploration and development operations and risks associated with offshore marine operations such as capsizing, sinking, grounding, collision and damage from severe weather conditions; the Company's successful execution of internal operating plans; and regulatory uncertainties in Thailand.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 90 days after the Expiration Date or until all participating broker-dealers have so resold.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concession from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     For a period of 90 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


     The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer.

                              CERTAIN DEFINITIONS

     The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this Prospectus. Unless otherwise indicated in this Prospectus, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 Fahrenheit.

     "Appraisal well" means a well that is designed to delineate the extent of hydrocarbon accumulations and to define locations for platforms.

     "Bbl" means one stock tank barrel, or 42 US gallons liquid volume.

     "Bcf" means billion cubic feet.

     "Bcfe" means Bcf equivalent.

     "Btu" means the standard measure of the heating value of natural gas.

     "Development well" means a well that is drilled to exploit the hydrocarbon accumulation defined by an appraisal well.

     "Dry well" or "dry hole" means an exploratory, a development or appraisal well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil and gas well.

     "Exploration well" means a well that is designed to initially test the validity of a seismic interpretation and to confirm the presence of hydrocarbons.

     "Gross acre" means an acre in which an interest is owned.

     "Mbbl" means thousand barrels.

     "Mbpd" means thousand barrels per day.

     "Mcf" means thousand cubic feet.

     "Mcfe" means Mcf equivalent crude oil and condensate are converted to Mcfes using the ratio of six Mcf of natural gas to one Bbl of crude oil or condensate.

     "MMbbl" means million barrels.

     "MMbtu" means million Btus.

     "MMcf" means million cubic feet.

     "MMcfd" means million cubic feet per day.

     "MMcfe" means MMcf equivalents.

     "Net" oil and gas wells are obtained by multiplying "gross" oil and gas wells by the Company's working interest in the applicable properties.

     "Net acres" means the sum of the fractional working interests owned in gross acres.

     "Net pay" means the thickness of a hydrocarbon bearing zone after being corrected for the angle of the penetrating wellbore and the structural dip of the zone itself.

     "Present Value of Proved Reserves" means the present value (discounted at 10%) of estimated future net cash flows (before income taxes) of proven oil and natural gas reserves.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Statements of Operations, for the periods June
  18, 1996 through December 31, 1996 (Company), and January
  1, 1996 through June 17, 1996 and for the years ended
  December 31, 1995 and 1994 (Predecessors) and Inception to
  December 31, 1996.........................................  F-3
Consolidated Balance Sheets, December 31, 1996 (Company),
  and 1995 (Predecessors)...................................  F-4
Consolidated Statements of Changes in Stockholders' and
  Predecessors' Equity, for the periods June 18, 1996
  through December 31, 1996 (Company), and January 1, 1996
  through June 17, 1996 and for the years ended December 31,
  1995 and 1994 and Inception to December 31, 1993
  (Predecessors)............................................  F-5
Consolidated Statements of Cash Flows, for the periods June
  18, 1996 through December 31, 1996 (Company), and January
  1, 1996 through June 17, 1996 and for the years ended
  December 31, 1995 and 1994 (Predecessors) and Inception to
  December 31, 1996.........................................  F-6
Notes to Consolidated Financial Statements..................  F-7
Condensed Consolidated Balance Sheets as of September 30,
  1997 (Unaudited) and December 31, 1996....................  F-18
Unaudited Condensed Consolidated Statements of Operations
  for the nine months ended September 30, 1997 and the
  period June 18, 1996 through September 30, 1996 (Company)
  and the period January 1, 1996 through June 17, 1996
  (Predecessors)............................................  F-19
Unaudited Condensed Consolidated Statements of Cash Flows
  for the nine months ended September 30, 1997 and the
  period June 18, 1996 through September 30, 1996 (Company)
  and the period January 1, 1996 through June 17, 1996
  (Predecessors)............................................  F-20
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-21

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Rutherford-Moran Oil Corporation

We have audited the accompanying consolidated balance sheet of Rutherford-Moran Oil Corporation as of December 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the periods June 18, 1996 through December 31, 1996 and September 21, 1990 (date of inception) through December 31, 1996, and the consolidated balance sheet of the Company's Predecessors as of December 31, 1995 and the related Predecessors' consolidated statements of operations, changes in partners' equity and cash flows for the period January 1, 1996 through June 17, 1996 and for the years ended December 31, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rutherford-Moran Oil Corporation and its Predecessors as of December 31, 1996 and 1995, respectively, and the results of its operations and its cash flows and those of its Predecessors for the periods June 18, 1996 through December 31, 1996 and January 1, 1996 through June 17, 1996, for the years ended December 31, 1995 and 1994, and the period September 21, 1990 (date of inception) through December 31, 1996, respectively, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

March 25, 1997
Houston, Texas

                        RUTHERFORD-MORAN OIL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                    SEPTEMBER 21,
                                   JUNE 18,       JANUARY 1,                                        1990 (DATE OF
                                   THROUGH         THROUGH           YEAR ENDED DECEMBER 31,        INCEPTION) TO
                                 DECEMBER 31,      JUNE 17,      -------------------------------    DECEMBER 31,
                                     1996            1996             1995             1994             1996
                                 ------------   --------------   --------------   --------------   ---------------
                                  (COMPANY)     (PREDECESSORS)   (PREDECESSORS)   (PREDECESSORS)
Interest Income................    $   170         $    --          $     5          $     6           $   337
Expenses:
  Interest expense.............        411             395              190              107             1,362
  Depreciation expense.........         25               4                5                2                37
  Salaries and wages...........        427             108              114              109               882
  General and administrative...      1,553             180              208              181             2,403
                                   -------         -------          -------          -------           -------
  Total expenses...............      2,416             687              517              399             4,684
                                   -------         -------          -------          -------           -------
         Loss before taxes.....     (2,246)           (687)            (512)            (393)           (4,347)
Income tax expense (benefit)...       (530)          1,921               --               --             1,391
                                   -------         -------          -------          -------           -------
Net loss.......................    $(1,716)        $(2,608)         $  (512)         $  (393)          $(5,738)
                                   =======         =======          =======          =======           =======
Net loss per common share......    $ (0.07)        $ (0.12)         $ (0.02)         $ (0.02)          $ (0.27)
                                   =======         =======          =======          =======           =======
Weighted average number of
  common shares outstanding....     25,514          21,000           21,000           21,000            21,384
                                   =======         =======          =======          =======           =======

          See accompanying notes to consolidated financial statements.

                        RUTHERFORD-MORAN OIL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

                                     ASSETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                1996            1995
                                                              ---------    --------------
                                                              (COMPANY)    (PREDECESSORS)
Current assets:
  Cash and cash equivalents.................................  $    444        $ 9,831
  Value added tax refund receivable.........................     2,806            631
  Joint interest receivables................................       150          1,002
  Prepaid expenses and other................................        17             35
                                                              --------        -------
          Total current assets..............................     3,417         11,499
Property and equipment, at cost:
  Oil and gas (full cost method)............................   123,300         55,951
  Office furniture and fixtures.............................       197             58
  Accumulated depreciation, depletion and amortization......       (37)            (7)
                                                              --------        -------
                                                               123,460         56,002
Other assets:
  Loan acquisition costs....................................     2,089            399
  Accumulated amortization..................................      (541)          (231)
                                                              --------        -------
     Loan acquisition costs, net of amortization............     1,548            168
  Deferred costs............................................     1,400             --
                                                              --------        -------
          Total assets......................................  $129,825        $67,669
                                                              ========        =======
                  LIABILITIES & STOCKHOLDERS' AND PREDECESSORS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $    852        $   370
  Loans from stockholders...................................        --          8,490
  Note payable to bank......................................        --         34,385
  Joint interest payable....................................     2,715            977
  Accrued interest on loans from stockholders...............        --            178
                                                              --------        -------
          Total current liabilities.........................     3,567         44,400
Note payable to bank........................................    22,842             --
Deferred taxes..............................................     1,391             --
Premium on written option...................................     1,400             --
Stockholders' and Predecessors' equity:
  Predecessors' equity......................................        --         24,450
  Preferred stock, $0.01 par value, 10,000,000 shares
     authorized, no shares issued and outstanding...........        --             --
  Common stock, $0.01 par value, 40,000,000 shares
     authorized, 25,607,000 shares issued and outstanding at
     December 31, 1996......................................       256             --
  Additional paid-in capital................................   103,143             --
  Deficit accumulated during the development stage..........    (1,716)        (1,181)
  Deferred compensation.....................................    (1,058)            --
                                                              --------        -------
          Total stockholders' and predecessors' equity......   100,625         23,269
                                                              --------        -------
Commitments and contingencies...............................        --             --
                                                              --------        -------
          Total liabilities and stockholders' and
             predecessors' equity...........................  $129,825        $67,669
                                                              ========        =======

          See accompanying notes to consolidated financial statements.

                        RUTHERFORD-MORAN OIL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' AND PREDECESSORS' EQUITY
                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

                                                                                        DEFICIT                        TOTAL
                                                      COMMON STOCK                    ACCUMULATED                  STOCKHOLDERS'
                                                  --------------------   ADDITIONAL   DURING THE                        AND
                                  PREDECESSORS'     SHARES                PAID-IN     DEVELOPMENT     UNEARNED     PREDECESSORS'
                                     EQUITY       OUTSTANDING   AMOUNT    CAPITAL        STAGE      COMPENSATION      EQUITY
                                  -------------   -----------   ------   ----------   -----------   ------------   -------------
Balance at September 21, 1990
  (Date of Inception)...........    $     --              --     $ --     $     --      $    --       $    --        $     --
Capital contributions...........      11,294              --       --           --           --            --          11,294
Capital distributions...........      (2,205)             --       --           --           --            --          (2,205)
Net loss........................         (58)             --       --           --         (451)           --            (509)
                                    --------      ----------     ----     --------      -------       -------        --------
Balance at December 31, 1993....       9,031              --       --           --         (451)           --           8,580
Capital contributions...........       7,296              --       --           --           --            --           7,296
Net loss........................         (44)             --       --           --         (348)           --            (392)
                                    --------      ----------     ----     --------      -------       -------        --------
Balance at December 31, 1994....      16,283              --       --           --         (799)           --          15,484
Capital contributions...........       8,297              --       --           --           --            --           8,297
Net loss........................        (130)             --       --           --         (382)           --            (512)
                                    --------      ----------     ----     --------      -------       -------        --------
Balance at December 31, 1995....      24,450              --       --           --       (1,181)           --          23,269
Net loss from January 1, 1996 to
  June 17, 1996.................          --              --       --           --       (2,608)           --          (2,608)
Transfer of interests and
  issuance of common stock in
  initial public offering.......     (24,450)     24,955,662      250      104,620        3,789            --          84,209
Redemption of Rutherford-Moran
  Exploration Company stock by
  majority shareholders.........          --              --       --      (12,360)          --            --         (12,360)
Exercise of call option on Thai
  Romo Limited stock............          --              --       --       (3,130)          --            --          (3,130)
Issuance of common stock for
  initial public offering over-
  allotment.....................          --         600,000        6       12,828           --            --          12,834
Grant of restricted stock
  awards........................          --          51,338       --        1,185           --        (1,185)             --
Amortization of restricted stock
  awards........................          --              --       --           --           --           127             127
Net loss from June 18, 1996 to
  December 31, 1996.............          --              --       --           --       (1,716)           --          (1,716)
                                    --------      ----------     ----     --------      -------       -------        --------
Balance at December 31, 1996....    $     --      25,607,000     $256     $103,143      $(1,716)      $(1,058)       $100,625
                                    ========      ==========     ====     ========      =======       =======        ========

          See accompanying notes to consolidated financial statements.

                        RUTHERFORD-MORAN OIL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                                    SEPTEMBER 21,
                                                   JUNE 18,        JANUARY 1,               YEAR ENDED              1990 (DATE OF
                                                    THROUGH         THROUGH       -------------------------------   INCEPTION) TO
                                                 DECEMBER 31,       JUNE 17,       DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                                     1996             1996             1995             1994            1996
                                                 -------------   --------------   --------------   --------------   -------------
                                                   (COMPANY)     (PREDECESSORS)   (PREDECESSORS)   (PREDECESSORS)
Cash flows from operating activities:
  Net loss.....................................    $ (1,716)        $ (2,608)        $   (512)        $  (393)        $  (5,737)
  Adjustments to reconcile net loss to cash
    provided by (used in) operating activities:
    Depreciation and amortization..............          25                4                5               2                37
    Amortization of deferred financing costs...         141               --               --              --               141
    Amortization of unearned compensation......         127               --               --              --               127
    Deferred income taxes......................        (530)           1,921               --              --             1,391
    Changes in assets and liabilities:
      Accounts receivable......................        (764)            (559)          (1,628)             (5)           (2,956)
      Accounts payable.........................      (4,116)           6,336              479             198             3,745
      Other current assets and liabilities.....          13             (172)             (25)              2              (195)
                                                   --------         --------         --------         -------         ---------
        Cash provided by (used in) operating
          activities...........................      (6,820)           4,922           (1,681)           (196)           (3,447)
                                                   --------         --------         --------         -------         ---------
Cash flows from investing activities:
  Investment in oil and gas properties.........     (36,804)         (30,377)         (36,776)         (8,159)         (122,901)
  Other capital expenditures...................        (101)             (38)             (12)            (19)             (197)
                                                   --------         --------         --------         -------         ---------
        Cash used in investing activities......     (36,905)         (30,415)         (36,788)         (8,178)         (123,098)
                                                   --------         --------         --------         -------         ---------
Cash flows financing activities:
  Deferred financing costs.....................      (1,689)              --               --              --            (1,689)
  Exercise of call option on Thai Romo Limited
    stock......................................      (3,130)              --               --              --            (3,130)
  Capital contributions........................          --               --            7,898           7,296            26,488
  Proceeds from initial public offering........      97,043               --               --              --            97,043
  Redemption of Rutherford-Moran Exploration
    Company stock by majority stockholders.....     (12,360)              --               --              --           (12,360)
  Proceeds from loans from stockholders........          --           15,654            6,993              --            24,994
  Payments on loans from stockholders..........     (24,144)              --               --              --           (24,994)
  Capital distributions........................          --               --               --              --            (2,205)
  Borrowings under bank notes..................      22,842           29,164           32,985           1,400            86,391
  Repayments of bank notes.....................     (49,664)         (13,885)              --              --           (63,549)
                                                   --------         --------         --------         -------         ---------
        Cash provided by financing
          activities...........................      28,898           30,933           47,876           8,696           126,989
                                                   --------         --------         --------         -------         ---------
        Net increase (decrease) in cash and
          cash equivalents.....................     (14,827)           5,440            9,407             322               444
Cash and cash equivalents, beginning of
  period.......................................      15,271            9,831              424             102                --
                                                   --------         --------         --------         -------         ---------
Cash and cash equivalents, end of period.......    $    444         $ 15,271         $  9,831         $   424         $     444
                                                   ========         ========         ========         =======         =========
Supplemental disclosures of cash flow
  information:
  Cash paid during the period for interest.....    $  1,139         $    767         $    211         $   220         $   1,279
                                                   ========         ========         ========         =======         =========
  Cash paid during the period for income tax...    $     --         $     --         $     --         $    --         $      --
                                                   ========         ========         ========         =======         =========
Supplemental disclosure of noncash investing
  and financing activities:
  Issuance of partnership interest in Thai Romo
    Limited for loan acquisition costs.........    $     --         $     --         $    400         $    --         $     400
                                                   ========         ========         ========         =======         =========
  Capitalization of amortized loan acquisition
    costs......................................    $     --         $    168         $    231         $    --         $     399
                                                   ========         ========         ========         =======         =========
  Interests in Thai Romo Limited and
    Rutherford-Moran Exploration Company
    contributed for common
    stock......................................    $     --         $ 24,450         $     --         $    --         $  24,450
                                                   ========         ========         ========         =======         =========
  Predecessor retained earnings reclassified to
    additional paid-in capital.................    $  3,789         $     --         $     --         $    --         $   3,789
                                                   ========         ========         ========         =======         =========
  Premium deferred and premium on written
    option.....................................    $    843         $    557         $     --         $    --         $   1,400
                                                   ========         ========         ========         =======         =========

          See accompanying notes to consolidated financial statements.

                        RUTHERFORD-MORAN OIL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  ORGANIZATION

     The accompanying consolidated financial statements of Rutherford-Moran Oil Corporation ("RMOC" or "Company"), a Delaware corporation, have been prepared pursuant to the rules and regulation of the Securities and Exchange Commission ("SEC").

     The Company is an independent energy company engaged in the acquisition, exploration, development and production of oil and gas properties in Southeast Asia. As of December 31, 1996, the Company's exploration activities are entirely in the Gulf of Thailand and are conducted through its subsidiary, Thai Romo, Limited ("Thai Romo").

     The financial statements reflect all adjustments that, in the opinion of management, are necessary for a fair presentation.

NOTE 2  SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     In April 1996, Rutherford/Moran Oil Corporation changed its name to Rutherford-Moran Exploration Company ("RMEC"). RMEC was formed on September 21, 1990 (date of inception), for the purpose of holding an interest in an oil and gas concession in Thailand through its subsidiary, Thai Romo, which was organized as a foreign corporation under the laws of the Kingdom of Thailand. Thai Romo was formed as a wholly owned subsidiary of RMEC. Thai Romo is one of the concessionaires under the Petroleum Concession No. 1/2534/36 (the "Concession") awarded by the Ministry of Industry of the Kingdom of Thailand for the development and production of oil and gas reserves in offshore Block B8/32 in the central portion of the Gulf of Thailand. The Concession was awarded on August 1, 1991, to Thai Romo, Thaipo, a wholly owned subsidiary of Pogo Producing Company, and Maersk Oil (Thailand), Limited ("MOTL"), a wholly-owned subsidiary of Maersk Olie og Gas As. Subsequent to the award, the Sophonpanich Co., Limited ("Sophonpanich") elected to participate in the Concession as a co-venturer. Thaipo has been the operator of the Tantawan Field within the Concession, and until March 1997 the remainder of the Concession was operated by Maersk Oil (Thailand) Ltd. Subsequent to March 1997, Thaipo operated the remainder of the concession, as the shares of Maersk Oil (Thailand) Limited were sold to the concessionaires. Effective June 17, 1996, the stockholders of RMEC and the partners of Thai Romo exchanged their interests for shares of common stock of a newly formed entity, RMOC. RMOC is the parent company of RMEC and Thai Romo Holdings, Inc. RMEC and Thai Romo Holdings, Inc. collectively own the outstanding shares of Thai Romo. During June 1996, RMOC sold 16% of its common stock in an initial public offering (the "Offering") in conjunction with the consummation of the exchange of RMEC common stock and Thai Romo interests for common stock of RMOC. In conjunction with the Offering, RMEC redeemed for $12.4 million approximately 56,000 shares of its common stock from Patrick R. Rutherford and John A. Moran, majority stockholders of RMEC (the "Redemption"), exercised RMEC's call option on 3% of the partners' interest in Thai Romo held by Red Oak Holdings, Inc. for $3.1 million and repaid outstanding debt of $62 million owed stockholders and banks. On June 18, 1996, the stockholders' equity accounts were adjusted to reflect the deficit accumulated during the development stage to additional paid-in capital upon RMEC and Thai Romo becoming subject to federal income taxes. During July 1996, an additional 2.4% of RMOC's common stock was sold when the underwriters exercised their over-allotment option.

     The consolidated financial statements for the period from June 18, 1996 to December 31, 1996 include the accounts of RMOC and its wholly owned subsidiaries, RMEC, Thai Romo and Thai Romo Holdings, Inc. All material intercompany accounts and transactions have been eliminated in consolidation.

     The financial statements for each of the years in the two-year period ended December 31, 1995, and the period from January 1, 1996 to June 17, 1996 include the accounts of RMEC, Thai Romo and Thai Romo Holdings, Inc. (the "Predecessors") (combined). All material intercompany accounts and transactions have been eliminated in the combination. The combined financial statements are presented due to the commonality of the stockholders and partners of RMEC and Thai Romo.

     The Company's planned principal operations have commenced, but revenue from production did not begin until February 1997. As a result, the Company is considered a development stage company.

CASH AND CASH EQUIVALENTS

     The Company considers all currency and any liquid investments with a maturity of three months or less to be cash equivalents.

OIL AND GAS PROPERTIES

     The Company and its subsidiaries follow the full cost method of accounting for its investment in oil and gas properties. Under this method of accounting, all costs of acquisition, exploration and development of oil and gas reserves (including such costs as leasehold acquisition costs, geological expenditures, dry hole costs and tangible and intangible development costs and directly associated internal costs) are capitalized into a "full cost pool" as incurred. Oil and gas properties, the estimated future expenditures to develop proved reserves, and estimated future abandonment, environmental and dismantlement costs are depleted and charged to operations using the unit-of-production method based on the ratio of current production to proved oil and gas reserves as estimated by engineering consultants. The Concession, a major development project, has had no production of reserves, and accordingly, no depreciation, depletion, or amortization of oil and gas properties has been provided since inception. Production began in February 1997 at which time depletion will begin. Disposition of oil and gas properties are recorded as adjustments to capitalized costs, with no gain or loss recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas. To the extent that capitalized costs of oil and gas properties, net of accumulated depletion and amortization, exceed the tax-effected discounted future net revenues of proved oil and gas reserves, such excess capitalized costs would be charged to operations. No such write-down in book value was required during the years ending December 31, 1994, 1995, and 1996.

OTHER PROPERTY AND EQUIPMENT

     Other property consists primarily of furniture, office equipment, leasehold improvements and computers. The majority of these assets are depreciated on a straight-line basis with useful lives of seven years.

HEDGING

     During the first quarter of 1996, the Company entered into crude oil price swaps with an affiliate of one of its lenders. While the swaps serve as hedges intended to reduce the Company's exposure to declines in the market price of crude oil, they may limit the Company's gain from increases in the market price. At December 31, 1996, the crude oil price swap agreements incorporated one million barrels ("MMbbl") of oil volumes from April through December 1997 at a weighted average price of $15.92 per Bbl and 1.75 MMbbl of oil volumes from January through December 1998 at a weighted average price of $15.92 per Bbl. At December 31, 1996, the Company estimates the cost of liquidating this position to be approximately $8.5 million.

     Also, the Company sold to an affiliate of one of its bank lenders an option to purchase 1.25 MMbbl of aggregate oil volumes from January through December 1999 at a price of $18.30 per Bbl. The Company has accounted for the swap option separately as it does not qualify as a hedge. At December 31, 1996, the Company estimates the fair market value of this position to be $1.4 million and has recorded the amount as a liability on the consolidated balance sheet.

REVENUE RECOGNITION

     The Company recognizes revenues at the time of transfer to the purchasers; however, crude oil inventory is recorded at the cost of production and related depletion upon transfer to the floating production, storage and offloading vessel.

GEOGRAPHICAL CONCENTRATION

     The Concession is located in the Gulf of Thailand. Consequently, substantially all of Thai Romo's assets are subject to regulation by the government of Thailand. Political changes, such as increases in tax rates or nationalization of strategic or other assets by the government of Thailand, could adversely affect the Company.

USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the reporting of quantities of proved oil and gas reserves, and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

VALUE ADDED TAX REFUND RECEIVABLE

     Expenditures on certain concession joint operations are assessed a value added tax by the government of Thailand. Because the concession operators have obtained an exemption from value added taxes, all value added taxes are refundable. Accordingly, a refund due is recorded when value added taxes are paid by the operator.

STOCK-BASED COMPENSATION

     During 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). SFAS No. 123 allows a company to adopt a fair value based method of accounting for a stock-based employee compensation plan or to continue to use the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). The Company has chosen to continue to account for stock-based compensation under APB No. 25. Under this method, the Company has not recorded any compensation expense related to stock options granted. The disclosures required by SFAS No. 123, however, have been included in Note 8.

NOTE 3  INCOME TAXES

     Deferred taxes are accounted for under the asset and liability method of accounting for income taxes. Under this method deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs.

     The Predecessors were a limited partnership and an S Corporation under the Internal Revenue Code of 1986, as amended. As such, they did not incur federal income taxes; the taxable income or loss was passed through to the partners or stockholders. As a result of the initial public offering in June 1996, the Company became a taxable entity and recorded a one-time charge of $1,921,000, representing the difference between the financial statement and income tax basis of its foreign oil and gas properties. Income tax expense for the period June 18, 1996, through December 31, 1996, was a benefit of $530,000, which represents a deferred foreign income tax benefit.

     Total income tax benefit for the period June 18, 1996, through December 31, 1996, differs from the amount computed by applying the Federal income tax rate to the loss before income taxes. The reasons for this difference follows (amounts in thousands):

Expected federal income tax benefit.........................  $ 764
Foreign income tax rate difference..........................    359
Nondeductible general and administrative costs for foreign
  income tax purposes.......................................   (388)
Nondeductible interest for foreign income tax purposes......   (205)
                                                              -----
                                                              $ 530
                                                              =====

     The tax effects of temporary differences related to property and equipment resulted in the deferred income tax liability at December 31, 1996.

NOTE 4  ACQUISITIONS

     On December 19, 1996, Rutherford-Moran Oil Corporation, through its wholly owned subsidiary, Thai Romo, exercised its preferential right to purchase 46.34% of the outstanding shares of Maersk Oil (Thailand), Limited ("MOTL"), a wholly owned subsidiary of Maersk Olie og Gas As of Copenhagen, Denmark ("Maersk"). MOTL is a former co-concessionaire in Block B8/32 located offshore Thailand owning a 31.67% interest. The purchase was consummated on March 3, 1997, with Thai Romo Holdings, Inc., a wholly owned subsidiary of the Company and Thai Romo's nominee under the Share Sales Agreement with Maersk, purchasing the shares for $28,617,000, which included $1,554,000 in satisfaction of outstanding debt. After the closing, MOTL is in the process of being renamed B8/32 Partners.

     The purchase price was established in a Share Sale Agreement dated November 2, 1996, between Maersk and BG Egypt S.A. Pursuant to the Joint Operating Agreement among the co-concessionaires, Thai Romo and the remaining co-concessionaires jointly had a preferential right to purchase the stock of MOTL on the terms and conditions agreed between Maersk and BG Egypt S.A.

     The remaining 53.66% of MOTL's stock was purchased by Pogo Producing Company, and by Palang Sophon Limited of Bangkok, Thailand. Thaipo Limited, a subsidiary of Pogo Producing Company, and Palang Sophon Limited and MOTL were co-concessionaires with Thai Romo Limited prior to the sale of MOTL. As a result, RMOC's interest in the entire Block B8/32 has now effectively increased from 31.67% to 46.34%.

     The Company financed the purchase of MOTL by utilizing $20,000,000 from a new credit facility entered into with The Chase Manhattan Bank ("Chase") which term expires on June 30, 1997. The remainder of the payment was financed with borrowings under the Company's existing revolving credit facility with Chase and other lenders. The credit facility contains terms which are substantially identical to those in the Company's Revolving Credit Facility. The Company expects to repay the new credit facility with proceeds from the redetermined borrowing base in its Revolving Credit Facility.

NOTE 5  DEBT

CREDIT FACILITY

     On September 20, 1996, the Company entered into a $150,000,000 Revolving Credit Facility with a group of commercial lenders. The Revolving Credit Facility has a final maturity of September 30, 1999 and a borrowing base limitation at December 31, 1996, of $60,000,000. The Revolving Credit Facility is secured by the stock of certain subsidiaries of the Company.

     Under the terms of the Revolving Credit Facility, outstanding borrowings will bear interest at the Base Rate (defined as the greater of the Federal Funds Rate plus .5% or the agent bank's prime rate) plus .25% or the Eurodollar Rate (defined as an average of the London Interbank Offered Rate (LIBOR) of two banks) plus 1.75%, at the Company's option. Interest is payable quarterly. The Company is also assessed a commitment fee equal to .5% per annum on the average daily balance of the unused borrowing base. The Revolving Credit Facility provides for semi-annual borrowing base redeterminations as well as certain covenants, including restrictions on additional indebtedness, payment of dividends and an interest coverage ratio.

     At December 31, 1996, $22,842,000 was outstanding under the Credit Facility at interest rates ranging from 7.125% to 7.4375% per annum. Such facility is payable in 1999.

NOTES PAYABLE

     In November 1994, Thai Romo executed a Loan Facility Agreement with a commercial lender under which Thai Romo could borrow up to $5,000,000 at any time during the period from November 1994 to the final maturity date in April 1995. In December 1994, Thai Romo borrowed $1,400,000 under this Loan Facility Agreement. The annual interest rate on amounts borrowed under the Loan Facility Agreement was the LIBOR rate plus 4%. During July 1995, December 1995, and April 1996, Thai Romo amended the Loan Facility Agreement to allow it to borrow up to $44,000,000 with a maturity date of June 28, 1996. At December 31, 1995 the amount outstanding under the Loan Facility Agreement was $21,000,000.

     In September 1995, RMEC obtained a Line of Credit from the same commercial lender to borrow up to $5,000,000. This amount was increased in November 1995 to $15,000,000 with a maturity date of June 28, 1996. The annual interest rates on amounts borrowed under the Line of Credit ranged from prime plus 1/2% to prime plus 1% and from LIBOR plus 2 1/4% to LIBOR plus 2 3/4%, at the Company's option. At December 31, 1995, the amount outstanding under the Line of Credit was $13,385,000.

     All debt pertaining to the Loan Facility Agreement and the Line of Credit was retired on June 28, 1996, with proceeds from the initial public offering.

LOANS FROM STOCKHOLDERS

     RMEC had loans from stockholders at December 31, 1995 as follows (amounts in thousands):

                                                        PAYMENT    INTEREST
                     STOCKHOLDER                         TERMS       RATE      1995
                     -----------                       ---------   --------   ------
Patrick R. Rutherford................................  On demand    Prime     $4,254
John A. Moran........................................  On demand    Prime      4,036
Sidney F. Jones, Jr..................................  On demand    Prime        200
                                                                              ------
                                                                              $8,490
                                                                              ======

     The loans from stockholders were retired on June 28, 1996 with proceeds from the initial public offering.

     Interest of $368,000, $190,000 and $107,000 was expensed by RMEC under the above loans during January 1, 1996 through June 17, 1996 and the years ended December 31, 1995 and 1994, respectively, and $924,000 was expensed during the period September 21, 1990 (date of inception), to June 17, 1996.

NOTE 6  CAPITAL STOCK

COMMON AND PREFERRED STOCK

     The Certificate of Incorporation of the Company authorizes the issuance of up to 40,000,000 shares of common stock and 10,000,000 shares of preferred stock, the terms, preferences, rights and restrictions of which will be established by the Board of Directors of the Company. All shares of common stock have equal voting rights of one vote per share on all matters to be voted upon by stockholders. Cumulative voting for the election of directors is not permitted.

     On June 17, 1996, the Company sold 4,000,000 shares of its common stock in an initial public offering at $23 per share. During July 1996, the Company sold an additional 600,000 shares at $23 per share when the underwriters exercised their over-allotment option.

NOTE 7  RELATED PARTY TRANSACTIONS

     Historically, Rutherford Oil Corporation ("Rutherford Oil"), which is controlled by Patrick R. Rutherford, obtained certain oil and gas related and medical insurance on behalf of the Company and performed certain payroll related services for the Company. The Company has reimbursed Rutherford Oil for its out of pocket expenses relating to such insurance and services, which aggregated $133,000, $731,000, $366,000 and $1,723,000 during period January 1, 1996 to
June 17, 1996 and the years ended December 31, 1995 and 1994 and the period from September 21, 1990 (date of inception) to December 31, 1996. Subsequent to June 1996 Rutherford Oil has no longer obtained such insurance or performs any such services on behalf of the Company.

NOTE 8  EMPLOYEE BENEFIT PLANS

KEY EMPLOYEE STOCK PLAN

     During 1996, the Company established its 1996 Key Employee Stock Plan (the "Stock Plan"). Under the Stock Plan, an aggregate of 500,000 shares will be available for the granting of either stock options or restricted stock awards. The Compensation Committee of the Board of Directors administers this plan.

     Stock options issued under the Stock Plan may not exceed a term of more than ten years and the stock option price may not be less than the fair market value of the shares at the time the option is granted. The options are exercisable ratably over a five year period. At December 31, 1996, a total of 105,750 stock options were granted under the Stock Plan, none of which are currently exercisable. The exercise price of all options granted is $23.

     The Compensation Committee may award shares of restricted stock to employees for no payment by the employee or for a payment below the fair market value on the date of grant. Issuance of the stock may be subject to certain restrictions, but in no case can the conditions continue for more than ten years from the date of the award. As the shares vest, each employee receiving such restricted stock has all of the rights of a stockholder, including without limitation, the right to vote such shares. At December 31, 1996, restricted stock awards for 51,338 shares had been granted, at no cost to the employees. Deferred compensation is recorded at the date of the restricted stock award and is amortized into compensation expense over the vesting period. At December 31, 1996, deferred compensation of $1,185,000 was recorded and related compensation expense of $127,000 was recognized during the period June 18, 1996 to December 31, 1996. Substantially all restricted stock awards outstanding at December 31, 1996, vest ratably over a five year period.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     During 1996, the Company established its 1996 Non-Employee Director Stock Option Plan (the "Director Plan"). Under the Director Plan, an aggregate of 50,000 shares of common stock will be available for the granting of stock options. The exercise price of a stock option granted pursuant to the Director Plan may not be less than the fair market value of the common stock on the date of grant and the stock option term may not exceed ten years. Stock options granted under the Director Plan are exercisable in full after the first anniversary of grant. The Director Plan provides for an initial grant of stock options to each non-employee director to purchase 2,500 shares of common stock contemporaneously with the initial public offering and the annual grant of stock options to acquire 1,000 shares of stock to each non-employee director serving on the board of directors following each annual meeting of the stockholders. As of December 31, 1996, non-employee directors have been granted stock options to acquire 10,000 shares of common stock, none of which are exercisable. The exercise price of all options granted to date is $23.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its Stock Plan and Director Plan. Accordingly, no compensation has been recognized for stock-based compensation other than for restricted stock awards. Had compensation cost for the stock options issued under the Stock Plan and Director Plan been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net loss and net loss per share would have been increased by approximately $1,812,000, or $0.07 per share. The fair value of the stock options granted during the twelve-month period ended December 31, 1996, is estimated as $16.32 on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, volatility of 23%, risk-free interest rate of 6.42%, assumed forfeiture rate of 0%, and an expected life of 9.5 years.

     At December 31, 1996, 342,912 and 40,000 shares of common stock were reserved for issuance pursuant to the Stock Plan and the Director Plan, respectively. The remaining weighted average life of the 115,750 options outstanding at December 31, 1996, is 9.5 years.

NOTE 9  COMMITMENTS AND CONTINGENCIES

GUARANTY AND INDEMNITY AGREEMENT

     On February 9, 1996, Thai Romo Limited entered into a Guaranty and Indemnity Agreement associated with a Bareboat Charter agreement between Tantawan Services, LLC, as charterer, and Tantawan Production B.V., as lessor, for the leasing and operation of a Floating Production Storage and Offloading system (FPSO) known as the Tantawan Explorer. The initial duration of the Bareboat Charter Agreement is 10 years commencing upon delivery of crude oil to the FPSO. The hire rate under the Bareboat Charter is $55,000 per day. Thai Romo has guaranteed payment of 46.3% of these costs or approximately $25,448 per day. The guaranty terminates upon the expiration of the Bareboat Charter Agreement, notwithstanding the lawful termination or cancellation of the Bareboat Charter Agreement. Should the initial term of the agreement be extended or the FPSO purchased, Thai Romo would remain obligated for 46.3% of any subsequent obligations incurred by Tantawan Services.

LEASE COMMITMENTS

     RMEC is subject to an office lease which expires in February 2002. The commitment under this lease is as follows (amounts in thousands):

                            YEAR
------------------------------------------------------------
1997........................................................  $117
1998........................................................   118
1999........................................................   126
2000........................................................   142
Thereafter..................................................   166
                                                              ----
                                                              $669
                                                              ====

     Rental expense paid during the periods June 18, 1996 to December 31, 1996 and January 1, 1996 to June 17, 1996 and the years ended December 31, 1995 and 1994 and the period from September 21, 1990 (date of inception), to December 31, 1996, was $45,000, $52,000, $67,000, $77,000 and $285,000, respectively.

NOTE 10  LITIGATION

     As of December 31, 1996, the Company is not aware of any current or potential legal proceeding.

NOTE 11  SINGLE CUSTOMER

     All oil and natural gas produced from the Tantawan Field will be sold to PTT, which maintains a monopoly over oil and gas transmission and distribution in Thailand. The Concessionaires are required to give first priority to the Thai government to purchase the oil and natural gas produced by the Concessionaires.

     A gas sales agreement (GSA) with PTT was signed on November 7, 1995. Under the GSA, which is a take or pay agreement, contracted deliveries of gas to PTT are required to commence at the conclusion of a 72-hour production test, which was completed in March 1997. The natural gas price is based on a formula which provides adjustments to the base price for natural gas on each April 1 and October 1. Adjustments will be made to reflect changes in (i) wholesale prices in Thailand, (ii) the U.S. producer price index for oil field machinery and tools, and (iii) medium fuel oil prices. Adjustment factors for oil field machinery and medium fuel oil prices may be subsequently adjusted for Thai Baht/U.S. Dollar fluctuations, since payments from PTT will be in Thai Baht. The base price was estimated to be equivalent to $2.12 per thousand cubic feet (Mcf) at January 1, 1997.

     The oil and condensate will be purchased by PTT, which has the right of first refusal on any hydrocarbon liquids produced domestically. The terms and conditions of a sales agreement are under negotiation pursuant to a Memorandum of Understanding signed on November 14, 1996. If PTT does not wish to purchase this oil, then the Company believes that it can sell the oil to a variety of purchasers.

NOTE 12  SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

     At December 31, 1996, and 1995 the Concession accounted for 100% of the Company's future net cash flow from proved reserves.

     Included herein is information with respect to oil and gas acquisition, exploration, development and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. The prices used in the reserve estimates are prices the Company estimated it would have received at the respective date had the Tantawan and Benchamas fields been producing at such time, except where fixed and determinable price escalations or oil hedges are provided by contract. Reserve quantities and future production are based primarily upon reserve reports prepared by the independent petroleum engineering firm of Ryder Scott Company. These estimates are inherently imprecise and subject to substantial revision.

     All reserve estimates presented herein were prepared by Ryder Scott Company, independent petroleum engineers. The Company cautions that there are many uncertainties inherent in estimating proved reserve quantities, and in projecting future production rates and the timing of future development expenditures, including many factors beyond the control of the producer. Accordingly, these estimates are subject to change as additional information becomes available. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of an estimate may justify revision of the estimate. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.

     Estimates of future net cash flows from proved reserves of oil and gas were made in accordance with Statement of Financial Accounting Standards No. 69, Disclosures about Oil and Gas Producing Activities. The estimates are based on prices the Company estimated it would have received at the respective date had the Tantawan and Benchamas fields been producing at such time. Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future revenue tax expense. Tax expense is calculated by applying the existing U.S. and Thailand statutory tax rates, including any known future changes. The results of these disclosures should not be construed to represent the fair market value of the Company's oil and gas properties. A market value determination would include many additional factors including: (i) anticipated future increases and decreases in oil and gas prices and production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves not considered proved at the present, which may be recovered as a result of further exploration and development activities; and (iv) other business risks.

     In computing the present value of the estimated future net cash flows, a discount factor of 10% was used pursuant to SEC regulations to reflect the timing of those net cash flows. Present value, regardless of the discount rate used, is materially affected by assumptions about timing of future production, which may prove to have been inaccurate. The following reserve value data represent estimates only, which are subject to uncertainty given the current energy markets.

  Capitalized Costs of Oil and Gas Producing Activities

     The following table sets forth the aggregate amounts of capitalized costs relating to the Company's oil and gas producing activities and the aggregate amount of related accumulated depreciation and amortization as of the dates indicated (amounts in thousands).

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1995
                                                              --------     -------
Productive and nonproductive properties being amortized.....  $123,300     $55,951
Less accumulated depreciation and amortization..............        --          --
                                                              --------     -------
Net capitalized costs.......................................  $123,300     $55,951
                                                              ========     =======

  Costs Incurred in Oil and Gas Producing Activities

     The following table reflects the costs incurred in oil and gas property acquisition, exploration and development activities during the periods indicated (amounts in thousands).

                                                                       SEPTEMBER 1990
                                                                          (DATE OF
                                           YEAR ENDED DECEMBER 31,     INCEPTION) TO
                                          --------------------------    DECEMBER 31,
                                           1996      1995      1994         1996
                                          -------   -------   ------   --------------
Property acquisition costs -- proved
  properties............................  $    --   $ 4,224   $   --      $  4,224
Exploration costs.......................    7,460    26,601    8,159        53,004
Development cost........................   59,890     6,182       --        66,072
                                          -------   -------   ------      --------
                                          $67,350   $37,007   $8,159      $123,300
                                          =======   =======   ======      ========

     The following table sets forth the Company's interest in estimated total proved oil and gas reserves for the years ended December 31, 1996, 1995, and 1994:

                                                                 OIL        GAS
                                                               (BBLS)      (MMCF)
                                                              ---------    ------
Total proved reserves at December 31, 1993..................  5,424,813    33,474
New discoveries and extensions..............................  2,249,559    23,265
                                                              ---------    ------
Total proved reserves at December 31, 1994..................  7,674,372    56,739
New discoveries and extensions..............................  7,634,009    43,376
Revisions of previous estimates.............................    133,636     5,208
Purchase of reserves........................................  3,554,975    26,284
                                                              ---------    ------
Total proved reserves at December 31, 1995..................  18,996,992   131,607
New discoveries and extensions..............................  6,209,030    46,447
Revisions of previous estimates.............................  (3,874,242)  (33,056)
                                                              ---------    ------
Total proved reserves at December 31, 1996..................  21,331,780   144,998
                                                              =========    ======
Proved developed reserves:
  December 31, 1994.........................................         --        --
  December 31, 1995.........................................         --        --
  December 31, 1996.........................................  5,191,993    45,998
                                                              =========    ======

     Proved reserves are estimated quantities of natural gas, crude oil, and condensate which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Total reserves do not include reserves acquired in the MOTL purchase on March 3, 1997.

  Standardized Measure of Discounted Future Net Cash Flows

     The following table reflects the Standardized Measure of Discounted Future Net Cash Flows relating to the Company's interest in proved oil and gas reserves as of December 31, 1996, 1995 and 1994 (amounts in thousands):

                                                             DECEMBER 31,
                                                   --------------------------------
                                                     1996        1995        1994
                                                   ---------   ---------   --------
Future cash inflows..............................  $ 811,239   $ 621,742   $265,802
Future development costs.........................   (184,753)   (127,198)   (94,155)
Future production costs..........................   (245,398)   (207,352)   (60,306)
                                                   ---------   ---------   --------
Future net cash inflows before income taxes......    381,088     287,192    111,341
Future income taxes..............................   (134,276)   (137,204)   (48,948)
                                                   ---------   ---------   --------
Future net cash flows............................    246,812     149,988     62,393
10% discount.....................................   (103,446)    (74,669)   (28,429)
                                                   ---------   ---------   --------
Standardized measure of discounted future net
  cash inflows...................................  $ 143,366   $  75,319   $ 33,964
                                                   =========   =========   ========

     Principal changes in the "Standardized Measure of Discounted Futures Net Cash Flows" attributable to the Company's proved oil and gas reserves for the periods indicated are as follows (amounts in thousands):

                                                                        SEPTEMBER 21,
                                                                             1990
                                                                           (DATE OF
                                          YEAR ENDED DECEMBER 31,       INCEPTION) TO
                                       ------------------------------    DECEMBER 31,
                                         1996       1995       1994          1996
                                       --------   --------   --------   --------------
New discoveries and extensions.......  $101,776   $ 52,372   $ 17,235      $195,971
Revisions of quantity estimates......   (51,043)     6,027         --       (45,016)
Purchases of reserves in place.......        --     27,182         --        27,182
Net changes in sales and transfer
  prices, net of production costs....     5,647     (2,712)     8,521         4,816
Accretion of discount................    13,163      5,211      1,717        21,512
Net Change in income taxes...........     2,405    (38,163)   (14,159)      (53,907)
Change in production rates (timing)
  and other..........................    (3,901)    (8,561)     7,472        (7,192)
                                       --------   --------   --------      --------
Net Change...........................  $ 68,047   $ 41,356   $ 20,786      $143,366
                                       ========   ========   ========      ========

NOTE 13  FINANCIAL INSTRUMENTS

  Determination of Fair Values of Financial Instruments

     Fair value for cash and cash equivalents, short-term investments, receivables and payables at December 31, 1996, and December 31, 1995, approximates carrying value.

     The carrying amount of cash equivalents and value added tax refund receivable approximates fair value because of the short maturity of these instruments. The carrying amount of joint interest receivables and payables and accounts payable and accrued expenses approximates fair value because they are generally paid or earned within sixty days. The carrying amount of note payable to bank and loans from stockholders approximates fair value because the interest rate is reset at periodic intervals. See Note 2 for discussion of the fair value of hedging and swap options.

                        RUTHERFORD-MORAN OIL CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

                                     ASSETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1997             1996
                                                              -------------    ------------
                                                               (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................    $  3,415         $    444
  Accounts receivable.......................................       2,658               --
  Inventory.................................................       7,581               --
  Value added tax refund receivable.........................       5,829            2,806
  Joint interest receivables................................       3,456              150
  Other.....................................................         369               17
                                                                --------         --------
          Total current assets..............................      23,308            3,417
Property and equipment, at cost:
  Oil and gas properties (full cost method).................     217,699          123,300
  Office furniture and fixtures.............................         376              197
  Accumulated depreciation, depletion and amortization......     (13,269)             (37)
                                                                --------         --------
          Net property and equipment........................     204,806          123,460
Other assets:
Deferred financing costs, net...............................       4,278            1,548
Restricted cash.............................................      24,300               --
Deferred charges............................................       1,354            1,400
                                                                --------         --------
          Total assets......................................    $258,046         $129,825
                                                                ========         ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities..................    $  4,944         $    852
  Joint interest payable....................................       6,320            2,715
                                                                --------         --------
          Total current liabilities.........................      11,264            3,567
Note payable to bank........................................      29,996           22,842
10 3/4 senior subordinated notes............................     120,000               --
Deferred income taxes.......................................       3,682            1,391
Premium on written option...................................       1,238            1,400
Stockholders' equity:
  Preferred stock, $0.01 par value, 10,000,000 shares
     authorized, no shares issued and outstanding...........
  Common stock, $0.01 par value, 40,000,000 shares
     authorized, 25,612,440 and 25,607,000 shares issued and
     outstanding at September 30, 1997 and December 31,
     1996, respectively.....................................         256              256
  Additional paid-in capital................................     103,302          103,143
  Accumulated deficit.......................................     (10,706)          (1,716)
  Deferred compensation.....................................        (986)          (1,058)
                                                                --------         --------
          Total stockholders' equity........................      91,866          100,625
                                                                --------         --------
  Total liabilities and stockholders' equity................    $258,046         $129,825
                                                                ========         ========

See accompanying notes to unaudited condensed consolidated financial statements.

                        RUTHERFORD-MORAN OIL CORPORATION

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)

                                            NINE MONTHS             JUNE 18             JANUARY 1
                                               ENDED                THROUGH              THROUGH
                                         SEPTEMBER 30, 1997    SEPTEMBER 30, 1996     JUNE 17, 1996
                                         ------------------    ------------------    ---------------
                                             (COMPANY)             (COMPANY)         (PREDECESSORS)
Revenues:
  Oil and Gas Revenue..................     $    25,784           $        --          $        --
  Interest Income......................             162                   158                   --
                                            -----------           -----------          -----------
          Total Revenues...............          25,946                   158                   --
                                            -----------           -----------          -----------
Expenses:
  Operating expense....................          17,100                    --                   --
  Interest expense.....................           4,620                   248                  395
  Depreciation, depletion and
     amortization......................          13,232                    16                    4
  Salaries and wages...................             837                   165                  108
  General and administrative...........           3,156                   592                  180
  Net gain on futures contracts........            (275)                   --                   --
  Foreign currency exchange loss,
     net...............................           1,850                    --                   --
                                            -----------           -----------          -----------
          Total Expenses...............          40,520                 1,021                  687
                                            -----------           -----------          -----------
          Loss before income taxes.....         (14,574)                 (863)                (687)
Income tax (benefit) expense...........          (5,584)                 (152)               1,921
                                            -----------           -----------          -----------
          Net loss.....................     $    (8,990)          $      (711)         $    (2,608)
                                            ===========           ===========          ===========
          Net loss per share...........     $     (0.35)          $     (0.03)         $     (0.12)
                                            ===========           ===========          ===========
Weighted average number of common
  shares outstanding...................      25,612,440            25,438,462           21,000,000
                                            ===========           ===========          ===========

See accompanying notes to unaudited condensed consolidated financial statements.

                        RUTHERFORD-MORAN OIL CORPORATION

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                  NINE MONTHS            JUNE 18            JANUARY 1
                                                     ENDED               THROUGH             THROUGH
                                               SEPTEMBER 30, 1997   SEPTEMBER 30, 1996    JUNE 17, 1996
                                               ------------------   ------------------   ---------------
                                                   (COMPANY)            (COMPANY)        (PREDECESSORS)
Cash flows from operating activities:
  Net loss...................................       $ (8,990)            $   (711)          $ (2,608)
  Adjustments to reconcile net loss to cash
     flows provided by (used in) operating
     activities:
     Depreciation, depletion and
       amortization..........................         13,886                  245                  4
     Net gain on futures contracts...........           (275)                  --                 --
     Deferred income taxes...................         (5,584)                (152)             1,921
     Foreign currency exchange loss, net.....          1,850                   --                 --
     Changes in working capital..............        (12,738)              (7,104)             5,605
                                                    --------             --------           --------
Cash flows provided by (used in) operating
  activities.................................        (11,851)              (7,722)             4,922
                                                    --------             --------           --------
Cash flows from investing activities:
  Investment in oil and gas properties.......        (57,112)             (14,835)           (30,377)
  Investment in Maersk, net of cash
     acquired................................        (29,414)                  --                 --
  Other capital expenditures.................           (179)                 (98)               (38)
                                                    --------             --------           --------
     Cash flows used in investing
       activities............................        (86,705)             (14,933)           (30,415)
                                                    --------             --------           --------
Cash flows from financing activities:
  Deferred financing costs...................           (187)              (1,689)                --
  Exercise of call option on Thai Romo
     Limited stock...........................             --               (3,130)                --
  Proceeds from initial public offering......             --               97,103                 --
  Redemption of Rutherford-Moran Exploration
     Company stock by majority
     stockholders............................             --              (12,360)                --
  Proceeds from shareholder loans............             --                   --             15,654
  Payments on shareholder loans..............             --              (24,144)                --
  10 3/4% senior subordinated notes..........        120,000                   --                 --
  Bond offering costs........................         (2,965)                  --                 --
  Restricted cash............................        (24,300)                  --                 --
  Borrowings under bank notes................        106,330                2,000             29,164
  Repayment of bank notes....................        (99,176)             (49,664)           (13,885)
                                                    --------             --------           --------
     Cash flows provided by financing
       activities............................         99,702                8,116             30,933
                                                    --------             --------           --------
     Net increase (decrease) in cash and cash
       equivalents...........................          1,146              (14,539)             5,440
     Effect of exchange rate changes on
       cash..................................          1,825                   --                 --
Cash and cash equivalents, beginning of
  period.....................................            444               15,271              9,831
                                                    --------             --------           --------
Cash and cash equivalents, end of period.....       $  3,415             $    732           $ 15,271
                                                    ========             ========           ========
Supplemental disclosures of interest paid in
  cash.......................................       $  1,031             $     56           $    767
                                                    ========             ========           ========
Supplemental disclosures of noncash investing
  and financing activities:
  Capitalization of amortized loan
     acquisition costs.......................       $     --             $     --           $    168
                                                    ========             ========           ========
  Interests in Thai Romo Limited and
     Rutherford-Moran Exploration Company
     contributed for common stock............       $     --             $     --           $ 24,682
                                                    ========             ========           ========
  Predecessor retained earnings reclassified
     to additional paid-in capital...........       $     --             $  4,021           $     --
                                                    ========             ========           ========
  Premium deferred and premium on written
     options.................................       $    338             $    443           $    557
                                                    ========             ========           ========

See accompanying notes to unaudited condensed consolidated financial statements.

                        RUTHERFORD-MORAN OIL CORPORATION

                          NOTES TO UNAUDITED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying unaudited consolidated financial statements include all adjustments necessary to present fairly the consolidated financial position of Rutherford-Moran Oil Corporation ("RMOC" or the "Company") at September 30, 1997 and December 31, 1996, and its results of operations and cash flows for the nine months ended September 30, 1997 and 1996. The financial statements herein should be read in conjunction with the consolidated financial statements and notes to the consolidated financial statements as of and for the year ended December 31, 1996, as included in the Company's annual report on Form 10-K.

     In the opinion of management, the unaudited condensed consolidated financial statements as of September 30, 1997 and for the nine months ended September 30, 1997, and the periods June 18, 1996 through September 30, 1996 and January 1, 1996 through June 17, 1996 include all material adjustments, which consist only of normal recurring adjustments necessary for a fair presentation, and are not necessarily indicative of an entire year.

     In order to prepare these financial statements in conformity with generally accepted accounting principles, management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and reserve information (which affects the depletion calculation as well as the computation of the ceiling limitation). Actual results could differ from those estimates.

(2) ORGANIZATION

     Rutherford-Moran Exploration Company ("RMEC") was formed on September 21, 1990, for the purpose of holding an interest in an oil and gas concession in Thailand through Thai Romo Limited ("Thai Romo"). RMEC paid all of the expenses of the concession on behalf of Thai Romo through November 4, 1993.

     Effective September 24, 1990, the stockholders of RMEC elected to have it treated as a Subchapter S Corporation under the Internal Revenue Code of 1986, as amended. As such, RMEC did not incur federal income taxes at the corporate level prior to June 18, 1996, and its taxable income or loss was passed through to its stockholders based on their interests.

     In June 1991, Thai Romo was organized as a foreign corporation under the laws of the Kingdom of Thailand for the purpose of holding an interest in an oil and gas concession. In August 1991, Thai Romo, with two other companies, was awarded Petroleum Concession 1/2534/36 (the "Concession"), offshore Block B8/32 in the Gulf of Thailand from the Ministry of Industry in Thailand to explore for petroleum. A subsidiary of Pogo Producing Company is the operator of the Concession. In November 1993, Thai Romo amended its Articles of Association so that it would be treated as a partnership for U.S. income tax purposes. As such, Thai Romo was not subject to federal income taxes from November 1993 to June 17, 1996. Income and losses earned by Thai Romo were passed through to the partners on the basis of their interest in Thai Romo.

     As RMEC and Thai Romo are now part of the Company's consolidated tax return, RMEC and Thai Romo recorded a deferred tax liability and expense of $1,921,000 on June 17, 1996 representing the difference between the book basis and tax basis of its foreign oil and gas properties.

(3) PRINCIPLES OF PRESENTATION

     In April 1996, Rutherford/Moran Oil Corporation changed its name to RMEC. Effective June 17, 1996, the stockholders of RMEC and the partners of Thai Romo exchanged their interests for shares of

                        RUTHERFORD-MORAN OIL CORPORATION

                          NOTES TO UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

common stock of the newly formed entity, RMOC. RMOC is the parent company of RMEC and Thai Romo Holdings, Inc. ("TRH"). RMEC and TRH collectively own the outstanding shares of Thai Romo. During June 1996, RMOC sold 16% of its common stock in an initial public offering (the "Offering") in conjunction with the consummation of the exchange of RMEC common stock and Thai Romo interests for common stock of RMOC. In conjunction with the Offering, RMEC redeemed for $12.4 million approximately 56,000 shares of its common stock from Patrick R. Rutherford and John A. Moran, majority stockholders of RMEC (the "Redemption"), exercised RMEC's call option on 3% of the partners' interest in Thai Romo held by Red Oak Holdings, Inc. for $3.1 million and repaid outstanding debt of $62 million owed stockholders and banks. On June 18, 1996, the stockholders' equity accounts were adjusted to reflect the deficit accumulated during the development stage to additional paid-in capital upon RMEC and Thai Romo becoming subject to federal income taxes. During July 1996, an additional 2.4% of RMOC's common stock was sold when the underwriters exercised their over-allotment option.

     The consolidated financial statements for 1997 include the accounts of RMOC, its wholly owned subsidiaries and its proportionate ownership of B8/32 Partners, Limited ("B8/32 Partners"), in which RMOC owns 46.34% of the outstanding voting shares. All material intercompany accounts and transactions have been eliminated in the consolidation.

     The financial statements for the the period January 1, 1996 through June 17, 1996, include the accounts of RMEC and Thai Romo (combined). All material intercompany accounts and transactions have been eliminated in the combination. The combined financial statements are presented due to the commonality of the stockholders and partners of RMEC and Thai Romo.

     During the period from September 21, 1990, through December 31, 1996, the Company was considered a development stage company and its sole activity was the development of Block B8/32 in the Gulf of Thailand. Production from the Tantawan Field commenced in February 1997, at which time the Company was no longer considered a development stage company.

(4) OIL AND GAS PROPERTY ACQUISITION

     On December 19, 1996, the Company, through its wholly owned subsidiary, Thai Romo, exercised its preferential right to purchase 46.34% of the outstanding shares of Maersk Oil (Thailand) Limited ("MOTL"), a wholly owned subsidiary of Maersk Olie og Gas AS of Copenhagen, Denmark ("Maersk"). MOTL is a former co-concessionaire in Block B8/32 owning a 31.67% interest. The purchase was consummated on March 3, 1997, with TRH, a wholly owned subsidiary of the Company and Thai Romo's nominee under the Share Sales Agreement with Maersk, purchasing the shares for $28.6 million, which included $1.6 million in satisfaction of outstanding debt. After the closing, MOTL was renamed B8/32 Partners.

     The remaining 53.66% of MOTL's stock was purchased by Thaipo Limited ("Thaipo"), a subsidiary of Pogo Producing Company ("Pogo"), and by Palang Sophon Limited ("Palang") of Bangkok, Thailand. Thaipo, Palang and MOTL were co-concessionaires with Thai Romo prior to the sale of MOTL. As a result of the purchase, RMOC now effectively owns a uniform interest of 46.34% in the entire Block.

     The $28.6 million purchase price of the acquisition has been capitalized using the purchase method of accounting and has been allocated between proven properties and unproven properties. Production from the properties acquired is anticipated to commence in early 1999 when the initial development plan at Benchamas Field is scheduled to be completed. Finalization of the purchase price allocation is pending the receipt of certain requested information from the seller, fair value appraisals, and analysis of reserves estimates by the Company.

                        RUTHERFORD-MORAN OIL CORPORATION

                          NOTES TO UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company financed the purchase of MOTL by utilizing borrowings under its Revolving Credit Facility ("Revolving Credit Facility") and $20 million from a new Credit Agreement entered into with The Chase Manhattan Bank ("Chase"), which was repaid on May 2, 1997.

(5) DEBT

CREDIT FACILITY

     On September 20, 1996, the Company entered into a $150 million Revolving Credit Facility with a group of commercial lenders. The Revolving Credit Facility has a final maturity of September 30, 1999, and had an initial borrowing base limitation of $60 million. On April 29, 1997 the borrowing base limitation was redetermined to $120 million. Subsequent to the issuance of the Company's 10.75% Senior Subordinated Notes ("Notes") in September 1997, the borrowing base was reset to $60 million. The Revolving Credit Facility is secured by the stock of certain subsidiaries of the Company.

     Under the terms of the Revolving Credit Facility, outstanding borrowings as of September 30, 1997 bore interest at the Base Rate (defined as the greater of the Federal Funds Rate plus .5% or the agent bank's prime rate) plus .25% or the Eurodollar Rate (defined as an average of the London Interbank Offered Rate ("LIBOR") of two banks) plus 1.75%, at the Company's option. Interest is payable quarterly. The Company is also assessed a commitment fee equal to .5% per annum on the average daily balance of the unused borrowing base.


     On September 8, 1997, the Company entered into a credit agreement with The Chase Manhattan Bank for an additional borrowing of $5 million. The credit agreement contains covenants substantially identical to those in the Revolving Credit Facility. The credit agreement was repaid on September 29, 1997 with proceeds from the Notes.


     The Revolving Credit Facility provides for semi-annual borrowing base redeterminations as well as certain restrictions, including limitations on additional indebtedness, payment of dividends and maintenance of an interest coverage ratio. As of September 30, 1997, the Company was not in compliance with one of its financial covenants; however, such noncompliance has been waived by its lenders.

     At September 30, 1997, $30 million was outstanding under the Revolving Credit Facility at interest rates ranging from 7.375% to 7.4375%.

NOTES


     On September 29, 1997, the Company issued $120 million of Notes due 2004 at an annual interest rate of 10.75%. The proceeds were used to repay $93 million of outstanding indebtedness under the Revolving Credit Facility and the $5 million credit agreement and to purchase $24.3 million of securities which were escrowed to pay interest on the Notes. The Notes contain customary covenants, including limitations on the incurrence of additional indebtedness, restricted payments and the establishment of certain liens.


(6) CRUDE OIL HEDGING ACTIVITIES

     During the first quarter of 1996, the Company entered into crude oil price swaps with an affiliate of one of its lenders. While the swaps are intended to reduce the Company's exposure to declines in the market price of crude oil, they may limit the Company's gain from increases in the market price. The crude oil price swaps qualify as hedges; and as long as they correlate with production based on engineering estimates, any gains and losses will be recorded when the related oil production has been delivered. Gains and losses on closed crude oil price swap agreements will be deferred and amortized

                        RUTHERFORD-MORAN OIL CORPORATION

                          NOTES TO UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

over the original term of the agreement. Should the crude oil price swaps cease to be recognized as a hedge, subsequent changes in value will be recorded in the statement of operations. At September 30, 1997, the crude oil price swap agreements incorporated one million barrels ("MMbbl") of oil volumes from April through December 1997 at a weighted average price of $15.92 per Bbl and 1.75 MMbbl of oil volumes from January through December 1998 at a weighted average price of $15.92 per Bbl. On April 1, 1997, the swaps went into effect and require quarterly settlement between the Company and an affiliate of one of its lenders. During the period July 1 through September 30, 1997, Brent crude oil prices averaged $18.61 per barrel, resulting in a reduction in oil and gas revenues of $895,000. The related deferred charge of $1.8 million is being amortized against oil and gas revenues as the hedged volumes expire, resulting in amortization of $434,000 being recorded during the nine months ended September 30, 1997.

     Based on current production estimates, the Company anticipates producing approximately 900,000 barrels of oil during 1997; therefore, approximately 100,000 barrels of the crude oil price swap agreement for 1997 is considered under current accounting literature to be speculative and a loss of $2,500 and $275,000 has been recorded in the statement of operations during the three and nine months, respectively, ended September 30, 1997 to reflect the fair market value of the speculative position at September 30, 1997.

     At the same time, the Company sold to an affiliate of one of its lenders an option to purchase 1.25 MMbbl of aggregate oil volumes from January through December 1999 at a price of $18.30 per Bbl. The Company has accounted for the swap option separately as it does not qualify as a hedge. At September 30, 1997, the Company estimates the liability associated with this position to be $1.2 million. During the period April 1 through September 30, 1997, the liability was decreased by $550,000 to reflect the decreased cost the Company would incur if it chose to settle the swap option. The decrease has been recognized in the statement of operations.

     The cost of the swap and the swap option at October 3, 1997, are $8 million and $1.4 million, respectively.

(7) REVENUE RECOGNITION

     The Company recognizes revenues at the time of transfer to the purchaser; however, crude oil inventory is recorded at the cost of production and related depletion upon transfer to the floating production, storage and off-loading vessel.

(8) FOREIGN TRANSLATION GAIN/LOSS

     The Company follows SFAS 52, "Foreign Currency Translation", which requires that business transactions and foreign operations recorded in a foreign currency be restated in U.S. dollars, which is the Company's functional currency. Revenues and expenses are translated at an average exchange rate for the month. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. During the nine months ended September 30, 1997, currency translations resulted in a loss of $1.9 million.

(9) OIL AND GAS PROPERTY AND EQUIPMENT

     The Company and its subsidiaries follow the full cost method of accounting for its investment in oil and gas properties. Under this method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred. Properties in the

                        RUTHERFORD-MORAN OIL CORPORATION

                          NOTES TO UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

pool are depleted and charged to operations utilizing the unit-of-production method based on the ratio of current production to total proved oil and natural gas reserves.

     Interest in connection with expenditures on major exploration projects is capitalized. During the nine months ended September 30, 1997, $733,000, of interest was capitalized. During the nine months ended September 30, 1996, $1.6 million of interest was capitalized.

======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OR EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             ---------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information..................    4
Prospectus Summary.....................    5
Risk Factors...........................   18
The Exchange Offer.....................   28
Use of Proceeds........................   36
Capitalization.........................   36
Selected Financial Data................   37
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   38
Business and Properties................   44
Management.............................   55
Description of Revolving Credit
  Facility.............................   58
Description of the Notes...............   59
Certain Federal Income Tax
  Consequences.........................   95
Notice to Canadian Residents...........   97
Legal Matters..........................   98
Experts................................   98
Special Note Regarding Forward-Looking
  Statements...........................   99
Plan of Distribution...................  100
Certain Definitions....................  101
Index to Financial Statements..........  F-1
Independent Auditors' Report...........  F-2

                             ---------------------

    UNTIL MARCH   , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN SELLING NEW NOTES RECEIVED IN EXCHANGE FOR ORIGINAL NOTES HELD FOR THEIR OWN ACCOUNT. SEE "PLAN OF DISTRIBUTION."

======================================================
======================================================

                                  $120,000,000

                                RUTHERFORD-MORAN
                                OIL CORPORATION

                          10 3/4% Senior Subordinated
                                 Notes due 2004
                                  ------------

                                   PROSPECTUS

                                  ------------


                               December 19, 1997


======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Restated Certificate of Incorporation contains a provision that eliminates the personal liability of a director to the Company and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing his duties as a director, neither the Company nor its stockholders could recover monetary damages from the director, and the only course of action available to the Company's stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in the Company's Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Directors' action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that stockholders and the Company would have no effective remedy against the directors. Under the Company's Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Company's stock under Section 174 of the Delaware General Corporation Law, or
(iv) any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation further provides that in the event the Delaware General Corporation Law is amended to allow the further elimination or limitation of the liability of directors, then the liability of the Company's directors shall be limited or eliminated to the fullest extent permitted by the amended Delaware General Corporation Law.

     Under Section 54 of the Company's Bylaws as currently in effect, each person who is or was a director or officer of the Company or a subsidiary of the Company, or who serves or served any other enterprise or organization at the request of the Company, shall be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law.

     Under Delaware law, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director of officer of the Company, or serves or served any other enterprise or organization at the request of the Company, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action.

     Under Delaware law, to the extent an indemnified person is not successful in defense of a third party civil suit or a criminal suit, or if such suit is settled, such person shall be indemnified against both (i) expense, including attorneys' fees, and (ii) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Company, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fully and reasonably entitled to indemnity for such expenses.

     The Company has obtained insurance to protect officers and directors form certain liabilities, including liabilities against which the Company cannot indemnify its directors and officers.

     The Company has entered into indemnification agreements with each of the directors of the Company. Pursuant to such agreements, the Company has agreed to indemnify and hold each such director harmless to the fullest extent permitted by law, from any loss, damage or liability incurred in the course of his respective service as a director of the Company. The amount paid by the Company is reducible by the amount of insurance paid to or on behalf of such director with respect to any event giving rise to indemnification. Each such director's right to indemnification survives his respective death or termination as director.

ITEM 21. EXHIBITS

     (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         3.1**           -- Restated Certificate of Incorporation of Rutherford-Moran
                            Oil Corporation
         3.2**           -- Bylaws of Rutherford-Moran Oil Corporation dated April 1,
                            1996
         3.3*            -- Certificate of Incorporation of Rutherford-Moran
                            Exploration Company
         3.4*            -- Bylaws of Rutherford-Moran Exploration Company
         3.5*            -- Certificate of Incorporation of Thai Romo Holdings, Inc.
         3.6*            -- Bylaws of Thai Romo Holdings, Inc.
         3.7*            -- Articles of Association of Thai Romo Limited
         4.1***          -- Indenture, dated as of September 29, 1997, between the
                            Registrant and Bank of Montreal Trust Company
         4.2***          -- Form of Note (contained in Exhibit 1 to Rule
                            144A/Regulation S Appendix of the Indenture filed as
                            Exhibit 4.1 hereto).
         4.3***          -- Registration Rights Agreement, dated as of September 29,
                            1997, between the Registrant and the Initial Purchasers
         5.1*            -- Opinion of Hughes & Luce, L.L.P.
        10.1**           -- Ministry of Industry Petroleum Concession dated August 1,
                            1991 awarded to Thai Romo, Thaipo and Maersk Oil.
        10.2**           -- Ministry of Industry Supplementary Petroleum Concession
                            (No. 1) to Petroleum Concession No. 1/2534/36 dated March
                            6, 1992, awarded to Maersk Oil (Thailand) Ltd. and Thaipo
                            Limited and Thai Romo Limited.
        10.3**           -- Ministry of Industry Supplementary Petroleum Concession
                            (No. 2) to Petroleum Concession No. 1/2534/36 dated
                            September 4, 1995, awarded to Thaipo Limited and Thai
                            Romo Limited.
        10.4**           -- Joint Operating Agreement effective as of March 3, 1995 among Thai Romo Limited, Thaipo Limited and The
                            Sophonpanich Co., Ltd.
        10.5**           -- Joint Operating Agreement dated August 1, 1991 among Thai
                            Romo, Thaipo, Maersk Oil and Sophonpanich
        10.6**           -- Gas Sales Agreement dated November 7, 1995 between
                            Petroleum Authority of Thailand, Thai Romo, Thaipo, and
                            Sophonpanich
        10.7*            -- First Amendment to the Gas Sales Agreement dated November
                            12, 1997 between Petroleum Authority of Thailand, B8/32
                            Partners Limited, Thaipo Limited, Thai Romo Limited and
                            Palang Sophon Limited
        10.8**           -- Bareboat Charter Agreement dated February 9, 1996 between
                            Tantawan Production B.V. and Tantawan Services, L.L.C.
        10.9**           -- Operating Agreement between SBM Marine Services Thailand
                            Ltd. and Tantawan Services, L.L.C. dated February 9,
                            1996.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.10**          -- Guaranty and Indemnity Agreement dated February 9, 1996, by Thai Romo to Tantawan Production B.V.
        10.11**          -- Guaranty and Indemnity Agreement dated February 9, 1996, by Thai Romo to SBM Marine Services Thailand Ltd.
        10.12**          -- 1996 Key Employee Stock Plan (and form of option and
                            stock agreements).
        10.13**          -- 1996 Non-Employee Director Stock Option Plan (and form of option agreement)
        10.14**          -- $150,000,000 Revolving Credit Agreement dated as of
                            September 20, 1996 with The Chase Manhattan Bank as
                            Lender and Agent.
        10.15****        -- Amended and Restated Revolving Credit Facility dated as of December 3, 1997 with The Chase Manhattan Bank as
                            Lender and Agent.
        12.1*            -- Computation of Deficit of Loss to Fixed Charges.
        21.1*            -- Subsidiaries of the Registrant.
        23.1*            -- Consent of Hughes & Luce, L.L.P. (contained in its
                            opinion filed as Exhibit 5.1 hereto).
        23.2****         -- Consent of KPMG Peat Marwick LLP
        23.3*            -- Consent of Ryder Scott Company
        24.1*            -- Power of Attorney (appearing on Signature Page).
        25.1*            -- Form T-1 Statement of Eligibility of Trustee.
        99.1*            -- Form of Letter of Transmittal and Notice of Guaranteed
                            Delivery.


---------------


   * Previously filed.


  ** Incorporated by reference from the Company's Registration Statement on Form
     S-1, as amended (File No. 333-4122).

 *** Incorporated by reference from the Company's Form 10-Q (File No.
     002-20849).


**** Filed herewith.


     (b) Financial Statement Schedules.

     None

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of December, 1997.


                                            RUTHERFORD-MORAN OIL CORPORATION


                                            By:     /s/ DAVID F. CHAVENSON

                                              ----------------------------------

                                                      David F. Chavenson


                                              Vice President and Chief Financial
                                                            Officer



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                      SIGNATURE                                      TITLE                         DATE
                      ---------                                      -----                         ----
                          *                                  Chairman of the Board          December 19, 1997
-----------------------------------------------------
                    John A. Moran

                          *                            President, Chief Executive Officer   December 19, 1997
-----------------------------------------------------  and Director (principal executive
                Patrick R. Rutherford                               officer)

                          *                             Executive Vice President, Chief     December 19, 1997
-----------------------------------------------------    Operating Officer and Director
                  Michael D. McCoy

                          *                                         Director                December 19, 1997
-----------------------------------------------------
                    Howard Gittis

                          *                                         Director                December 19, 1997
-----------------------------------------------------
                   Jere W. McKenny

                          *                                         Director                December 19, 1997
-----------------------------------------------------
                    Harry C. Lee

                          *                                         Director                December 19, 1997
-----------------------------------------------------
                 Chote Sophonpanich

                          *                            Vice President and Chief Financial   December 19, 1997
-----------------------------------------------------     Officer (principal financial
                 David F. Chavenson                     officer and principal accounting
                                                                    officer)

             *By: /s/ DAVID F. CHAVENSON                                                    December 19, 1997
  -------------------------------------------------
                 David F. Chavenson
                  Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of December, 1997.


                                            RUTHERFORD-MORAN EXPLORATION
                                            COMPANY


                                            By:     /s/ DAVID F. CHAVENSON

                                              ----------------------------------

                                                      David F. Chavenson


                                                    Treasurer and Director



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                      SIGNATURE                                      TITLE                         DATE
                      ---------                                      -----                         ----

                          *                                  Chairman of the Board          December 19, 1997
-----------------------------------------------------
                    John A. Moran

                          *                            President and Director (principal    December 19, 1997
-----------------------------------------------------          executive officer)
                Patrick R. Rutherford

                          *                             Vice President and Secretary and    December 19, 1997
-----------------------------------------------------               Director
                  Michael D. McCoy

                          *                            Treasurer and Director (principal    December 19, 1997
-----------------------------------------------------   financial officer and principal
                 David F. Chavenson                           accounting officer)

             *By: /s/ DAVID F. CHAVENSON                                                    December 19, 1997
  ------------------------------------------------
                 David F. Chavenson
                  Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of December, 1997.


                                            THAI ROMO HOLDINGS, INC.


                                            By:     /s/ DAVID F. CHAVENSON


                                              ----------------------------------

                                                      David F. Chavenson


                                                    Treasurer and Director



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                      SIGNATURE                                      TITLE                         DATE
                      ---------                                      -----                         ----

                          *                                  Chairman of the Board         December 19, 1997
-----------------------------------------------------
                    John A. Moran

                          *                            President and Director (principal   December 19, 1997
-----------------------------------------------------          executive officer)
                Patrick R. Rutherford

                          *                             Vice President and Secretary and   December 19, 1997
-----------------------------------------------------               Director
                  Michael D. McCoy

                          *                            Treasurer and Director (principal   December 19, 1997
-----------------------------------------------------   financial officer and principal
                 David F. Chavenson                           accounting officer)

             *By: /s/ DAVID F. CHAVENSON                                                   December 19, 1997
  ------------------------------------------------
                 David F. Chavenson
                  Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 19th day of December, 1997.


                                            THAI ROMO LIMITED


                                            By:     /s/ DAVID F. CHAVENSON

                                              ----------------------------------

                                                      David F. Chavenson
                                                           Director



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                          *                                      Director             December 19, 1997
-----------------------------------------------------      (principal executive
                Patrick R. Rutherford                            officer)

                          *                                      Director             December 19, 1997
-----------------------------------------------------
                    John A. Moran

                          *                                      Director             December 19, 1997
-----------------------------------------------------  principal financial officer
                 David F. Chavenson                      and principal accounting
                                                                 officer)

                          *                                      Director             December 19, 1997
-----------------------------------------------------
                  Michael D. McCoy

             *By: /s/ DAVID F. CHAVENSON                                              December 19, 1997
  ------------------------------------------------
                 David F. Chavenson
                  Attorney-in-fact

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         3.1**           -- Restated Certificate of Incorporation of Rutherford-Moran
                            Oil Corporation
         3.2**           -- Bylaws of Rutherford-Moran Oil Corporation dated April 1,
                            1996
         3.3*            -- Certificate of Incorporation of Rutherford-Moran
                            Exploration Company
         3.4*            -- Bylaws of Rutherford-Moran Exploration Company
         3.5*            -- Certificate of Incorporation of Thai Romo Holdings, Inc.
         3.6*            -- Bylaws of Thai Romo Holdings, Inc.
         3.7*            -- Articles of Association of Thai Romo Limited
         4.1***          -- Indenture, dated as of September 29, 1997, between the
                            Registrant and Bank of Montreal Trust Company
         4.2***          -- Form of Note (contained in Exhibit 1 to Rule
                            144A/Regulation S Appendix of the Indenture filed as
                            Exhibit 4.1 hereto).
         4.3***          -- Registration Rights Agreement, dated as of September 29,
                            1997, between the Registrant and the Initial Purchasers
         5.1*            -- Opinion of Hughes & Luce, L.L.P.
        10.1**           -- Ministry of Industry Petroleum Concession dated August 1,
                            1991 awarded to Thai Romo, Thaipo and Maersk Oil.
        10.2**           -- Ministry of Industry Supplementary Petroleum Concession
                            (No. 1) to Petroleum Concession No. 1/2534/36 dated March
                            6, 1992, awarded to Maersk Oil (Thailand) Ltd. and Thaipo
                            Limited and Thai Romo Limited.
        10.3**           -- Ministry of Industry Supplementary Petroleum Concession
                            (No. 2) to Petroleum Concession No. 1/2534/36 dated
                            September 4, 1995, awarded to Thaipo Limited and Thai
                            Romo Limited.
        10.4**           -- Joint Operating Agreement effective as of March 3, 1995 among Thai Romo Limited, Thaipo Limited and The
                            Sophonpanich Co., Ltd.
        10.5**           -- Joint Operating Agreement dated August 1, 1991 among Thai
                            Romo, Thaipo, Maersk Oil and Sophonpanich
        10.6**           -- Gas Sales Agreement dated November 7, 1995 between
                            Petroleum Authority of Thailand, Thai Romo, Thaipo, and
                            Sophonpanich
        10.7*            -- First Amendment to the Gas Sales Agreement dated November
                            12, 1997 between Petroleum Authority of Thailand, B8/32
                            Partners Limited, Thaipo Limited, Thai Romo Limited and
                            Palang Sophon Limited
        10.8**           -- Bareboat Charter Agreement dated February 9, 1996 between
                            Tantawan Production B.V. and Tantawan Services, L.L.C.
        10.9**           -- Operating Agreement between SBM Marine Services Thailand
                            Ltd. and Tanatawan Services, L.L.C. dated February 9,
                            1996.
        10.10**          -- Guaranty and Indemnity Agreement dated February 9, 1996, by Thai Romo to Tantawan Production B.V.
        10.11**          -- Guaranty and Indemnity Agreement dated February 9, 1996, by Thai Romo to SBM Marine Services Thailand Ltd.
        10.12**          -- 1996 Key Employee Stock Plan (and form of option and
                            stock agreements).
        10.13**          -- 1996 Non-Employee Director Stock Option Plan (and form of option agreement).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.14**          -- $150,000,000 Revolving Credit Agreement dated as of
                            September 20, 1996 with The Chase Manhattan Bank as
                            Lender and Agent.
        10.15****        -- Amended and Restated Revolving Credit Facility dated as of December 3, 1997 with The Chase Manhattan Bank as
                            Lender and Agent.
        12.1*            -- Computation of Deficit of Loss to Fixed Charges.
        21.1*            -- Subsidiaries of the Registrant.
        23.1*            -- Consent of Hughes & Luce, L.L.P. (contained in its
                            opinion filed as Exhibit 5.1 hereto).
        23.2****         -- Consent of KPMG Peat Marwick LLP
        23.3*            -- Consent of Ryder Scott Company
        24.1*            -- Power of Attorney (appearing on Signature Page).
        25.1*            -- Form T-1 Statement of Eligibility of Trustee.
        99.1*            -- Form of Letter of Transmittal and Notice of Guaranteed
                            Delivery.


---------------


   * Previously filed.


  ** Incorporated by reference from the Company's Registration Statement on Form
     S-1, as amended (File No. 333-4122).

 *** Incorporated by reference from the Company's Form 10-Q (File No.
     002-20849).


**** Filed herewith.